Exhibit 10.1

Credit Agreement

Dated as of November 19, 2010

By and Among

Cornerstone Healthcare Plus Operating Partnership, L.P.,
as the Borrower

the Lenders from time to time parties hereto,
as Lenders

and

KeyBank National Association,
as Lead Arranger, a Lender and Agent

Page

ARTICLE 1.	DEFINITIONS.	1

Section 1.1	Defined Terms	1

Section 1.2	GAAP	18

ARTICLE 2.	REVOLVING CREDIT COMMITMENTS; REVOLVING CREDIT LOANS	18

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(continued)

Page

ARTICLE 3.	REPRESENTATIONS AND WARRANTIES	30

ARTICLE 4.	CONDITIONS TO THE LOANS	35

Section 4.1	Conditions to Initial Loan(s)	35

Section 4.2	Conditions to All Loans	38

ARTICLE 5.	DELIVERY OF FINANCIAL REPORTS, DOCUMENTS AND OTHER INFORMATION	39

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(continued)

		Page

Section 5.7	Business Plan and Projections	41

Section 5.8	USA Patriot Act Reports	41

Section 5.9	Accountants’ Reports	41

Section 5.10	Copies of Documents	41

Section 5.11	Notices of Defaults	42

Section 5.12	ERISA Notices and Requests	42

Section 5.13	Additional Information	42

ARTICLE 6.	AFFIRMATIVE COVENANTS	42

ARTICLE 7.	NEGATIVE COVENANTS	48

Section 7.1	Indebtedness	48

Section 7.2	Liens	48

Section 7.3	Guaranties	49

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(continued)

ARTICLE 8.	EVENTS OF DEFAULT	54

ARTICLE 9.	THE AGENT.	57

Section 9.1	Appointment, Powers and Immunities	57

Section 9.2	Reliance by Agent	58

Section 9.3	Events of Default	58

Section 9.4	Rights as a Lender	58

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(continued)

		Page

Section 9.5	Indemnification	59

Section 9.6	Non-Reliance on Agent and other Lenders	59

Section 9.7	Failure to Act	59

Section 9.8	Resignation or Removal of Agent	60

Section 9.9	Sharing of Payments	60

ARTICLE 10.	MISCELLANEOUS PROVISIONS	61

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(continued)

Page

Exhibit A	-	Form of Revolving Credit Note
Exhibit B	-	Form of Guaranty Agreement
Exhibit C	-	Form of Mortgage Agreement
Exhibit D	-	Form of Compliance Certificate
Exhibit E	-	Form of Borrowing Base Certificate
Exhibit F	-	Form of Assignment and Acceptance
Exhibit G	-	Form of Borrowing Notice (Borrowing)
Exhibit H	-	Form of Borrowing Notice (Conversion)

Schedule 3.1		Organization; Capitalization; Subsidiaries
Schedule 3.6		Judgments, Actions, Proceedings
Schedule 3.7		Defaults
Schedule 3.8		Burdensome Documents
Schedule 3.13		Name Changes; Mergers Acquisitions
Schedule 3.16		ERISA
Schedule 6.16		Existing Rights of First Refusal
Schedule 7.1		Permitted Indebtedness
Schedule 7.2		Permitted Liens
Schedule 7.3		Permitted Guaranties

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Credit Agreement

This Credit Agreement dated as of November 19, 2010 (as amended or supplemented from time to time hereafter, this “Agreement”), is by and among, Cornerstone Healthcare Plus Operating Partnership, L.P., a Delaware limited partnership (“Borrower”); KeyBank National Association, a national banking association, as Administrative Agent for the Lenders (in such capacity, together with its successors in such capacity, the “Agent”); and the several financial institutions from time to time party to this Agreement, as Lenders (hereinafter referred to as “Lenders” or “Banks”);

Recitals:

The Lenders have agreed to make available to the Borrower various Revolving Credit Loans (as defined below) upon the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

Article 1.	Definitions.

Section 1.1	Defined Terms.

As used in this Agreement, the following terms shall have the following meanings:

“Account” – that certain deposit account (Account Number 359683023576) established by Borrower at KeyBank National Association.

“Acquisition” – the acquisition of title to an Eligible Facility by any Subsidiary Guarantor.

“Acquisition Date” – the date (a) of any Acquisition of any Eligible Facility by any Subsidiary Guarantor and (b) all other conditions set forth in Section 4 with respect to advance of Loan proceeds with respect to such Acquisition have been satisfied.

“Advance Rate” - fifty-five percent (55%).

“Advance Value” - fifty-five percent (55%) of any individual Eligible Asset’s Appraised Value,  provided, however, that, upon Borrower achieving and maintaining Total Asset Value of $150,000,000 or more, the Advance Value will be one hundred percent (100%) of such Eligible Asset’s Appraised Value.

“Advisor” – Cornerstone Leveraged Fund Advisors, LLC, a Delaware limited liability company.

“Additional Costs” - as defined in subsection 2.18(b) hereof.

“Affected Loans” - as defined in Section 2.21 hereof.

“Affected Type” - as defined in Section 2.21 hereof

“Affiliate” - as to any Person, any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event: (a) any Person that owns directly or indirectly ten (10%) percent or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or ten (10%) percent or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person; and (b) each ten (10%) percent or more shareholder, each director and executive officer of any Loan Party shall be deemed to be an Affiliate of such Loan Party.

“Agent” – as defined in the introductory paragraph hereof.

“Alternate Base Rate” - for any day, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the greatest of (i) the rate of interest established by KeyBank National Association, from time to time, as its "prime rate,” whether or not publicly announced, which interest rate may or may not be the lowest rate charged by it for commercial loans or other extensions of credit; (ii) the Federal Funds Rate in effect from time to time, determined one Business Day in arrears, plus 1/2 of 1% per annum; and (iii) the then-applicable interest rate for LIBOR Loans, plus 1.00% per annum.

“Applicable Margin” - as at any date of determination, with respect to LIBOR Loans or Base Rate Loans, Four and No/100 (4.00%) percent per annum.

“Application Fee” - as defined in subsection 2.7(c) hereof.

“Appraisal” - an appraisal providing an assessment of the fair market value of a Property (whether appraised on a stand-alone basis or “in bulk” together with similar Properties) which is independently and impartially prepared by an MAI appraiser having substantial experience in the appraisal of health care facilities and conforming to Uniform Standards of Professional Appraisal Practice adopted by the Appraisal Standards Board of the Appraisal Foundation.

“Appraised Value” - with respect to any Facility or Property comprised of real estate, the value (based upon the lesser of cost or value) of such Facility or Property reflected in the most recent Appraisal prepared with respect to such Facility or Property.

“Assessment Rate” - at any time, the rate (rounded upwards, if necessary, to the nearest 1/100 of one (1%) percent) then charged by the Federal Deposit Insurance Corporation (or any successor) to the Agent for deposit insurance for Dollar time deposits with the Agent at its Principal Office.

“Assigned Credit Advance Value” – with respect to each Eligible Facility, the amount of that portion of the Revolving Credit Loan advanced hereunder for the Acquisition of such Eligible Facility together with all accrued and unpaid interest and fees thereon.

“Assignment and Acceptance” - an agreement in the form of Exhibit F hereto.

“Bank(s)” - the meaning specified in the introductory paragraph hereto.

“Bankruptcy Code” - Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate Loans” - Loans that bear interest at a rate based upon the Alternate Base Rate.

“Borrower” – as defined in the introductory paragraph hereof.

“Borrowing Base” - shall mean as of any time the same is to be determined an amount equal to the lesser of (a) the product of the Advance Rate multiplied by the Appraised Value of each Eligible Facility at the time of the respective Acquisition Date therefor, which shall be based on an Appraisal acceptable to the Agent in its reasonable discretion, or (b) an amount which results in a 1.60 to 1.00 debt service coverage based upon the following assumed factors:  (i) the stabilized pro forma Net Operating Income developed by the Agent for the Eligible Facilities, (ii) interest payable hereunder at the pro forma Implied Interest Rate and (iii) amortization payable under a thirty (30) year amortization schedule.

Notwithstanding the foregoing, any Facility meeting the following criteria will not be included in the Borrowing Base:  (a) the Operator or any Substantial Tenant of such Facility is bankrupt, insolvent or is otherwise the subject of any proceedings similar in nature to those set forth in Section 8.6 hereof, (b) the Operator or any Substantial Tenant of such Facility is more than ninety (90) days past due on its obligations of any lease pertaining to such Facility (without giving effect to any waivers granted by the applicable lessor or amendments to such lease) unless otherwise consented to by Agent (in its sole discretion) with respect to Operators or Substantial Tenants that are Affiliates of the Borrower, (c) such Facility ceases to be an Eligible Facility, and (d) any Eligible Facility removed from the Borrowing Base pursuant to the terms of Section 7.7 hereof.

The Borrowing Base shall be adjusted promptly upon each Acquisition or Disposition upon receipt of each Borrowing Base Certificate to reflect such additions or deletions of Eligible Facilities and other adjustments as set forth in this Agreement.

“Borrowing Base Certificate” – the certificate in the form of Exhibit E hereto which is required to be delivered from time to time to Agent and Lenders in accordance with Section 4.2(a) and Article 5 hereof.

“Borrowing Notice” - as applicable, a written notice with respect to each termination or reduction of the Revolving Credit Commitments, each borrowing (substantially in the form of Exhibit G), conversion (substantially in the form of Exhibit H), repayment and prepayment of each Revolving Credit Loan and of the duration of each Interest Period applicable to each LIBOR Loan.

“Business Day” - any day other than Saturday, Sunday or any other day on which commercial Lenders in the States of Ohio or New York are authorized or required to close under the laws of such States.

“Capital Expenditures” - for any period, the aggregate amount of all payments made or to be made during such period by any Person directly or indirectly for the purpose of acquiring, constructing or maintaining fixed assets, real property or equipment that, in accordance with GAAP, would be added as a debit to the fixed asset account of such Person, including, without limitation, all amounts paid or payable during such period with respect to Capitalized Lease Obligations and interest that are required to be capitalized in accordance with GAAP.

“Capitalized Lease” - any lease, the obligations to pay rent or other amounts under which constitute Capitalized Lease Obligations.

“Capitalized Lease Obligations” - as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash” or “Cash Equivalents” - assets properly classified as “marketable securities”, “cash”, “cash equivalents” or “short term investments” under GAAP.

“CERCLA” - the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. §9601, et seq.

“Closing Date” - the date on which all such conditions precedent set forth in Section 4.1 and otherwise to initial funding of the Revolving Credit Loans have been satisfied or waived in writing by the Agent and the Lenders

“Code” - the Internal Revenue Code of 1986, as it may be amended from time to time, and the regulations promulgated thereunder.

“Collateral Document” – each Mortgage, security agreement, pledge, UCC financing statement and other document or instrument creating, perfecting or otherwise pertaining to Liens and security interests from Borrower and/or each Subsidiary Guarantor in favor of Agent securing the Obligations hereunder and under each other Loan Document.

“Compliance Certificate” - a certificate in the form of Exhibit D annexed hereto, executed by a Responsible Officer of each of Parent Guarantor and Borrower to the effect that, to such Responsible Officers’ knowledge (after due inquiry into the matters being certified): (a) as of the effective date of the certificate, no Default or Event of Default under this Agreement exists or would exist after giving effect to the action intended to be taken by the Borrower as described in such certificate, including, without limitation, that the covenants set forth in Section 6.9 and Section 7.11 hereof would not be breached after giving effect to such action, together with a calculation in reasonable detail, and in form and substance satisfactory to the Agent, of such compliance, and (b) the representations and warranties contained in Article 3 hereof are true and with the same effect as though such representations and warranties were made on the date of such certificate, except for changes in the ordinary course of business none of which, either singly or in the aggregate, have had a Material Adverse Effect.

“Computation Period” means, (a) for the fiscal quarter ending on March 31, 2011, the three (3) consecutive months ending on March 31, 2011, (b) for the fiscal quarter ending on June 30, 2011, the two (2) fiscal quarters ending on June 30, 2011, (c) for the fiscal quarter ending on September 30, 2011, the three (3) consecutive fiscal quarters ending on September 30, 2011, (d) for the fiscal quarter ending on December 31, 2011, the four (4) consecutive fiscal quarters ending on December 31, 2011 and (e) for each fiscal quarter thereafter, each period of preceding four (4) consecutive fiscal quarters.

“Consolidated Indebtedness” – as of any date of determination, the total amount of all Indebtedness of the Parent Guarantor and its Subsidiaries as of such time, all as determined in accordance with GAAP consistently applied.

“Consolidated Net Worth” – at any time, the consolidated stockholders equity of the Parent Guarantor and its Subsidiaries, all as determined in accordance with GAAP consistently applied.

“Consolidated Total Assets” - on any date, the consolidated total assets of the Parent Guarantor and its Subsidiaries, as such amount would appear on a consolidated balance sheet of the Parent Guarantor prepared as of such date in accordance with GAAP.

“Controlled Group” - all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Cornerstone REIT, are treated as a single employer under Section 414(b), 414(c) or 414(m) of the Code and Section 4001 (a)(2) of ERISA.

“Cornerstone REIT” – Cornerstone Healthcare Plus REIT, Inc., a Maryland corporation.

“Credit Period” - the period commencing on the date of this Agreement and ending on the Revolving Credit Commitment Termination Date.

“Debt Instrument” - as defined in subsection 8A(a) hereof.

“Debt Service Coverage Ratio” - for any period, the ratio of (i) Modified Funds From Operations of Borrower (as defined by the National Association of Real Estate Investment Trusts as in effect on the Closing Date), to (ii) principal payments due on the Borrowers’ long-term Indebtedness during the period measured, plus the Borrowers’ Interest Expense (including any payments in connection with any Interest Rate Contract), as determined in accordance with GAAP.

“Default” - an event which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” - any Lender which is a Funds Defaulting Lender and/or an Insolvency Defaulting Lender.

“Disposition” - the sale, lease, conveyance, transfer or other disposition of any Eligible Facility (whether in one or a series of transactions), including accounts and notes receivable (with or without recourse), refinancing transactions and sale-leaseback transactions other than to an Affiliate.

“Dollars” and “$” - lawful money of the United States of America.

“EBITDA” - for any period, with respect to the Parent Guarantor on a consolidated basis, determined in accordance with GAAP, the sum of net income (or net loss) for such period plus, the sum of all amounts treated as expenses for: (a) interest, (b) depreciation, (c) amortization, including, but not limited to, amortization of loan expenses and stock-based compensation, (d) all accrued taxes on or measured by income to the extent included in the determination of such net income (or net loss), (e) provision for loan losses, and (f) losses on extinguishment of debt, minus gains on extinguishment of debt, provided, however, that net income (or net loss) shall be computed without giving effect to extraordinary losses or gains.

“Eligible Assignee” - a commercial bank or other financial institution (other than a Defaulting Lender) having a combined capital and surplus of at least One Hundred Million ($100,000,000) Dollars.

“Eligible Facility” – any Facility located in any of the fifty (50) states of the United States of America or the District of Columbia that, as determined by the Agent in its reasonable discretion:  (a) is owned by a Subsidiary Guarantor (or, if such Facility is owned by a Joint Venture, at least eighty percent (80%) of the Equity Interests in such Joint Venture are owned by a Subsidiary Guarantor so long as such Subsidiary Guarantor is the managing member or general partner of such Joint Venture), (b) has had an average occupancy rate of at least eighty percent (80%) for the three (3) month period immediately preceding the Acquisition Date for such Facility, (c) is (or, immediately after giving effect to the Acquisition thereof, will be) free and clear of any adverse Environmental Liabilities, (d) is not (or, immediately after giving effect to the Acquisition thereof, will not be) encumbered by any Liens other than Permitted Liens, (e) if all or a substantial portion of such Facility is leased to a third party tenant (or a group of tenants that are Affiliates) such lease(s) have a remaining term ending not earlier than five (5) years after the Revolving Credit Commitment Termination Date, (f) if such facility is leased to an Operator or a Substantial Tenant, such lessee has and maintains all licenses and approvals necessary to operate such Facility, and (g) is otherwise reasonably acceptable to Agent.

“Employee Benefit Plan” - any employee benefit plan within the meaning of Section 3(3) of ERISA which is subject to ERISA and (a) is maintained for employees of the Parent Guarantor or Borrower, or (b) with respect to which any Loan Party has any liability.

“Environmental Audit” means a Phase One environmental site assessment (the scope and performance of which meets or exceeds the then most current ASTM Standard Practice E1527-93 Standard Practice for Environmental Site Assessments: Phase One Environmental Site Assessment Process) of each Eligible Facility.

“Environmental Laws and Regulations” - all federal, state and local environmental laws, regulations, ordinances, orders, judgments and decrees applicable to the Borrower or any other Loan Party, or any of their respective assets or properties.

“Environmental Liability” - any liability under any applicable Environmental Laws and Regulations for any disposal, release or threatened release of a hazardous substance pollutant or contaminant as those terms are defined under CERCLA, and any liability which would require a removal, remedial or response action, as those terms are defined under CERCLA, by any person or by any environmental regulatory body having jurisdiction over the Parent Guarantor and its Subsidiaries and/or any liability arising under any Environmental Laws and Regulations for the Parent Guarantor’s or any Subsidiary’s failure to comply with such laws and regulations, including without limitation, the failure to comply with or obtain any applicable environmental permit.

“Environmental Proceeding” - any judgment, action, proceeding or investigation pending before any court or governmental authority, with respect to the Parent Guarantor or any Subsidiary and arising under or relating to any Environmental Laws and Regulations.

“Equity Interests” - the membership interests, partnership interests, capital stock of any class or any other equity interest of any Person and options, warrants and other rights to acquire membership interests, partnership interests, capital stock of any class or any other equity interest of such Person.

“ERISA” - the Employee Retirement Income Security Act of 1974, as it may be amended from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate” - as applied to any Loan Party, any corporation, person or trade or business which is a member of a group which is under common control with any Loan Party, who together with any Loan Party, is treated as a single employer within the meaning of Section 4l4(b) - (o) of the Code and, if applicable, Section 4001(a)(l4) and (b) of ERISA.

“Event of Default” - as defined in Article 8 hereof.

“Extension Fee” - as defined in subsection 2.24 hereof.

“Facility” – (a) a health care facility offering health care-related products and services, including but not limited to any medical office building, skilled nursing facility, or independent or assisted living facility, and (b) any other real property acceptable to Agent in its sole discretion.

“Facility Fee” - as defined in subsection 2.7(b) hereof.

“Facility Fee Percentage” – Twenty-Five/100 of One Percent (0.25%) per annum.

“Federal Funds Rate” - for any day, the weighted average of the rates on overnight federal funds transactions with member Lenders of the Federal Reserve System arranged by federal funds brokers as published by the Federal Reserve Bank of New York for such day, or if such day is not a Business Day, for the next preceding Business Day (or, if such rate is not so published for any such day, the average rate charged to the Agent on such day on such overnight transactions as reasonably determined by the Agent).

“Fee(s)” - as defined in subsection 2.7(d) hereof.

“Financial Statements” - with respect to Parent Guarantor, its audited Consolidated Balance Sheet as at December 31, 2009, together with the related audited Consolidated Income Statement and Statement of Changes in Cash Flow for the fiscal year then ended.

“Funds Defaulting Lender” - any Lender that (a) other than at the direction or request of any regulatory agency or authority, defaults in its obligation to fund any Revolving Credit Loan, (b) has notified Borrower or Agent in writing, or has made a public statement, that it does not intend to comply with its obligation to fund any Revolving Credit Loan or its pro rata share of any payment under Section 9.5, (c) has failed to confirm that it will comply with its obligation to fund any Revolving Credit Loan or its pro rata share of any payment under Section 9.5 within five (5) Business Days after written request for such confirmation from Agent (which request may only be made after all conditions to funding have been satisfied);  provided that such Lender shall cease to be a Funds Defaulting Lender upon receipt of such confirmation by Administrative Agent, or (d) has failed to pay to Administrative Agent or any other Lender any amount (other than its portion of any Revolving Loan or amounts required to be paid under Section 9.7 or any other amount that is de minimis) due under any Loan Document within five (5) Business Days of the date due, unless, in case of each of (a), (b), (c) and (d) above, such amount is the subject of a good faith dispute.

“Future Commitment” - as defined in subsection 2.23(d) hereof.

“GAAP” - generally accepted accounting principles in the United States in effect from time to time.

“Governmental Authority” - any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Gross Issuance Proceeds” - in respect of any issuance of Indebtedness or equity, the gross proceeds in Cash received by Parent Guarantor or any of its Subsidiaries upon or simultaneously with such issuance.

“Guarantor” – Cornerstone REIT as Parent Guarantor and each Subsidiary Guarantor.

“Guaranty” – the Guaranty Agreement from Parent Guarantor and each Person that is, from time to time, a Subsidiary Guarantor, in the form of Exhibit B attached hereto.

“Hazardous Materials” - any toxic chemical, hazardous substances, contaminants or pollutants, medical wastes, infectious wastes, or hazardous wastes which have not been remediated in accordance with applicable Environmental Laws and Regulations.

“Implied Interest Rate” - the interest rate that is the greater of (i) Seven and No/100 percent (7.00)% per annum or (ii) the rate (as reasonably estimated by Agent on the Acquisition Date, the methodology and calculation of which will be provided to Borrower upon request from time to time) to be the current interest rate required by the secondary market to finance an asset similar to an Eligible Facility, or as the context may require, the Eligible Facilities.

“Indebtedness” - with respect to any Person, all: (a) liabilities or obligations, direct and contingent, which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person at the date as of which Indebtedness is to be determined, including, without limitation, contingent liabilities that in accordance with such principles, would be set forth in a specific Dollar amount on the liability side of such balance sheet, and Capitalized Lease Obligations of such Person; (b) liabilities or obligations of others for which such Person is directly or indirectly liable, by way of guaranty (whether by direct guaranty, suretyship, discount, endorsement, take-or-pay agreement, agreement to purchase or advance or keep in funds or other agreement having the effect of a guaranty) or otherwise; (c) liabilities or obligations secured by Liens on any assets of such Person, whether or not such liabilities or obligations shall have been assumed by it; (d) liabilities or obligations of such Person, direct or contingent, with respect to letters of credit issued for the account of such Person and bankers acceptances created for such Person; and (e) monetary obligations of such Person under a so-called synthetic lease, off-balance sheet or tax retention lease or under an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Insolvency Defaulting Lender” - any Lender that (a) has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent, (b) becomes the subject of an insolvency, bankruptcy, dissolution, liquidation or reorganization proceeding, or (c) becomes the subject of an appointment of a receiver, intervenor or conservator under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; provided, however, that a Lender shall not be an Insolvency Defaulting Lender solely by virtue of the ownership or acquisition by a Governmental Authority or an instrumentality thereof of any Equity Interests in such Lender or a parent company thereof, unless, in the case of each of the foregoing, the Borrower and the Agent shall determine in their sole and absolute discretion the such Lender intends and is able (and has all necessary approvals and authority) to continue to perform its obligations under and in accordance with the Loan Documents.

“Intercompany Notes” – promissory notes from time to time from each Subsidiary Guarantor payable to Borrower (and endorsed in blank (as to payee) and delivered to Agent) in the amount of such Subsidiary Guarantor’s Assigned Credit Advance Value.

“Interest Expense” - for any period, on a combined basis, the sum of all interest paid or payable (excluding unamortized debt issuance costs) on all items of Indebtedness of the Borrower outstanding at any time during such period.

“Interest Period” - with respect to any LIBOR Loan, each period commencing on the date such Loan is made or converted from a Loan or Loans of another Type into a LIBOR Loan, or the last day of the next preceding Interest Period with respect to such Loan, and ending on the same day one (1) month thereafter, as the Borrower may select as provided in Section 2.2 hereof, except that each such Interest Period which commences on the last LIBOR Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last LIBOR Business Day of the appropriate subsequent calendar month.

Notwithstanding the foregoing: (a) each Interest Period that would otherwise end on a day which is not a LIBOR Business Day shall end on the next succeeding LIBOR Business Day (or, if such next succeeding LIBOR Business Day falls in the next succeeding calendar month, on the next preceding LIBOR Business Day); (b) no more than seven (7) Interest Periods for LIBOR Loans shall be in effect at the same time; (c) any Interest Period that commences before the Revolving Credit Commitment Termination Date shall end no later than the Revolving Credit Commitment Termination Date; and (d) notwithstanding clause (c) above, no Interest Period shall have a duration of less than one month.  In the event that the Borrower fail to select the duration of any Interest Period for any LIBOR Loan within the time period and otherwise as provided in Section 2.2 hereof, such LIBOR Loans will be automatically converted into a Base Rate Loan on the last day of the preceding Interest Period for such LIBOR Loan.

“Interest Rate Contracts” - interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate insurance and other agreements or arrangements designed to provide protection against fluctuation in interest rates, in each case, in form and substance satisfactory to the Agent and, in each case, with counter-parties satisfactory to the Agent.

“Investments” – all investments, in cash or by delivery of property made, directly or indirectly, (i) in any Person, whether by acquisition of Equity Interests, Indebtedness or other obligations or securities or by loan, advance, guaranty, capital contribution or otherwise, or (ii) in any assets or Property.

“Joint Venture” – a partnership, limited liability company, corporation, joint venture or trust (other than a Subsidiary) in which the Parent Guarantor, Borrower and/or its Subsidiaries (or any combination thereof) own less than 100% of the Equity Interests.

“Late Charge” - as defined in subsection 2.6(d) hereof.

“Latest Balance Sheet” - as defined in subsection 3.9(a) hereof.

“Lease Rental Expense” - for any period and with respect to any Facility, the total amount payable during such period by any third party lessee of such Facility to any Loan Party, including, without limitation, (a) base rent (as adjusted from time to time), plus (b) all incremental charges to which the Facility is subject under the lease relating thereto.

“Lender(s)” - the meaning specified in the introductory paragraph hereto.

“Lending Office” - with respect to each Lender, with respect to each Type of Loan, the Lending Office as designated for such Type of Loan below its name on the signature pages hereof or such other office of such Lender or of an affiliate of such Lender as it may from time to time specify to the Agent and the Borrower as the office at which its Loans of such Type are to be made and maintained.

“LIBOR Base Rate” - with respect to any LIBOR Loan, for any Interest Period therefor, the greater of (a) the rate per annum, calculated to five (5) decimal points, appearing on the Screen at approximately 11:00 a.m. London time (or as soon thereafter as practicable) two (2) LIBOR Business Days prior to the first day of such Interest Period, as “LIBOR” for deposits denominated in Dollars with a maturity comparable to such Interest Period or (b) two and no/100 percent (2.0%).  In the case of any borrowing of a LIBOR Loan where such rate is not available at such time in accordance with the preceding sentence, then the LIBOR Base Rate with respect to any such borrowing for such Interest Period shall be the rate at which Dollar deposits for a maturity comparable to such Interest Period are offered by the principal office of a leading bank in the London interbank market as selected by the Agent at approximately 11 :00 a.m. London time (or as soon thereafter as practicable) two (2) LIBOR Business Days prior to the first day of such Interest Period.

“LIBOR Business Day” - a Business Day on which dealings in Dollar deposits are earned out in the London interbank market.

“LIBOR Loan(s)” - any Loan the interest on which is determined on the basis of rates referred to in the definition of “LIBOR Rate” in this Article 1.

“LIBOR Rate” - for any LIBOR Loan for any Interest Period therefor, the greater of (a) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of one (l%) percent) determined by the Agent to be equal to: (a) the LIBOR Base Rate for such Loan for such Interest Period; divided by (b) one (1) minus the Reserve Requirement for such Loan for such Interest Period, or (b) two percent (2.0%) per annum.  The Agent shall use its best efforts to advise the Borrower of the LIBOR Rate as soon as practicable after each change in the LIBOR Rate; provided, however, that the failure of the Agent to so advise the Borrower on anyone or more occasions shall not affect the rights of the Lenders or the Agent or the obligations of the Borrower hereunder.

“Lien” - any mortgage, deed of trust, pledge, security interest, encumbrance, lien, claim or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature of any of the foregoing, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.

“Loan(s)” - Revolving Credit Loans.  Loans of different Types made or converted from Loans of other Types on the same day (or of the same Type but having different Interest Periods) shall be deemed to be separate Loans for all purposes of this Agreement.

“Loan Documents” - this Agreement, the Notes, Interest Rate Contracts, Mortgages, other Collateral Document, any SNDA, and all other documents executed and delivered in connection herewith or therewith, including all amendments, modifications and supplements of or to all such documents.

“Loan Party” – each Guarantor and Borrower and any other Person (other than the Lenders and the Agent) which now or hereafter executes and delivers to any Lender or the Agent any Loan Document.

“Material Adverse Effect” - any fact or circumstance which (a) materially and adversely affects the business, operation, property or financial condition of the Borrower and any Guarantor taken as a whole, or (b) has a material adverse effect on the ability of the Borrower or any Guarantor to perform their respective obligations under this Agreement, the Notes or the other Loan Documents.

“Monthly Dates” - the first day of each month, the first of which shall be the first such day after the date of this Agreement, provided that, if any such date is not a LIBOR Business Day, the relevant Monthly Date shall be the next succeeding LIBOR Business Day (or, if the next succeeding LIBOR Business Day falls in the next succeeding calendar month, then on the next preceding LIBOR Business Day).

“Mortgage(s)” – any mortgage, deed of trust, deed to secure debt or similar document encumbering real property constituting a Eligible Facility for which any Loan Party is the mortgagor, grantor or trustor, as the case may be, substantially in the form of Exhibit C attached hereto (as revised to comply with local law and practice).

“Multiemployer Plan” - a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any ERISA Affiliate is making, or is accruing an obligation to make, contributions or has made, or been obligated to make, contributions within the preceding six (6) years.

“Net Asset Sale Proceeds” - with respect to any Disposition or refinancing of any Eligible Facility an amount equal to:  (a) the sum of cash payments received by Borrower or any Subsidiary Guarantor from such sale or refinancing, minus (b) any bona fide direct costs incurred in connection with such sale or refinancing, including (i) income or gains taxes paid or payable by the seller as a result of any gain recognized in connection with such sale or refinancing during the tax period applicable to the sale (after taking into account any available tax credits or deductions and any tax-sharing arrangements), (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Revolving Credit Loans) that is secured by a Lien on the assets in question and that is required to be repaid under the terms thereof as a result of such sale or refinancing, and (iii) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such sale undertaken by Borrower or any Subsidiary Guarantor in connection with such sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds.

“Net Insurance/Condemnation Proceeds” means an amount equal to:  (a) any cash payments or proceeds received by Borrower or any Subsidiary Guarantor (i) under any casualty, business interruption or “key man” insurance policies in respect of any covered loss thereunder, or (ii) as a result of the taking of any assets of Borrower or any Subsidiary Guarantor by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (b) (i) any actual and reasonable costs incurred by Borrower or any Subsidiary Guarantor in connection with the adjustment or settlement of any claims of Borrower or such Subsidiary Guarantor in respect thereof, and (ii) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (a)(ii) of this definition, including income taxes paid or payable as a result of any gain recognized in connection therewith (after taking into account any available tax credits or deductions and any tax-sharing arrangements).

“Net Issuance Proceeds” - in respect of any issuance of Indebtedness or equity, the proceeds in Cash received by Parent Guarantor or any of its Subsidiaries upon or simultaneously with such issuance, net of direct costs of such issuance and any taxes paid or payable by the recipient of such proceeds.

“New Type Loans” - as defined in Section 2.21 hereof.

“Non-Defaulting Lender” - each Lender other than an Insolvency Defaulting Lender or Funds Defaulting Lender.

“Note(s)” - a Revolving Credit Note.

“Obligations” - collectively, all of the indebtedness, liabilities and obligations of the Loan Parties to the Lenders and the Agent, whether now existing or hereafter arising, whether or not currently contemplated, including, without limitation, those arising under the Loan Documents.

“Operator” - the lessee of any Eligible Facility owned or leased by a Loan Party, to the extent that such entity controls the operation of such Eligible Facility.

“Origination Fee” - as defined in subsection 2.7(a) hereof.

“Payor” - as defined in Section 2.15 hereof.

“Parent Guarantor” – Cornerstone Healthcare Plus REIT, Inc.

“PBGC” - Pension Benefit Guaranty Corporation.

“Permitted Liens” - as to any Person: (a) pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws, social security laws, or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness of such Person), or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of Cash or United States Government Bonds to secure surety, appeal, performance or other similar bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent; (b) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens, or Liens arising out of judgments or awards against such Person with respect to which such Person at the time shall currently be prosecuting an appeal or proceedings for review; (c) Liens for taxes not yet subject to penalties for non-payment and Liens for taxes the payment of which is being contested as permitted by Section 6.6 hereof; (d) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of, others for rights of way, highways and railroad crossings, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties; (e) Liens securing the Obligations; (f) Liens of any lease to an Operator or Substantial Tenant approved by Agent;  (g) Liens incidental to the conduct of the business of such Person or to the ownership of such Person’s property that were not incurred in connection with Indebtedness of such Person, all of which Liens referred to in this clause (g) do not in the aggregate materially impair the value of the properties to which they relate or materially impair their use in the operation of the business taken as a whole of such Person; and (h) any Lien disclosed on any Title Policy and approved by Agent (such approval being evidenced by Agent’s agreement to permit such exception in the Agent’s title escrow instructions delivered in connection with the Acquisition of such Eligible Facility), and as to all the foregoing only to the extent arising and continuing in the ordinary course of business.

“Person” - an individual, a corporation, a limited liability company, a partnership, a joint venture, a trust or unincorporated organization, a joint stock company or other similar organization, a government or any political subdivision thereof, a court, or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Plan” - at any time an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either: (a) maintained by Cornerstone REIT or any member of the Controlled Group for employees of Cornerstone REIT, or by Cornerstone REIT for any other member of such Controlled Group, or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which Cornerstone REIT or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Post-Default Rate” - (a) in respect of any Loans, a rate per annum equal to: (i) if such Loans are Base Rate Loans, three (3%) percent above the Alternate Base Rate as in effect from time to time for Base Rate Loans, or (ii) if such Loans are LIBOR Loans, three (3%) percent above the rate of interest in effect thereon at the time of the Event of Default that resulted in the Post-Default Rate being instituted until the end of the then current Interest Period therefor and, thereafter, three (3%) above the Alternate Base Rate as in effect from time to time; and (b) in respect of other amounts payable by the Borrower hereunder (other than interest), equal to three (3%) above the Alternate Base Rate as in effect from time to time.

“Principal Office” - the principal office of the Agent presently located at 127 Public Square, Cleveland, Ohio 44114-1306.

“Projections” - the projections relating to Parent Guarantor and its Subsidiaries for the three (3) year period 2010-2012, including balance sheets, statements of operations and cash flows (together with related assumptions) as furnished by Parent Guarantor to the Agent.

“Property” - any estate or interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Regulation D” - Regulation D of the Board of Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time.

“Regulatory Change” - as to any Lender, any change after the date of this Agreement in United States federal, or state, or foreign, laws or regulations (including Regulation D and the laws or regulations that designate any assessment rate relating to certificates of deposit or otherwise (including the Assessment Rate if applicable to any Loan)) or the adoption or making after such date of any interpretations, directives or requests applying to a class of Lenders, including such Lender, of or under any United States federal, or state, or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“REIT Sub-Advisor” – Servant Healthcare Investments, LLC or such replacement as Agent shall, in its sole discretion, approve in writing.

“REIT Status” - with respect to any Person, (a) the qualification of such Person as a real estate investment trust under Sections 856 through 860 of the Code, and (b) the applicability to such Person and its shareholders of the method of taxation provided for in Sections 857 et seq. of the Code.

“Required Lenders” - at any time, subject to the terms of Section 2.23, Non-Defaulting Lenders holding or being responsible for 51% or more (or, if there are less than three (3) Non-Defaulting Lenders that are not Affiliates, 100%) of the sum of all Revolving Exposure and all unutilized Revolving Credit Commitments.

“Required Payment” - as defined in Section 2.15 hereof.

“Reserve Requirement” - for any LIBOR Loans for any quarterly period (or, as the case may be, shorter period) as to which interest is payable hereunder, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such period under Regulation D by member Lenders of the Federal Reserve System in New York City with deposits exceeding One Billion ($1,000,000,000) Dollars against “Eurocurrency liabilities” (as such term is used in Regulation D).  Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member Lenders by reason of any Regulatory Change against: (a) any category of liabilities which includes deposits by references to which the LIBOR Rate for LIBOR Loans is to be determined as provided in the definition of “LIBOR Base Rate” in this Article 1, or (b) any category of extensions of credit or other assets which include LIBOR Loans.

“Responsible Officer” of any Person means the chief executive officer, chief operating officer, chief financial officer, treasurer or chief accounting officer of such Person or any other officer of such Person involved principally in its financial administration or its controllership function.

“Revolving Credit Commitment” - as to each Lender, the obligation of such Lender to make Revolving Credit Loans in the aggregate amount set forth opposite such Lender’s name on the signature pages hereof under the caption “Revolving Credit Commitment” as such amount is subject to reduction in accordance with the terms hereof.

“Revolving Credit Commitment Termination Date” – November 18, 2012, or any later date established in accordance with Section 2.24 hereof.

“Revolving Credit Loan(s)” - as defined in Section 2.1 hereof.

“Revolving Credit Note(s)” - as defined in Section 2.4(a) hereof.

“Revolving Exposure” - with respect to any Lender as of any date, the sum as of such date of the outstanding principal balance of such Lender’s Revolving Credit Loans.

“Revolving Percentage” - as of any date and with respect to each Lender, the percentage equal to a fraction (i) the numerator of which is the Revolving Credit Commitment of such Lender on such date (or, if there are no Revolving Credit Commitments on such date, on the last date upon which one or more Revolving Credit Commitments were in effect), and (ii) the denominator of which is Total Revolving Credit Commitment on such date (or, if there are no Revolving Credit Commitments on such date, on the last date upon which one or more Revolving Credit Commitments were in effect).

“S&P” - Standard and Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc.

“Screen” - the relevant display page for LIBOR on the Reuter Monitor Money Rates Service, provided that if the Agent determines that there is no such relevant display page for LIBOR, “Screen” shall mean the relevant display page for LIBOR on the Dow Jones Market Service.

“SNDA” – with respect to any proposed Eligible Facility, a Subordination, Non-Disturbance and Attornment Agreement (or similar document) executed, at Agent’s request pursuant to Section 4.2, by such tenants (including, without limitation, any Operator or Substantial Tenant) of the proposed Eligible Facility as Agent shall request.

“Subsidiary” - with respect to any Person, any corporation, partnership, joint venture or other entity, whether now existing or hereafter organized or acquired: (a) in the case of a corporation, of which a majority of the securities having ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) are at the time owned by such Person and/or one or more Subsidiaries of such Person, (b) in the case of a partnership or other entity, in which such Person is a general partner or of which a majority of the partnership or other equity interests are at the time owned by such Person and/or one or more of its Subsidiaries, or (c) in the case of a joint venture, in which such Person is a joint venturer and of which a majority of the ownership interests are at the time owned by such Person and/or one or more of its Subsidiaries.  Unless the context otherwise requires, references in this Agreement to “Subsidiary” or “Subsidiaries” shall be deemed to be references to a Subsidiary or Subsidiaries of Parent Guarantor.

“Subsidiary Guarantor” – each direct or indirect Subsidiary (including any TRS) of Cornerstone REIT or Borrower that is the legal or beneficial owner of an Eligible Facility or is an Operator or Substantial Tenant of such Eligible Property and in each case that becomes a Guarantor hereunder pursuant to the terms of Section 4 hereof.

“Substantial Tenant” - any tenant that occupies thirty percent (30%) or more of any Facility’s total rentable area as determined by Agent in its reasonable discretion.

“Survey” – as set forth in Section 4.1(h).

“Terrorism Laws” - any of the following (a) Executive Order 13224 issued by the President of the United States, (b) the Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S. Code of Federal Regulations), (c) the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the U.S. Code of Federal Regulations), (d) the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the U.S. Code of Federal Regulations), (e) the Patriot Act (as it may be subsequently codified), (f) all other present and future legal requirements of any Governmental Authority addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and (g) any regulations promulgated pursuant thereto or pursuant to any legal requirements of any Governmental Authority governing terrorist acts or acts of war.

“Title Policy” – as set forth in Section 4.1(g).

“Total Asset Value” – the aggregate Appraised Value of all Facilities determined by an Appraisal not less than twenty four (24) months old and otherwise reasonably satisfactory to Agent.

“Total Revolving Credit Commitment” - the aggregate obligation of the Lenders to make Revolving Credit Loans hereunder up to the aggregate amount of Twenty Five Million ($25,000,000) Dollars, subject to reductions as set forth in Article 2.

“Total Revolving Exposure” - at any time, the sum at such time of the outstanding principal balance of the Revolving Credit Loans of all Lenders.

“TRS” – any Subsidiary that is a “taxable REIT subsidiary” as defined in the Code.

“Type” - refers to the characteristics of a Loan as a Base Rate Loan or a LIBOR Loan for a particular Interest Period.  All Base Rate Loans are of the same Type.  All LIBOR Loans with identical interest rates and Interest Periods are of the same Type.  All other Loans are of different Types.  Interest Periods are identical if they begin and end on the same days.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“USA Patriot Act” means United States Public Law 107-56, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001), as amended from time to time and the rules and regulations promulgated thereunder from time to time in effect.

Section 1.2	GAAP.

Any accounting terms used in this Agreement that are not specifically defined herein shall have the meanings customarily given to them in accordance with GAAP as in effect on the date of this Agreement, except that references in Article 5 to such principles shall be deemed to refer to such principles as in effect on the date of the financial statements delivered pursuant thereto.

Article2.	Revolving Credit Commitments; Revolving Credit Loans.

Section 2.1	Revolving Credit Loans.

Each Lender hereby severally agrees, on the terms and subject to the conditions of this Agreement, to make loans (individually a “Revolving Credit Loan” and, collectively, the “Revolving Credit Loans”) to the Borrower during the Credit Period to and including the Revolving Credit Commitment Termination Date.

Each Lender’s obligations to make Revolving Credit Loans are subject to the following limitations:  (a) subject at all times to the limitations set forth in “(c)” below, the amount of each Revolving Credit Loan made in connection with any Acquisition may not to exceed the Advance Value of such Eligible Facility;  (b) the aggregate principal amount of each Revolving Credit Loan at anyone time outstanding may not result in any Lender’s Revolving Exposure exceeding the Revolving Credit Commitment of such Lender as then in effect;  and (c) at all times the Total Revolving Exposure shall not exceed the lesser of (i) the Total Revolving Credit Commitment as then in effect or (ii) the Borrowing Base as from time to time determined and computed.

Subject to the terms of this Agreement, during the Credit Period the Borrower may borrow, repay and reborrow Revolving Credit Loans.

Section 2.2	Notices Relating to Revolving Credit Loans.

The Borrower shall give the Agent written notice of each termination or reduction of the Revolving Credit Commitments, each borrowing, conversion, repayment and prepayment of each Revolving Credit Loan and of the duration of each Interest Period applicable to each LIBOR Loan (and the Agent shall promptly notify the Lenders thereof).  Each such Borrowing Notice shall be irrevocable and shall be effective only if received by the Agent not later than 1:00 p.m. (Cleveland, Ohio time) on the date that is:

(a)           In the case of each notice of termination or reduction of the Revolving Credit Commitments, five (5) Business Days prior to the date of the related termination or reduction;

(b)           In the case of each notice of borrowing and repayment of, or conversion into, Base Rate Loans, one (l) Business Day prior to the date of the related borrowing or repayment or conversion; and

(c)           In the case of each notice of borrowing or repayment of, or conversion into, LIBOR Loans, or the duration of an Interest Period for LIBOR Loans, two (2) LIBOR Business Days prior to the date of the related borrowing, repayment or conversion or the first day of such Interest Period.

Each such notice of termination or reduction shall specify the amount thereof.  Each such notice of borrowing, conversion, repayment or prepayment shall specify the amount (subject to Section 2.1 hereof) and Type of Loans to be borrowed, converted, repaid or prepaid (and, in the case of a conversion, the Type of Loans to result from such conversion), the date of borrowing, conversion, repayment or prepayment (which shall be: (i) a Business Day in the case of each borrowing or repayment of Base Rate Loans, and (ii) a LIBOR Business Day in the case of each borrowing, prepayment, or repayment of LIBOR Loans and each conversion of or into a LIBOR Loan).  Each such notice of the duration of an Interest Period shall specify the Loans to which such Interest Period is to relate.  The Agent shall notify the Lenders of the content of each such Borrowing Notice promptly after its receipt thereof.

Section 2.3	Disbursement of Loan Proceeds.

The Borrower shall give the Agent notice of each borrowing hereunder as provided in Section 2.2 hereof and the Agent shall promptly notify the Lenders thereof.  Not later than 1:00 p.m. (Cleveland, Ohio time) on the date specified for each borrowing hereunder, each Lender shall transfer to the Agent, by wire transfer or otherwise, but in any event in immediately available funds, the amount of the Loan to be made by it on such date, and the Agent, upon its receipt thereof, upon compliance with the requirements of Section 4.1 and 4.2, as applicable, shall disburse such sum to the Borrower by depositing the amount thereof either (a) in an account (including the Account) of the Borrower designated by the Borrower maintained with the Agent or (b) into an escrow account satisfactory to Agent for disbursement in connection with any Acquisition.

Section 2.4	Notes.

(a)           The Revolving Credit Loans made by each Lender shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A hereto (each, a “Revolving Credit Note” and collectively, the “Revolving Credit Notes”).  Each Revolving Credit Note shall be dated the date hereof, shall be payable to the order of such Lender in a principal amount equal to such Lender’s Revolving Credit Commitment as originally in effect, and shall otherwise be duly completed.  The Revolving Credit Notes shall be payable as provided in Sections 2.1 and 2.5 hereof.

(b)           Each Lender shall enter on a schedule with respect to its Note a notation with respect to each Loan made hereunder of: (i) the date and principal amount thereof and (ii) each payment and repayment of principal thereof.  The failure of any Lender to make a notation on any such schedule as aforesaid shall not limit or otherwise affect the obligation of the Borrower to repay the Loans in accordance with their respective terms as set forth herein.

Section 2.5	Payment of Revolving Credit Loans; Termination of and Voluntary Changes in Commitments; Mandatory Repayments.

(a)           All outstanding Revolving Credit Loans shall be paid in full not later than the Revolving Credit Commitment Termination Date.

(b)          Unless previously terminated, the Revolving Credit Commitments shall terminate on the Revolving Credit Commitment Termination Date.  The Borrower shall be entitled to terminate or reduce the Total Revolving Credit Commitment or repay the principal amount of the Revolving Credit Loans provided that, the Borrower shall give notice of such termination, reduction or repayment to the Agent as provided in Section 2.2 hereof and that any repayment or partial reduction of the Total Revolving Credit Commitment shall be in the minimum aggregate amount of One Million ($1,000,000) Dollars.  Any such termination or reduction in the Total Revolving Credit Commitment shall be permanent and irrevocable.  Repayment of a LIBOR Loan on a day other than the last day of the relevant Interest Period relating thereto shall be subject to the provisions of Section 2.22 hereof; and all repayments of principal (whether mandatory or voluntary) shall be applied first to Base Rate Loans, then to the fewest number of Types of LIBOR Loans as possible.

(c)           If the outstanding principal amount of the Revolving Exposure shall at any time exceed the Borrowing Base as then determined and computed, the Borrower shall immediately prepay the Loans by the amount of such excess.

(d)          To the extent required by Section 6.17 hereof, no later than the first Business Day following the date of receipt by Borrower or any of its Subsidiaries, or Agent as loss payee, of any Net Insurance/Condemnation Proceeds, Borrower shall prepay Revolving Credit Loans in an aggregate amount equal to the greater of (i) such Net Insurance/Condemnation Proceeds or (ii) the Assigned Credit Advance Value of the related Eligible Facility.

(e)          No later than the first Business Day following the date of receipt by Borrower or any of its Subsidiaries of any Net Asset Sale Proceeds, Borrower shall prepay Revolving Credit Loans in an aggregate amount equal to greater of (i) such Net Asset Sale Proceeds or (ii) the Assigned Credit Advance Value of the related Eligible Facility.

(f)           Upon the receipt by Agent of final payment in full of the Assigned Credit Advance Value of the related Eligible Facility pursuant to this Section 2.5, and so long as no Default or Event of Default hereunder shall then exist (or shall occur as a result of the below described release) and the Revolving Exposure shall not then exceed the Borrowing Base as then determined and computed, the Agent shall, upon written request by Borrower, release the Lien of the applicable Mortgage on such Eligible Facility.

Section 2.6	Interest.

(a)           The Borrower shall pay to the Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period commencing on the date of such Loan until such Loan shall be paid in full, at the following rates per annum:

(i)           Revolving Credit Loans shall, in each case, bear interest at:

(A)          During such periods that such Revolving Credit Loan is a Base Rate Loan, the Alternate Base Rate plus the Applicable Margin; and

(B)           During such periods that such Revolving Credit Loan is a LIBOR Loan, for each Interest Period relating thereto, the LIBOR Rate for such Revolving Credit Loan for such Interest Period plus the Applicable Margin; and

(b)           Notwithstanding the foregoing, the Borrower shall pay interest on any Loan or any installment thereof, and on any other amount payable by the Borrower hereunder (to the extent permitted by law) which are not paid in full when due (whether at stated maturity, by acceleration or otherwise) for the period commencing on the due date thereof until the same is paid in full at the applicable Post-Default Rate.

(c)           Accrued interest on each Loan shall be payable on the Monthly Dates.  Interest that is payable at the Post-Default Rate shall be payable from time to time on demand of the Agent.  Promptly after the establishment of any interest rate provided for herein or any change therein, the Agent will notify the Lenders and the Borrower thereof, provided that the failure of the Agent to so notify the Lenders and the Borrower shall not affect the obligations of the Borrower hereunder or under any of the Notes in any respect.

(d)           Any and all amounts due hereunder or under the other Loan Documents which remain unpaid more than ten (10) days after the date said amount was due and payable shall incur a fee (the “Late Charge”) in the amount equal to the greater of (i) five percent (5%) of said unpaid amount, or (ii) $50.00, which payment shall be in addition to all of the Agent’s and the Lenders’ other rights and remedies under the Loan Documents.

(e)           Anything in this Agreement or any of the Notes to the contrary notwithstanding, the obligation of the Borrower to make payments of interest shall be subject to the limitation that payments of interest shall not be required to be made to any Lender to the extent that such Lender’s receipt thereof would not be permissible under the law or laws applicable to such Lender limiting rates of interest that may be charged or collected by such Lender.  Any such payments of interest that are not made as a result of the limitation referred to in the preceding sentence shall be made by the Borrower to such Lender on the earliest interest payment date or dates on which the receipt thereof would be permissible under the laws applicable to such Lender limiting rates of interest that may be charged or collected by such Lender.  Such deferred interest shall not bear interest.

Section 2.7	Fees.

(a)           Simultaneously with the execution and delivery of this Agreement, the Borrower shall pay to the Agent, for the benefit of the Lenders according to their respective Revolving Credit Commitments, a non-refundable upfront fee (the “Origination Fee”), as set forth in a separate written agreement.

(b)           The Borrower shall pay to the Agent for the account of the Lenders, pro rata according to their respective Revolving Percentage, a monthly facility fee (the “Facility Fee”) on an amount equal to the product of (i) the difference of (A) the daily average amount of such Lender’s Revolving Credit Commitment for such monthly period (such monthly period beginning on the first day of each such month to and ending on (and including) the earlier of (1) the date such Lender’s Revolving Credit Commitment is terminated, (2) the Revolving Credit Commitment Termination Date and (3) the last day of such month, minus (B) the daily average amount of such Lender’s Revolving Exposure, multiplied by (ii) such month’s portion of the annual Facility Fee Percentage (i.e., 0.25% divided by 360 days and multiplied by the actual number of days in the current month).  The accrued Facility Fee shall be payable on the Monthly Dates, and also on the earlier of (i) the date the Total Revolving Credit Commitment is terminated, or (ii) the Revolving Credit Commitment Termination Date, and in the event the Borrower reduces the Total Revolving Credit Commitment as provided in subsection 2.5(b) hereof, on the effective date of such reduction.

(c)           The Borrower shall pay to the Agent, for its own account, an application fee (the “Application Fee”), all as set forth in a separate written agreement.

(d)           The Origination Fee, the Facility Fee and the Application Fee, and any Extension Fee payable pursuant to Section 2.24 are hereinafter sometimes referred to individually as a “Fee” and collectively as the “Fees”.

Section 2.8	Use of Proceeds of Loans.

The proceeds of the Loans hereunder may be used by the Borrower solely to (a) acquire, finance or re-finance Eligible Facilities, and (b) for such other incidental purposes as approved by Agent and Required Lenders in their sole discretion.

Section 2.9	Computations.

Interest on all Loans and each Fee shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last) occurring in the period for which payable.

Section 2.10	Minimum Amounts of Borrowings, Conversions and Repayments.

Except for borrowings, conversions and repayments that exhaust the full remaining amount of the Revolving Credit Commitments (in the case of borrowings) or result in the conversion or repayment of all Loans of a particular Type (in the case of conversions or repayments) or conversions made pursuant to Section 2.17, subsection 2.18(b) or Section 2.20 hereof, each borrowing of a Revolving Credit Loan from each Lender, each conversion of Loans of one Type into Loans of another Type and each repayment of principal of Loans hereunder shall be in a minimum amount of One Million ($1,000,000) Dollars, in the case of Base Rate Loans, and Three Million ($3,000,000) Dollars, in the case of LIBOR Loans, and in either case if in excess thereof, in integral multiples of One Hundred Thousand ($100,000) Dollars (borrowings, conversions and repayments of different Types of Loans at the same time hereunder to be deemed separate borrowings, conversions and repayments for purposes of the foregoing, one for each Type).  The Agent and the Borrower may make immaterial mutually convenient adjustments to the thresholds and multiples set forth above in respect of LIBOR Loans.

Section 2.11	Time and Method of Payments.

All payments of principal, interest, Fees and other amounts (including indemnities) payable by the Borrower hereunder shall be made in Dollars, in immediately available funds, to the Agent at the Principal Office not later than 11:00 a.m., Cleveland, Ohio time, on the date on which such payment shall become due (and the Agent or any Lender for whose account any such payment is to be made may, but shall not be obligated to, debit the amount of any such payment that is not made by such time to any ordinary deposit account of the Borrower, or any of them, with the Agent or such Lender, as the case may be).  Additional provisions relating to payments are set forth in Section 10.3 hereof.  Each payment received by the Agent hereunder for the account of a Lender shall be paid promptly to such Lender, in like funds, for the account of such Lender’s Lending Office for the Loan in respect of which such payment is made.

Section 2.12	Lending Offices.

The Loans of each Type made by each Lender shall be made and maintained at such Lender’s applicable Lending Office for Loans of such Type.

Section 2.13	Several Obligations.

The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve the other Lenders of their respective obligations to make their Loans on such date, but no Lender shall be responsible for the failure of the other Lenders to make Loans to be made by such other Lenders.

Section 2.14	Pro Rata Treatment Among Lenders.

Except as otherwise provided herein: (a) each borrowing from the Lenders under Section 2.1 hereof will be made from the Lenders and each payment of each Fee (other than the Application Fee and the Origination Fee) shall be made for the account of the Lenders pro rata according to the amount of their respective Revolving Percentage; (b) each partial reduction of the Total Revolving Credit Commitment shall be applied to the Revolving Credit Commitments of the Lenders pro rata according to each Lender’s respective Revolving Percentage; (c) each payment and repayment of principal of or interest on Revolving Credit Loans will be made to the Agent for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Credit Loans held by such Lenders; and (d) each conversion of Revolving Credit Loans of a particular Type under Section 2.17 hereof (other than conversions provided for by Section 2.20 or 2.21 hereof) shall be made pro rata among the Lenders holding Revolving Credit Loans of such Type according to the respective principal amounts of such Revolving Credit Loans held by such Lenders.

Section 2.15	Non-Receipt of Funds by the Agent.

Unless the Agent shall have been notified by a Lender or the Borrower (the “Payor”) prior to the date on which such Lender is to make payment to the Agent of the proceeds of a Loan to be made by it hereunder or the Borrower is to make a payment to the Agent for the account of one or more of the Lenders, as the case may be (such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Agent, the Agent shall assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if the Payor has not in fact made the Required Payment to the Agent, the recipient of such payment shall, on demand, repay to the Agent the amount made available to it together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal (i) when the recipient is a Lender, the Federal Funds Rate for such day, or (ii) the rate of interest applicable to such Loan (when the recipient is the Borrower).

Section 2.16	Sharing of Payments and Set-Off Among Lenders.

The Borrower hereby agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option, to offset balances held by it at any of its offices against any principal of or interest on any of its Loans hereunder or any Fee payable to it, that is not paid when due (regardless of whether such balances are then due to the Borrower), in which case it shall promptly notify the Borrower and the Agent thereof, provided that its failure to give such notice shall not affect the validity thereof.  If a Lender shall effect payment of any principal of or interest or Fee on Loans held by it under this Agreement through the exercise of any right of set-off, banker’s lien, counterclaim or similar right, it shall promptly purchase from the other Lenders participations in the Loans held by the other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment pro rata in accordance with the unpaid amount of principal and interest or Fee on the Loans held by each of them.  To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.  The Borrower agrees that any Lender so purchasing a participation in the Loans held by the other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation.  Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 2.17	Conversion of Loans.

The Borrower shall have the right to convert Loans of one Type into Loans of another Type from time to time, provided that: (i) the Borrower shall give the Agent notice of each such conversion as provided in Section 2.2 hereof; (ii) LIBOR Loans may be converted only on the last day of an Interest Period for such Loans; and (iii) no Base Rate Loan may be converted into a LIBOR Loan or LIBOR Loan continued as or converted into another LIBOR Loan if on the proposed date of conversion a Default or an Event of Default exists.  The Agent shall use its best efforts to notify the Borrower of the effectiveness of such conversion, and the new interest rate to which the converted Loans are subject, as soon as practicable after the conversion; provided, however, that any failure to give such notice shall not affect the Borrower’s obligations, or the Agent’s or the Lenders’ rights and remedies, hereunder in any way whatsoever.

Section 2.18	Additional Costs; Capital Requirements.

(a)           In the event that any existing or future law or regulation, guideline or interpretation thereof, by any court or administrative or Governmental Authority (foreign or domestic) charged with the administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority shall impose, modify or deem applicable or result in the application of, any capital maintenance, capital ratio or similar requirement against loan commitments made by any Lender hereunder, and the result of any event referred to above is to impose upon any Lender or increase any capital requirement applicable as a result of the making or maintenance of such Lender’s Revolving Credit Commitment or the obligation of the Borrower hereunder with respect to such Revolving Credit Commitment (which imposition of capital requirements may be determined by each Lender’s reasonable allocation of the aggregate of such capital increases or impositions), then, within ten (10) Business Days’ of demand made by such Lender as promptly as practicable after it obtains knowledge that such law, regulation, guideline, interpretation, request or directive exists and determines to make such demand, the Borrower shall pay to such Lender from time to time as specified by such Lender additional amounts which shall be sufficient to compensate such Lender for such imposition of or increase in capital requirements together with interest on each such amount from the date demanded until payment in full thereof at the Post-Default Rate.  All references to any “Lender” shall be deemed to include any participant in such Lender’s Revolving Credit Commitment.

(b)           In the event that any Regulatory Change shall: (i) change the basis of taxation of any amounts payable to any Lender under this Agreement or the Notes in respect of any Loans including, without limitation, LIBOR Loans (other than taxes imposed on the overall net income of such Lender for any such Loans by the United States of America or the jurisdiction in which such Lender has its principal office); or (ii) impose or modify any reserve, Federal Deposit Insurance Corporation premium or assessment, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender (including any of such Loans or any deposits referred to in the definition of “LIBOR Base Rate” in Article I hereof); or (iii) impose any other conditions affecting this Agreement in respect of Loans, including, without limitation, LIBOR Loans (or any of such extensions of credit, assets, deposits or liabilities); and the result of any event referred to in clause (i), (ii) or (iii) above shall be to increase such Lender’s costs of making or maintaining any Loans including, without limitation, LIBOR Loans, or its Revolving Credit Commitment, or to reduce any amount receivable by such Lender hereunder in respect of its Commitment (such increases in costs and reductions in amounts receivable are hereinafter referred to as “Additional Costs”) in each case, only to the extent, with respect to LIBOR Loans, that such Additional Costs are not included in the LIBOR Base Rate applicable to LIBOR Loans, then, within ten (10) Business Days’ of demand made by such Lender as promptly as practicable after it obtains knowledge that such a Regulatory Change exists and determines to make such demand (a copy of which demand shall be delivered to the Agent), the Borrower shall pay to such Lender from time to time as specified by such Lender, additional amounts which shall be sufficient to compensate such Lender for such increased cost or reduction in amounts receivable by such Lender from the date of such change, together with interest on each such amount from the date demanded until payment in full thereof at the Post-Default Rate.  All references to any “Lender” shall be deemed to include any participant in such Lender’s Revolving Credit Commitment.

(c)           Without limiting the effect of the foregoing provisions of this Section 2.18, in the event that, by reason of any Regulatory Change, any Lender either: (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender which includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender which includes LIBOR Loans, or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Agent), the obligation of such Lender to make, and to convert Loans of any other Type into, Loans of such Type hereunder shall be suspended until the date such Regulatory Change ceases to be in effect (and all Loans of such Type then outstanding shall be converted into Base Rate Loans or into LIBOR Loans of another duration as the case may be, in accordance with Sections 2.17 and 2.21).

(d)           Determinations by any Lender for purposes of this Section 2.18 of the effect of any Regulatory Change on its costs of making or maintaining Loans or on amounts receivable by it in respect of Loans, and of the additional amounts required to compensate such Lender in respect of any Additional Costs, shall be set forth in writing in reasonable detail describing the Additional Costs together with a calculation demonstrating the allocation to the Borrower of such Additional Costs.

Section 2.19	Limitation on Types of Loans.

Anything herein to the contrary notwithstanding, if, on or prior to the determination of an interest rate for any LIBOR Loans for any Interest Period therefor, the Required Lenders reasonably determine:

(a)           by reason of any event affecting the money markets in the United States of America or the London interbank market, quotations of interest rates for the relevant deposits are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for such Loans under this Agreement; or

(b)           the rates of interest referred to in the definition of “LIBOR Base Rate” in Article 1 hereof upon the basis of which the rate of interest on any LIBOR Loans for such period is determined, do not accurately reflect the cost to the Lenders of making or maintaining such Loans for such period;

then the Agent shall give the Borrower and each Lender prompt notice thereof (and shall thereafter give the Borrower and each Lender prompt notice of the cessation, if any, of such condition), and so long as such condition remains in effect, the Lenders shall be under no obligation to make Loans of such Type or to convert Loans of any other Type into Loans of such Type and the Borrower shall, on the last day(s) of the then current Interest Period(s) for the  outstanding Loans of the affected Type either repay such Loans in accordance with Section 2.5 hereof or convert such Loan into Loans of another Type in accordance with Section 2.17 hereof.

Section 2.20	Illegality.

Notwithstanding any other provision in this Agreement, in the event that it becomes unlawful for any Lender or its applicable Lending Office to: (a) honor its obligation to make LIBOR Loans hereunder, or (b) maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy to the Agent), describing such illegality in reasonable detail (and shall thereafter promptly notify the Borrower and the Agent of the cessation, if any, of such illegality), and such Lender’s obligation to make LIBOR Loans and to convert Base Rate Loans into LIBOR Loans hereunder shall, upon written notice given by such Lender to the Borrower, be suspended until such time as such Lender may again make and maintain LIBOR Loans and such Lender’s outstanding LIBOR Loans shall be converted into Base Rate Loans, in accordance with Sections 2.17 and 2.21 hereof.

Section 2.21	Certain Conversions pursuant to Sections 2.18 and 2.20.

If the Loans of any Lender of a particular Type (Loans of such Type are hereinafter referred to as “Affected Loans” and such Type is hereinafter referred to as the “Affected Type”) are to be converted pursuant to Section 2.18 or 2.20 hereof, such Lender’s Affected Loans shall be converted into Base Rate Loans, or LIBOR Loans of another Type, as the case may be (the “New Type Loans”), on the last day(s) of the then current Interest Period(s) for the Affected Loans (or, in the case of a conversion required by subsection 2.18(b) or Section 2.20 hereof, on such earlier date as such Lender may specify to the Borrower with a copy to the Agent) and, until such Lender gives notice as provided below that the circumstances specified in Section 2.18 or 2.20 hereof which gave rise to such conversion no longer exist:

(a)           to the extent that such Lender’s Affected Loans have been so converted, all repayments of principal which would otherwise be applied to such Affected Loans shall be applied instead to its New Type Loans;

(b)           all Loans which would otherwise be made by such Lender as Loans of the Affected Type shall be made instead as New Type Loans and all Loans of such Lender which would otherwise be converted into Loans of the Affected Type shall be converted instead into (or shall remain as) New Type Loans.

Section 2.22	Indemnification.

The Borrower shall pay to the Agent for the account of each Lender, upon the request of such Lender through the Agent, such amount or amounts as shall compensate such Lender for any loss (including loss of profit), cost or expense incurred by such Lender (as reasonably determined by such Lender) as a result of:

(a)           any payment or repayment or conversion of a LIBOR Loan held by such Lender on a date other than the last day of an Interest Period for such LIBOR Loan except pursuant to Sections 2.18 or 2.20 hereof; or

(b)           any failure by the Borrower to borrow a LIBOR Loan held by such Lender (other than that caused by a failure of such Lender to fund such LIBOR Loan) on the date for such borrowing specified in the relevant Borrowing Notice under Section 2.2 hereof, such compensation to include, without limitation, an amount equal to: (i) any loss or expense suffered by such Lender during the period from the date of receipt of such early payment or repayment or the date of such conversion to the last day of such Interest Period if the rate of interest obtainable by such Lender upon the redeployment of an amount of funds equal to such Lender’s pro rata share of such payment, repayment or conversion or failure to borrow or convert is less than the rate of interest applicable to such LIBOR Loan for such Interest Period, or (ii) any loss or expense suffered by such Lender in liquidating LIBOR deposits prior to maturity which correspond to such Lender’s pro rata share of such payment, repayment, conversion, failure to borrow or failure to convert.  The determination by each such Lender of the amount of any such loss or expense, when set forth in a written notice to the Borrower, containing such Lender’s calculation thereof in reasonable detail, shall be presumed correct, in the absence of manifest error.

Section 2.23	Special Provisions Regarding Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)           fees shall cease to accrue on the unfunded portion of the Revolving Credit Commitment of such Defaulting Lender pursuant to Section 2.7(a);

(b)           with respect to Defaulting Lenders only, the Revolving Credit Commitments of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.6), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender; and

(c)           any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise payable to such Defaulting Lender pursuant to the Loan Documents) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder, (ii) second, to the funding of any Revolving Credit Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent, (iii) third, if so determined by the Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender of any Revolving Credit Loans under this Agreement, (iv) fourth , to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (v) fifth , to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (vii) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans for which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.2 are satisfied, such payment shall be applied solely to prepay the Revolving Loans of, and reimbursement obligations owed to, all Non-Defaulting Revolving Lenders pro rata prior to being applied to the prepayment of any Revolving Loans, or reimbursement obligations owed to, any Defaulting Lender.

(d)           The Non-Defaulting Lenders shall also have the right, but not the obligation, in their respective, sole and absolute discretion, to acquire for no cash consideration, (pro rata, based on the respective Revolving Credit Commitments of those Lenders electing to exercise such right) the Defaulting Lender’s Revolving Credit Commitment to fund future  advances of Revolving Credit Loans (the “Future Commitment”).  Upon any such purchase of the pro rata share of any Defaulting Lender’s Future Commitment, the Defaulting Lender’s share in future Loans and its rights under the Credit Documents with respect thereto shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest, including, if so requested, an Assignment and Acceptance.  Each Defaulting Lender shall indemnify Agent and each Non-Defaulting Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorney’s fees and costs and funds advanced by Agent or by any Non-Defaulting Lender, on account of any Defaulting Lender’s failure to timely fund its Revolving Percentage of a Loan or to otherwise perform its obligations under the Loan Documents.

(e)           In the event that the Agent and the Borrower each agrees that a Defaulting Lender has adequately remedied all matters that caused such Revolving Lender to be a Defaulting Lender, then the pro rata share of the Revolving Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Revolving Credit Loans of the other Lenders as the Agent shall determine may be necessary in order for such Lender to hold such Revolving Credit Loans in accordance with its Revolving Percentage.

(f)           Upon any Lender becoming a Defaulting Lender, Borrower may remove and replace such Defaulting Lender in accordance with Section 10.18 hereof.

Section 2.24	Extension of Revolving Credit Commitment Termination Date.

Subject to the following provisions, the Borrower shall have the option to extend the initial Revolving Credit Commitment Termination Date to May 18, 2013.  By written notice to the Agent delivered no later than six (6) months prior to the initial Revolving Credit Commitment Termination Date, so long as no Event of Default has occurred (and remains uncured), the Borrower may request such extension to the initial Revolving Credit Commitment Termination Date (which request shall be accompanied by a Compliance Certificate).  Promptly upon receipt of such written notice, the Agent shall deliver a copy to each Lender and the initial Revolving Credit Commitment Termination Date shall be deemed so extended.  In the event that the Borrower shall have delivered an extension notice under this Section 2.24, the Borrower shall pay to the Agent for the ratable benefit of the Lenders on the initial Revolving Credit Commitment Termination Date, a non-refundable extension fee (the “Extension Fee”) in an amount equal to twenty-five (25) basis points multiplied by the Total Revolving Credit Commitment, as then in effect.

Article 3.	Representations and Warranties.

The Borrower hereby represents and warrants to the Lenders and the Agent that:

Section 3.1	Organization.

(a)           Each Loan Party is duly organized and validly existing under the laws of its state of organization and has the power to own its assets and to transact the business in which it is presently engaged and in which it proposes to be engaged.  Schedule 3.1 hereto accurately and completely lists, as to each Loan Party: (i) the state of incorporation or organization of each such entity, (ii) as to each of them that is a corporation, the classes and number of authorized and outstanding shares of capital stock of each such corporation, and (iii) the business in which each of such entities is engaged.  All of the foregoing shares or other Equity Interests that are issued and outstanding have been duly and validly issued and are fully paid and non-assessable.  Except as set forth on Schedule 3.1, the Borrower has no Subsidiaries.

(b)           Each Loan Party is in good standing in its state of organization and in each state in which it is qualified to do business.  There are no jurisdictions other than as set forth on Schedule 3.1 hereto in which the character of the properties owned or proposed to be owned by each Loan Party or in which the transaction of the business of each Loan Party as now conducted or as proposed to be conducted requires or will require such Loan Party to qualify to do business and as to which failure so to qualify could have a Material Adverse Effect on such Loan Party.

Section 3.2	Power, Authority, Consents.

Each Loan Party has the power to execute, deliver and perform the Loan Documents to be executed by it.  Each Loan Party has the power to borrow hereunder (and to guarantee the Obligations under its respective Guaranty) and has taken all necessary action, corporate or otherwise, to authorize the borrowing hereunder (and to guarantee the Obligations under its respective Guaranty) on the terms and conditions of the Loan Documents.  Each Loan Party has taken all necessary action, corporate or otherwise, to authorize the execution, delivery and performance of the Loan Documents to be executed by it.  No consent or approval of any Person (including, without limitation, any stockholder of any Loan Party), no consent or approval of any landlord or mortgagee, no waiver of any Lien or right of distraint or other similar right and no consent, license, certificate of need, approval, authorization or declaration of any governmental authority, bureau or agency, is or will be required in connection with the execution, delivery or performance by each Loan Party, or the validity or enforcement of the Loan Documents.

Section 3.3	No Violation of Law or Agreements.

The execution and delivery by each Loan Party of each Loan Document to which it is a party and performance by it hereunder and thereunder, will not violate any provision of law and will not conflict with or result in a breach of any order, writ, injunction, ordinance, resolution, decree, or other similar document or instrument of any court or governmental authority, bureau or agency, domestic or foreign, or any certificate of incorporation or by-laws or other organizational document of each Loan Party, or create (with or without the giving of notice or lapse of time, or both) a default under or breach of any agreement, bond, note or indenture to which any Loan Party is a party, or by which any Loan Party is bound or any of their respective properties or assets is affected, except for such defaults and breaches which in the aggregate could not have a Material Adverse Effect on the Loan Parties, or result in the imposition of any Lien of any nature whatsoever upon any of the properties or assets owned by or used in connection with the business of each Loan Party.

Section 3.4	Due Execution, Validity, Enforceability.

This Agreement and each other Loan Document to which each Loan Party is a party has been duly executed and delivered by each Loan Party that is a party thereto and each constitutes the valid and legally binding obligation of each Loan Party, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws, now or hereafter in effect, relating to or affecting the enforcement of creditors’ rights generally and except that the remedy of specific performance and other equitable remedies are subject to judicial discretion.

Section 3.5	Title to Properties.

Each of the Loan Parties has good and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary course of its business, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.6	Judgments, Actions, Proceedings.

Except as set forth on Schedule 3.6 hereto, there are no outstanding judgments, investigations, actions or proceedings, including, without limitation, any Environmental Proceeding, pending before any court or governmental authority, bureau or agency, with respect to or, to the best of each Loan Party’s knowledge, threatened against or affecting such Loan Party or any of its assets involving, in the case of any court proceeding, a claim in excess of Two Hundred Fifty Thousand ($250,000) Dollars, nor, to the best of each Loan Party’s knowledge, is there any reasonable basis for the institution of any such action or proceeding that is probable of assertion, nor are there any pending actions or proceedings in which any Loan Party is a plaintiff or complainant.

Section 3.7	No Defaults, Compliance With Laws.

Except as set forth on Schedule 3.7 hereto, none of the Loan Parties is in default under any agreement, ordinance, resolution, decree, bond, note, indenture, order or judgment to which it is a party or by which it is bound, or any other agreement or other instrument by which any of the properties or assets owned by it or used in the conduct of its business is affected, which default could have a Material Adverse Effect on such Loan Party.  Each Loan Party has complied and is in compliance in all material respects with all applicable laws, ordinances and regulations, resolutions, ordinances, decrees, executive orders and other similar documents and instruments of all courts and governmental authorities, bureaus and agencies, domestic and foreign, including, without limitation, all applicable provisions of the Americans with Disabilities Act (42 U.S.C. §12101-12213) and the regulations issued thereunder and all applicable Environmental Laws and Regulations, non-compliance with which could have a Material Adverse Effect on such Loan Party.

Section 3.8	Burdensome Documents.

Except as set forth on Schedule 3.8 hereto, none of the Loan Parties is a party to or bound by, nor are any of the properties or assets owned by any of the Loan Parties used in the conduct of their respective businesses affected by, any agreement, ordinance, resolution, decree, bond, note, indenture, order or judgment, including, without limitation, any of the foregoing relating to any Environmental Liability, that materially and adversely affects their respective businesses, assets or conditions, financial or otherwise.

Section 3.9	Financial Statements; Projections.

(a)           Each of the Financial Statements is complete and presents fairly the consolidated financial position of Parent Guarantor and its Subsidiaries as at its date, and has been prepared in accordance with GAAP.  None of the Loan Parties to which any of the Financial Statements relates, has any material obligation, liability or commitment, direct or contingent (including, without limitation, any Environmental Liability), that is not reflected in the Financial Statements.  There has been no material adverse change in the financial position or operations of any of the Loan Parties since the date of the latest balance sheet included in the Financial Statements (the “Latest Balance Sheet”).  Each Loan Parties’ fiscal year is the twelve-month period ending on December 31 in each year.

(b)           The Projections have been prepared on the basis of the assumptions accompanying them and reflect as of the date thereof Parent Guarantor’s good faith projections, after reasonable analysis, of the matters set forth therein, based on such assumptions.

Section 3.10	Tax Returns.

Each Loan Party has filed all federal, state and local tax returns required to be filed by it (subject to permitted extensions) and has not failed to pay any taxes, or interest and penalties relating thereto, on or before the due dates thereof.  Except to the extent that reserves therefor are reflected in the Financial Statements: (i) there are no material federal, state or local tax liabilities of any of the Loan Parties, due or to become due for any tax year ended on or prior to the date of the Latest Balance Sheet relating to such entity, whether incurred in respect of or measured by the income of such entity, that are not properly reflected in the Latest Balance Sheet relating to such entity, and (ii) there are no material claims pending or, to the knowledge of each of the Loan Parties, proposed or threatened against such Loan Party for past federal, state or local taxes, except those, if any, as to which proper reserves are reflected in the Financial Statements.

Section 3.11	Intangible Assets.

Each Loan Party possesses all patents, trademarks, service marks, trade names, and copyrights, and rights with respect to the foregoing, necessary to conduct its business as now conducted and as proposed to be conducted, without, to the knowledge of each of the Loan Parties (after due inquiry into the matters being certified), any conflict with the patents, trademarks, service marks, trade names, and copyrights and rights with respect to the foregoing, of any other Person.

Section 3.12	Regulation U.

No part of the proceeds received by any of the Loan Parties from the Loans will be used directly or indirectly for: (a) any purpose other than as set forth in Section 2.8 hereof, or (b) the purpose of purchasing or carrying, or for payment in full or in part of Indebtedness that was incurred for the purposes of purchasing or carrying, any “margin stock”, as such term is defined in §221.3 of Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II, Part 221.

Section 3.13	Name Changes, Mergers, Acquisitions.

Except as set forth on Schedule 3.13 hereto, none of the Loan Parties has within the six-year period immediately preceding the date of this Agreement changed its name, been the surviving entity of a merger or consolidation, or, except in the ordinary course of business, acquired all or substantially all of the assets of any Person.

Section 3.14	Full Disclosure.

Neither the Financial Statements nor any certificate, opinion, or any other statement made or furnished in writing to the Agent or any Lender by or on behalf of the Loan Parties in connection with this Agreement or the transactions contemplated herein, contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading, as of the date such statement was made.  There is no fact known to any Loan Party that has, or would in the now foreseeable future have, a Material Adverse Effect on such Loan Party, which fact has not been set forth herein, in the Financial Statements or any certificate, opinion or other written statement so made or furnished to the Agent or the Lenders.

Section 3.15	Licenses and Approvals.

(a)           Each Loan Party has all necessary licenses, permits and governmental authorizations, including, without limitation, licenses, permits and authorizations arising under or relating to Environmental Laws and Regulations, to own and operate its properties and to carry on its business as now conducted, the absence of which would have a Material Adverse Effect on any Loan Party.

(b)           No violation exists of any applicable law pertaining to the ownership or operation of any Eligible Facility or any Operator that would have a reasonable likelihood of leading to revocation of any license necessary for the operation of such Eligible Facility.

Section 3.16	ERISA.

(a)           Except as set forth on Schedule 3.16 hereto, no Employee Benefit Plan is maintained or has ever been maintained by any Loan Party or any ERISA Affiliate, nor has any Loan Party or any ERISA Affiliate ever contributed to a Multiemployer Plan.

(b)           There are no agreements which will provide payments to any officer, employee, shareholder or highly compensated individual which will be “parachute payments” under 280G of the Code that are nondeductible to any Loan Party and which will be subject to tax under Section 4999 of the Code for which any Loan Party will have a material withholding liability.

Section 3.17	USA Patriot Act

(a)           Neither the Loans contemplated hereunder nor the use of the proceeds thereof will violate the Anti-Terrorism Order, the USA Patriot Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b)           Neither the Parent Guarantor, Borrower nor any Subsidiary (1) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order, or (2) to the best knowledge of Borrower, engages in any dealings or transactions with any such Person.  The Parent Guarantor, the Borrower and their respective Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

(c)           No part of the proceeds from the Loans hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 3.18	REIT Status.

Parent Guarantor currently has REIT Status and has maintained REIT Status on a continuous basis since the filing of its United States Federal Income Tax return for the year ending December 31, 2008.

Article 4.	Conditions to the Loans.

Section 4.1	Conditions to Initial Loan(s).

The obligation of each Lender to execute and deliver this Agreement shall be subject to the fulfillment (to the satisfaction of the Agent) of the following conditions precedent:

(a)           Revolving Credit Notes.  The Borrower shall have executed and delivered to each Lender its Revolving Credit Note.

(b)           Fees.  The Borrower shall have paid (i) to the Agent, for the benefit of the Lenders, the Origination Fee, (ii) to the Agent, the Application Fee, and (iii) fees and expense of counsel to the Agent due pursuant to Section 10.1.

(c)           Opinions of Counsel.  Counsel to the Borrower and each Subsidiary Guarantor in existence on such date shall have delivered its opinion (or, as the case may be, their opinions) to, and in form and substance satisfactory to, the Agent.  Such opinion(s) will, inter alia, cover such local law matters in the jurisdiction where any such proposed Eligible Facility is located as Agent shall reasonably request.

(d)           Financial Statements; Projections;  Pro Forma Compliance Certificate.  The Agent shall have received complete copies of (i) the Financial Statements, (ii) the Projections, and (iii) a pro forma compliance certificate addressing compliance with each of the financial covenants contained herein, each certified as such in a certificate executed by an executive officer of Borrower (and based upon such executive officer’s knowledge, after due inquiry into the matters being certified).

(e)           Guaranty.  The Guarantor and each Subsidiary Guarantor shall have executed and delivered its respective Guaranty.

(f)           Mortgage and Other Collateral Documents.  Each then Subsidiary Guarantor shall have delivered its respective Mortgage and other Collateral Documents related to its Eligible Facility and the same shall have been delivered and deposited (i) into escrow for filing and recording or (ii) pursuant to such other arrangements as are satisfactory to Agent.

(g)           Title Insurance.  Agent shall have received a commitment to deliver an ALTA Lenders title insurance policy covering the Eligible Facilities in favor of the Agent, such policy to be in the amount not less than the Assigned Credit Advance Value and to be reasonably satisfactory to the Agent with such customary endorsements and affirmative assurances issued by the title company as a routine matter (each, a “Title Policy”).

(h)           Survey.  Survey At least five (5) Business Days prior to the Closing Date, Borrowers shall have delivered to the Agent an ALTA/ACSM survey (each a “Survey”) of each Eligible Facility owned by (or to be owned by) a Subsidiary Guarantor on the Closing Date, each reasonably acceptable to the Agent and caused any exceptions to the related title insurance delivered on the Closing Date pursuant to Section 4.1.(g) above with respect to the non-delivery of such survey on the Closing Date to be removed.

(i)            Intercompany Notes.  The Agent shall have received the executed Intercompany Notes in existence on such date, together with an executed endorsement (in blank) thereto.

(j)            The Account.  Borrower shall have opened the Account and made such other arrangements with KeyBank with respect thereto as are required by KeyBank and Agent (including creation of Liens thereon to secure the Obligations).

(k)           Corporate Proceedings.  The Agent shall have received copies of the following:

(i)           The certificates of incorporation (or other organizational documents) of each Loan Party in existence on such date, certified by the Secretary of State of their respective states of organization;

(ii)           The by-laws (or other organizational documents) of each Loan Party in existence on such date, certified by their respective secretaries;

(iii)           All action taken by each Loan Party in existence on such date, corporate or otherwise (including without limitation, any resolutions or other consents), to authorize the execution, delivery and performance of each of the Loan Documents to which it is a party and the transactions contemplated thereby, certified by their respective secretaries;

(iv)           Good standing certificates as of a recent date, with respect to each Loan Party in existence on such date from the Secretary of State of their respective states of organization and each state in which each of them is qualified to do business; and

(v)           An incumbency certificate (with specimen signatures) with respect to each Loan Party in existence on such date.

(l)           Officer’s Certificate.  A certificate from an authorized officer of each Loan Party to the effect that, to the best of such officer’s knowledge, after due inquiry into the matters being certified (i) each Loan Party in existence on such date shall have complied and shall then be in compliance with all of the terms, covenants and conditions of this Agreement;

(ii)          After giving effect to the initial Loan, there shall exist no Default or Event of Default hereunder; and

(iii)          The representations and warranties contained in Article 3 hereof shall be true and correct on the date hereof;

and the borrowing by the Borrower of the initial Loan hereunder shall constitute a representation and warranty by the Borrower as of the date hereof that the conditions set forth in this subsection 4.1(k) have been satisfied.

(m)           Search Results; Lien Terminations.  Certified copies of judgment, tax, bankruptcy and Uniform Commercial Code search reports dated a date reasonably near to the Closing Date, listing all effective financing statements which name any Loan Party (under their present names and any previous names) as debtors, together with (i) copies of such financing statements, (ii) Lien releases in respect of Liens to be released in connection with each Acquisition, and (iii) such other Uniform Commercial Code termination statements as the Agent may reasonably request.

(n)           Appraisal.  On or prior to the Closing Date, the Agent shall have received an Appraisal of each proposed Eligible Facility, which shall be reasonably acceptable to the Agent; provided, however, that such Appraisal may be delivered, with Agent’s prior consent (which will not be unreasonably withheld), within ten (10) Business Days after such Closing Date.

(o)           Letter of Direction.  A letter of direction containing funds flow information with respect to the proceeds of the Loan on the Closing Date.

(p)           Property Condition Report.  The Agent shall have received a property condition report (the “Property Condition Report”) from a third party consultant with respect to each proposed Eligible Facility, which report shall be in form and substance reasonably acceptable to the Agent.

(q)           Environmental Audit.  At least ten (10) Business Days prior to the Closing Date, the Agent shall have received an Environmental Audit for each proposed Eligible Facility addressed to the Agent and each Lender or accompanied by a letter allowing such Persons to rely thereon.

(r)           Additional Information Regarding Proposed Eligible Facilities.  Agent shall have received all such information as the Agent shall request with respect to each proposed Eligible Facility and Subsidiary Guarantor together with information concerning (i) its unit mix and scheduled rents and ancillary fees, building age, fire protection attributes, emergency call systems and other health and safety matters, (ii) all leases (and amendments thereto) associated with such proposed Eligible Facility, (iii) copies of all contracts and leases for equipment utilized at such proposed Eligible Facility, (iv) operating statements (annual) for the prior two (2) years at such proposed Eligible Facility, if available, or such operating statements for any available shorter period, (v) operating statements (year to date) for such proposed Eligible Facility, if available, (vi) monthly occupancy reports (for prior twelve (12) months) for such proposed Eligible Facility, if available, (vii) rent rolls in detail satisfactory to Agent (which shall set forth, inter alia, any residents that are the beneficiary of any State or Federal subsidy or assistance programs (such as Medicaid, Medicare or Medicaid Waiver), (viii) information concerning the proposed manager of such proposed Eligible Facility as Agent shall request (including information regarding such proposed manager’s other real estate and its recent annual and interim financial statements), (ix) a copy of the proposed management agreement relating to such proposed Eligible Facility, (x) evidence that such proposed Eligible Facility is not located in an area designated by the Secretary of Housing and Urban Development as a special flood zone area, or flood hazard insurance acceptable to Agent in its sole discretion, and (xi) copies of all licenses and permits required by law for operation of such proposed Eligible Facility.

(s)           Insurance.  Evidence of the existence of insurance required to be maintained pursuant to Section 6.8, together with evidence that the Agent has been named as a lender’s loss payee and the Agent has been named as an additional insured on all related insurance policies, as appropriate.

(t)           Consents, Permits, etc.  To the extent not otherwise required hereunder, certified copies of all documents evidencing any necessary limited liability company action, consents and governmental approvals (if any) required for the execution, delivery and performance by the Loan Parties of the documents referred to in this Section 4 and copies of all permits, licenses and approvals necessary for the acquisition, ownership and operation of the Eligible Facilities by the Loan Parties.

(u)           Other Matters.  All legal matters incident to the initial Loans shall be satisfactory to counsel to the Agent.

Section 4.2	Conditions to All Loans.

The obligation of the Lenders to make the initial Loan and each Loan subsequent to the date hereof shall be subject to the fulfillment (to the satisfaction of the Agent) of the following conditions precedent:

(a)           The Agent shall have received (i) a Borrowing Notice in accordance with Section 2.2 hereof and (ii) a pro forma Borrowing Base Certificate.

(b)           Each of the Loan Parties shall have complied and shall then be in compliance with all of the terms, covenants and conditions of this Agreement (including, without limitation, all provisions relating to the Borrowing Base, inclusions of Eligible Facilities therein and the calculation thereof).

(c)           After giving effect to the requested Loan, there shall exist no Default or Event of Default hereunder.

(d)           The representations and warranties contained in Article 3 hereof (i) shall be true, correct and complete on and as of such date as if made on and as of such date (and the borrowing by the Borrower of the requested Loan hereunder shall constitute a representation and warranty by the Borrower as of the date of such Loan that the conditions set forth in this subsection 4.2(b) have been satisfied) and (ii) to the extent necessary to comply with 4.2(d)(i) above, each such representation or warranty (and any related schedules) updated information required to make each such representation true, correct and complete on such date shall have been delivered to Agent and all information set forth therein shall be otherwise reasonably satisfactory to Agent.

(e)           To the extent not previously delivered with respect to a new proposed Eligible Facility and Subsidiary Guarantor, all items listed above in Section 4.1(c)-(u) inclusive with respect to such proposed Eligible Facility and Subsidiary Guarantor.

(f)           To the extent requested by Agent, an SNDA with respect to any tenant (including, without limitation, any Operator or Substantial Tenant) occupying such proposed Eligible Facility in scope, form and substance satisfactory to Agent and its counsel.

(g)           To the extent requested by Agent, Interest Rate Contracts, if any, relating to the Loans (or a portion thereof).

(h)           To the extent requested by Agent, any Guarantor will ratify and reaffirm its respective Guaranty.

(i)            All legal matters incident to such Loan shall be satisfactory to counsel for the Agent.

Article 5.	Delivery of Financial Reports, Documents and Other Information.

While the Revolving Credit Commitments are outstanding, and, in the event any Loan remains outstanding, so long as the Borrower is indebted to the Lenders or the Agent and until payment in full of the Notes and full and complete performance of all other Obligations arising hereunder, Borrower and Parent Guarantor shall deliver to each Lender:

Section 5.1	Section 5.1 Annual Financial Statements.

Annually, as soon as available, but in any event within one hundred twenty (120) days after the last day of each of its fiscal years, a consolidated balance sheet of Parent Guarantor and its Subsidiaries as at such last day of the fiscal year, and consolidated statements of income and retained earnings and statements of cash flow, for such fiscal year, each prepared in accordance with generally accepted accounting principles consistently applied, in reasonable detail, and certified without qualification by a nationally recognized independent public accounting firm or by any other certified public accounting firm satisfactory to the Agent as fairly presenting the financial position and results of operations of Parent Guarantor and its Subsidiaries as at and for the year ending on its date and as having been prepared in accordance with GAAP.

Section 5.2	Quarterly Financial Statements.

(a)           As soon as available, but in any event within sixty (60) days after the end of each of Parent Guarantor’s fiscal quarters, a consolidated balance sheet of Parent Guarantor and its Subsidiaries as of the last day of such quarter and consolidated statements of income and retained earnings and statements of cash flow, for such quarter, and on a comparative basis figures for the corresponding period of the immediately preceding fiscal year, all in reasonable detail, each such statement to be certified in a certificate of the Responsible Officer of Parent Guarantor as (to the best of such Responsible Officer’s knowledge, after due inquiry into the matters being certified) accurately presenting the financial position and the results of operations of Parent Guarantor and its Subsidiaries as at its date and for such quarter and as having been prepared in accordance with GAAP (subject to year-end audit adjustments).

(b)           As soon as available, but in any event within fifty (50) days after the end of each of Parent Guarantor’s fiscal quarters, a financial statement for each Eligible Facility, together with occupancy reports and rent rolls, for the corresponding period of the immediately preceding fiscal month, all in reasonable detail, each such statement to be certified in a certificate of a Responsible Officer of Parent Guarantor as accurately presenting (to the best of such Responsible Officer’s knowledge, after due inquiry into the matters being certified) the financial position and the results of operations of such Eligible Facility as at its date and for such month and as having been prepared in accordance with GAAP (subject to year-end audit adjustments).

Section 5.3	Compliance Information.

Promptly after a written request therefor, such other financial data or information (including, without limitation, Borrowing Base Certificates) evidencing compliance with the requirements of this Agreement, the Notes and the other Loan Documents, as Agent or any Lender may reasonably request from time to time.

Section 5.4	Compliance Certificate; Borrowing Base Certificate.

At the same time as it delivers the financial statements required under the provisions of Sections 5.1 and 5.2 hereof, a certificate of a Responsible Officer of Parent Guarantor to the effect that (to the best of such Responsible Officer’s knowledge, after due inquiry into the matters being certified) no Event of Default hereunder and that no default under any other material agreement to which any Loan Party is a party or by which it is bound, or by which, to the best knowledge of Parent Guarantor or any other Loan Party, any of its properties or assets, taken as a whole, may be materially affected, and no event which, with the giving of notice or the lapse of time, or both, would constitute such an Event of Default or default, exists, or, if such cannot be so certified, specifying in reasonable detail the exceptions, if any, to such statement.  Such certificate shall be accompanied by a detailed calculation indicating compliance with the covenants contained in Sections 6.9 and 7.11 hereof in the form annexed hereto as Exhibit D.

In addition to the foregoing, Borrower shall also deliver (without limiting its obligation to deliver the same at any other time required by this Agreement) at the same time as it delivers the financial statements required under the provisions of Sections 5.1 and 5.2 hereof, a Borrowing Base Certificate executed by a Responsible Officer of Parent Guarantor and Borrower, specifying (to the best of such Responsible Officer’s knowledge, after due inquiry into the matters being certified) in reasonable detail the Borrower’s calculations of the Borrowing Base.

Section 5.5	Monthly Information.

Upon request by Agent, as soon as available, but in any event within thirty (30) days after the end of each of each Loan Party’s fiscal month, a financial statement for each Eligible Facility, together with occupancy reports and rent rolls, for the corresponding period of the immediately preceding fiscal month, all in reasonable detail, each such statement to be certified in a certificate of a Responsible Officer of Parent Guarantor as (to the best of such Responsible Officer’s knowledge, after due inquiry into the matters being certified) accurately presenting the financial position and the results of operations of such Eligible Facility as at its date and for such month and as having been prepared in accordance with GAAP (subject to year-end audit adjustments).

Section 5.6	Intentionally Omitted.

Section 5.7	Business Plan and Projections.

Not later than January 31st in each year, copies of Parent Guarantor’s and Borrower’s respective business plans and financial projections for the upcoming fiscal year (together with a copy in writing of the assumptions on which such business plan and projections were based), each certified by a Responsible Officer of Parent Guarantor and Borrower and illustrating the projected income statements, balance sheets and statements of changes in cash flow on a consolidated basis.

Section 5.8	USA Patriot Act Reports.

Promptly (a) if any Loan Party obtains knowledge that any Loan Party or any Person which owns, directly or indirectly, any Equity Interests of any Loan Party, or any other holder at any time of any direct or indirect equitable, legal or beneficial interest therein is the subject of any of the Terrorism Laws, such Loan Party will notify the Agent and (b) upon the request of any Lender, such Loan Party will provide any information such Lender believes is reasonably necessary to be delivered to comply with the USA Patriot Act

Section 5.9	Accountants’ Reports.

Promptly upon receipt thereof, copies of all material reports submitted to any Loan Party by its independent accountants in connection with any annual or interim audit of the books of Parent Guarantor and Borrower or their Subsidiaries made by such accountants which material reports are a necessary part of such annual or interim audit

Section 5.10	Copies of Documents.

Promptly upon their becoming available, copies of any:  (i) financial statements, non-routine reports and notices (other than routine correspondence), any of which are of a material nature, requests for waivers and proxy statements, in each case, delivered by Parent Guarantor, Borrower or any Subsidiary Guarantor to any of their respective existing lending institutions or creditors; (ii) correspondence or notices received by Parent Guarantor, Borrower or any Subsidiary Guarantor from any federal, state or local governmental authority that regulates the operations of Parent Guarantor, Borrower or any Subsidiary Guarantor, relating to an actual or threatened change or development that would be materially adverse (whether individually or on a consolidated basis) to Parent Guarantor, Borrower or any Subsidiary Guarantor or otherwise have a Material Adverse Effect; (iii) registration statements and any amendments and supplements thereto, and any regular and periodic reports, if any, filed by Parent Guarantor, Borrower or any Subsidiary Guarantor with any securities exchange or with the Securities and Exchange Commission or any governmental authority succeeding to any or all of the functions of the said Commission; and (iv) at the request of the Agent, any appraisals received by Parent Guarantor, Borrower or any Subsidiary Guarantor with respect to the properties or assets of Parent Guarantor, Borrower or any Subsidiary Guarantor during the term of this Agreement

Section 5.11	Notices of Defaults.

Promptly, notice of the occurrence of any Default or Event of Default, or any event that would constitute or cause a Material Adverse Effect in the condition, financial or otherwise, or the operations of Parent Guarantor or any of its Subsidiaries.

Section 5.12	ERISA Notices and Requests.

(a)           Concurrently with such filing, a copy of each Form 5500 that is filed with respect to each Plan, if any, with the IRS; and

(b)           Promptly, upon their becoming available, copies of:  (i) all correspondence with the PBGC, the Secretary of Labor or any representative of the IRS with respect to any Plan, if any, relating to an actual or threatened change or development that would be materially adverse to any Loan Party; (ii) all actuarial valuations received by the Parent Guarantor or Borrower with respect to any Plan; and (iii) any notices of Plan termination filed by any Plan Administrator (as those terms are used in ERISA) with the PBGC and of any notices from the PBGC to the Parent Guarantor or Borrower with respect to the intent of the PBGC to institute involuntary termination proceedings.

Section 5.13	Additional Information.

Such other material additional information regarding the business, affairs and condition of any Loan Party as the Agent may from time to time request, including, without limitation, as soon as available but in any event not less than forty-five (45) days after the end of each fiscal quarter of Parent Guarantor, schedules, in form and substance satisfactory to the Agent, with respect to Parent Guarantor and its Subsidiaries on a consolidated basis, of recorded liabilities, unfunded commitments, contingent liabilities, any off balance sheet financings including synthetic lease transactions and sale-leaseback arrangements and other similar material items, in each case, covering such quarter to the extent not otherwise contained in the information otherwise provided under this Article 5.

Article 6.	Affirmative Covenants.

While the Revolving Credit Commitments are outstanding, and, in the event any Loan remains outstanding, so long as any Loan Party is indebted to the Lenders or the Agent, and until payment in full of the Notes and full and complete performance of all of its other Obligations arising hereunder, each Loan Party shall:

Section 6.1	Books and Records.

Keep proper books of record and account in a manner reasonably satisfactory to the Agent in which full and true entries shall be made of all dealings or transactions in relation to its business and activities.

Section 6.2	Inspections and Audits.

Permit the Agent to make or cause to be made (prior to an Event of Default, at the Lenders’ expense and after the occurrence of and during the continuance of an Event of Default, at the Borrower’s expense), inspections and audits of any books, records and papers of Parent Guarantor, Borrower or any Subsidiary Guarantor and to make extracts therefrom and copies thereof, or to make appraisals, inspections and examinations of any properties and facilities of Parent Guarantor, Borrower or any Subsidiary Guarantor, on reasonable notice, at all such reasonable times and as often as any Lender may reasonably require, in order to assure that the Borrower is and will be in compliance with their obligations under the Loan Documents or to evaluate the investment in the then outstanding Notes.  Notwithstanding the foregoing, the Borrower agrees that the Agent shall be permitted to conduct or cause to be conducted an annual field audit at the Borrower’s expense.

Section 6.3	Maintenance and Repairs.

Cause to be maintained in good repair, working order and condition, subject to normal wear and tear, all material properties and assets from time to time owned by Parent Guarantor, Borrower or any Subsidiary Guarantor and used in or necessary for the operation of its businesses, and make or cause to be made all reasonable repairs, replacements, additions and improvements thereto.

Section 6.4	Continuance of Business.

Do, or cause to be done, all things reasonably necessary to preserve and keep in full force and effect the corporate existence of Parent Guarantor, Borrower or any Subsidiary Guarantor and all permits, rights and privileges necessary for the proper conduct of its business, and continue to engage in the same line of business and comply in all material respects with all applicable laws, regulations and orders.

Section 6.5	Copies of Corporate Documents.

Subject to the prohibitions set forth in Section 7.6 hereof, promptly deliver to the Agent copies of any amendments or modifications to the certificate of incorporation (or other applicable organizational documents) and by-laws of Parent Guarantor, Borrower or any Subsidiary Guarantor, certified with respect to the certificate of incorporation (or other organizational documents) by the Secretary of State of its state of incorporation and, with respect to the by-laws, by the secretary or assistant secretary of such corporation.

Section 6.6	Perform Obligations.

Pay and discharge all of the obligations and liabilities of Parent Guarantor, Borrower or any Subsidiary Guarantor, including, without limitation, all taxes, assessments and governmental charges upon its income and properties when due, unless and to the extent only that such obligations, liabilities, taxes, assessments and governmental charges shall be contested in good faith and by appropriate proceedings and that, to the extent required by GAAP, proper and adequate book reserves relating thereto are established by Parent Guarantor, Borrower or any Subsidiary Guarantor, and then only to the extent that a bond is filed in cases where the filing of a bond is necessary to avoid the creation of a Lien against any of its properties.

Section 6.7	Notice of Litigation.

Promptly notify the Agent in writing of any adverse litigation, legal proceeding or dispute, other than disputes in the ordinary course of business or, whether or not in the ordinary course of business, involving amounts in excess of Five Hundred Thousand ($500,000) Dollars, affecting Parent Guarantor, Borrower or any Subsidiary Guarantor or any Eligible Facility whether or not fully covered by insurance, and regardless of the subject matter thereof (excluding, however, any actions relating to workers’ compensation claims or negligence claims relating to use of motor vehicles, if fully covered by insurance, subject to deductibles).

Section 6.8	Insurance.

(a) Maintain or cause to maintain with responsible insurance companies reasonably acceptable to the Agent such insurance on the properties of Parent Guarantor, Borrower or any Subsidiary Guarantor, in such amounts and against such risks as is customarily maintained by similar businesses and cause each Operator and Substantial Tenant to do so; and (b) file with the Agent upon its request a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby; and (c) within ten (10) days after notice in writing from the Agent, obtain such additional insurance as the Agent may reasonably request.

Section 6.9	Minimum Equity Increase.

Have or maintain, with respect to Parent Guarantor, on a consolidated basis, as at the last day of each fiscal quarter of Parent Guarantor, an additional $20,000,000 in Net Issuance Proceeds from issuances of Equity Interests in Parent Guarantor during each six (6) month calendar period (i.e., the periods of January 1 to June 30 and July 1 to December 31 in each calendar year) starting with the six (6) month period beginning on January 1, 2011.

Section 6.10	Notice of Certain Events.

(a)           Promptly notify the Agent in writing of the occurrence of any Reportable Event, as defined in Section 4043 of ERISA, if a notice of such Reportable Event is required under ERISA to be delivered to the PBGC within thirty (30) days after the occurrence thereof, together with a description of such Reportable Event and a statement of the action the Borrower or the ERISA Affiliate intends to take with respect thereto, together with a copy of the notice thereof given to the PBGC.

(b)           Promptly notify the Agent in writing if the Borrower(s) or ERISA Affiliate receives an assessment of withdrawal liability in connection with a complete or partial withdrawal with respect to any Multiemployer Plan, together with a statement of the action that such Loan Party(s) or ERISA Affiliate intends to take with respect thereto.

(c)           Promptly notify the Agent in writing if any Loan Party receives: (i) any notice of any violation or administrative or judicial complaint or order having been filed or about to be filed against such Loan Party alleging violations of any Environmental Law and Regulation, or (ii) any notice from any governmental body or any other Person alleging that such Loan Party is or may be subject to any Environmental Liability; and promptly upon receipt thereof, provide the Agent with a copy of such notice together with a statement of the action such Loan Party intends to take with respect thereto.

Section 6.11	Comply with ERISA.

Materially comply with all applicable provisions of ERISA and the Code now or hereafter in effect.

Section 6.12	Environmental Compliance.

Operate or cause to operate all property owned, operated or leased by it in compliance with all Environmental Laws and Regulations, such that no Environmental Liability arises under any Environmental Laws and Regulations, which would result in a Lien on any property of any Loan Party.

Section 6.13	Maintenance of REIT Status.

Parent Guarantor will maintain its REIT Status.

Section 6.14	Post Closing Lien Searches.

Without limiting Borrower’s obligations under Section 10.1 hereof, Borrower agrees within ten (10) days of Agent’s written demand, to reimburse Agent for all expenses incurred by Agent in periodically (up to two (2) times per year) verifying Borrower’s performance of its obligations under the Loan Documents and the security and priority of each Mortgage, including without limitation expenses incurred by Agent for title searches, title updates and endorsements, tax and judgment lien searches, litigation searches, and UCC searches.

Section 6.15	The Account; Cash Management.

(a)           Borrower agrees that it will establish the Account and at all times maintain a balance therein in an amount equal to the greater of (i) $2,500,000.00, or (ii) five percent (5%) of the Total Revolving Credit Commitment.

(b)           Borrower agrees to provide to Agent such reasonable information regarding its, Parent Guarantor’s and each Subsidiary’s accounts so as to permit Agent to prepare an analysis of, and proposal regarding, a comprehensive cash management and treasury services proposal to the Loan Parties and their Subsidiaries.

Section 6.16	Right of First Refusal; Right of First Offer.

(a)           Borrower agrees that the Agent and Agent’s Affiliates shall have the exclusive right (other than with respect to any agreements with other parties existing as of the date of this Agreement and set forth on Schedule 6.16 hereof) of first refusal on each Loan Party’s (and their respective Subsidiary’s) behalf to arrange for or otherwise provide any permanent loan provided to such Person by Fannie Mae, Freddie Mac or HUD. Agent (or Agent’s Affiliate) will have a period of fifteen (15) Business Days after its receipt of all necessary analytical information to advise the appropriate Loan Party of Agent’s (or Agent’s Affiliate’s) decision with respect to such financing.  Notwithstanding the foregoing, the requirements regarding the above described right of first refusal shall not apply to any Facility that was originally presented to Agent for inclusion as an Eligible Facility hereunder but was subsequently not approved by Agent as an Eligible Facility hereunder.

(b)           Borrower agrees that the Agent and Agent’s Affiliates shall have the exclusive right (other than with respect to any agreements with other parties existing as of the date of this Agreement and set forth on Schedule 6.16 hereof) of first offer to arrange for or otherwise provide to (or on behalf of) any Loan Party with respect to agency or other secondary market refinancings of any Eligible Facility.

(c)           In the event that Agent (or Agent’s Affiliate) is retained to arrange for or otherwise provide any of the above described services, the Borrower shall pay to Agent (or, as the case may be, Agent’s Affiliate) an origination fee (each an “Origination Fee”) upon closing and funding of such transaction equal to the greater of (i) the minimum origination fee prescribed by the relevant governmental agency, or (ii) the amount set forth below:

(A)          For transactions with Fannie Mae, Freddie Mac:

(1)           financing transactions involving single assets and loan amounts under $10,000,000, the Origination Fee will be an amount equal to 1.00% of such loan amount;

(2)           financing transactions involving single assets and loan amounts between $10,000,000 and $20,000,000 the Origination Fee will be an amount equal to 0.75% of such loan amount; and

(3)           financing transactions involving single assets and loan amounts in excess of $20,000,000, the Origination Fee will be an amount equal to 0.55% of such loan amount.

(B)           For transactions with HUD:

(1)           financing transactions involving single assets and loan amounts between $5,000,000 and $10,000,000, the Origination Fee will be an amount equal to 1.50% of such loan amount;

(2)           financing transactions involving single assets and loan amounts in excess of $10,000,000, the Origination Fee will be an amount equal to 1.00% of such loan amount; and

(3)           the Origination Fee for all such transactions in this subsection 6.16(c)(ii)(B) involving loan amounts less than $5,000,000 will be subject to such the mutual agreement of Borrower and Agent (or, as the case may be, Agent’s Affiliate).

Section 6.17	Casualty and Condemnation.

(a)           Notice.  The Borrower will furnish to the Agent and the Lenders prompt written notice of (i) any casualty or other insured damage to any Eligible Facility in excess of $500,000 or (ii) the commencement of any action or proceeding for the taking of any Eligible Facility, or any interest therein, under power of eminent domain or by condemnation or similar proceeding.

(b)           Application of Proceeds.  (i) So long as no Default or Event of Default shall have occurred and be continuing, and (ii) to the extent that aggregate Net Insurance/Condemnation Proceeds from the Closing Date through the applicable date of determination do not exceed twenty-five percent (25%) of the Appraised Value for such Eligible Facility, Borrower shall have the option, directly or through one or more of its Subsidiary Guarantors to utilize such Net Insurance/Condemnation Proceeds within one hundred eighty (180) days of receipt thereof for the repair, restoration or replacement of the applicable Eligible Facility giving rise to such Net Insurance/Condemnation Proceeds;  provided, however, pending any such investment all such Net Insurance/Condemnation Proceeds, as the case may be, shall be applied to prepay Revolving Credit Loans to the extent outstanding (without a reduction in Revolving Credit Commitments) pursuant to Section 2.5(d) but such amounts prepaid shall thereafter be made available to Borrower or the applicable Subsidiary Guarantor for reborrowing for repair, restoration or replacement of such Eligible Facility upon such reasonable and customary terms and conditions as Agent shall require (and otherwise consistent with Agent’s procedures and practices for administration and disbursement of construction loans, including, without limitation, customary retainages, plan and budget review, assurances as to compliance with all applicable laws, assurances as to lack of non-permitted Liens, and such other matters as Agent shall reasonably require).  In the event that the criteria set forth above in subsection 6.17(b)(i) and (ii) are not satisfied, such funds shall be applied to prepay Revolving Credit Loans in an amount up to the Assigned Credit Advance Value of such Eligible Facility to the extent outstanding (without a reduction in Revolving Credit Commitments) pursuant to Section 2.5(d) and shall not be available for reborrowing for repair, restoration or replacement of such Eligible Facility unless otherwise approved by Agent and the Required Lenders.

Section 6.18	REIT Sub-Advisor.

At all times the REIT Sub-Advisor shall be a sub-advisor to the Advisor to Parent Guarantor and Advisor shall be advisor to Parent Guarantor.

Article 7.	Negative Covenants.

While the Revolving Credit Commitments are outstanding, and, in the event any Loan remains outstanding, so long as any Loan Party is indebted to the Lenders or the Agent and until payment in full of the Notes and full and complete performance of all of its other Obligations arising hereunder, Parent Guarantor and Borrower shall not and shall not permit any of the Subsidiary Guarantors to do, agree to do, or permit to be done, any of the following:

Section 7.1	Indebtedness.

Create, incur, permit to exist or have outstanding any Indebtedness, except:

(a)           Indebtedness of the Loan Parties to the Lenders and the Agent under this Agreement, the Notes, and each Guaranty;

(b)           Taxes, assessments and governmental charges, non-interest bearing accounts payable and accrued liabilities, in any case not more than ninety (90) days past due from the original due date thereof (unless the failure to satisfy such obligations is pursuant to the good faith contest by appropriate dispute or other proceedings as set forth in Section 6.6 hereof), and non-interest bearing deferred liabilities other than for borrowed money (e.g., deferred compensation and deferred taxes), in each case incurred and continuing in the ordinary course of business and then only to the extent that such Loan Party has set aside on its books adequate reserves therefor, if appropriate under GAAP;

(c)           Indebtedness secured by the security interests referred to in subsection 7.2(b) and (c) hereof;

(d)           Indebtedness consisting of contingent obligations permitted by Section 7.3 hereof;

(e)           Recourse Indebtedness (other than Indebtedness hereunder) at any time outstanding not exceeding in the aggregate (when aggregated with Indebtedness permitted by subsections 7.1(c), (d) and (f) hereof) twenty-five percent (25%) of Total Asset Value; and

(f)           Indebtedness set forth on Schedule 7.1 hereto.

Section 7.2	Liens.

Create, or assume or permit to exist, any Lien on any of the properties or assets of the Borrower or any of any Subsidiary Guarantor, whether now owned or hereafter acquired, except:

(a)           Permitted Liens;

(b)           Liens securing Indebtedness created after the date hereof and permitted under subsection 7.1(e) hereof; and

(c)           Liens set forth on Schedule 7.2 hereto.

Section 7.3	Guaranties.

Assume, endorse, be or become liable for, or guarantee, the obligations of any Person, except (i) by the endorsement of negotiable instruments for deposit or collection in the ordinary course of business, (ii) guarantees of payment or completion in support of Facilities if, after giving effect to the proposed guarantee, the aggregate amount of all such obligations guaranteed by Parent Guarantor, Borrower or any Subsidiary Guarantor, or any of them (inclusive of the guarantees referred to in subsection 7.3(iii) and, to the extent the condition precedent provided therein has occurred, subsection 7.3(iv) hereof but exclusive of the guarantees of the Guarantors with respect to the Obligations), does not exceed fifteen percent (15%) of Total Asset Value, (iii) guarantees which are non-recourse in nature (i.e., recourse is limited to a Facility (that is not an Eligible Facility) and otherwise does not require the payment of funds), (iv) guarantees which are effective upon the occurrence of one or more conditions precedent (e.g., such as guarantees that require payments upon the occurrence of fraud, willful misrepresentation, gross negligence, misapplication of funds or willful misconduct) to the extent the condition(s) precedent with respect to such obligation have not occurred, and (v) as set forth on Schedule 7.3 hereof.  For the purposes hereof, the term “guarantee” shall include any agreement, whether such agreement is on a contingency or otherwise, to purchase, repurchase or otherwise acquire Indebtedness of any other Person, or to purchase, sell or lease, as lessee or lessor, property or services, in any such case primarily for the purpose of enabling another person to make payment of Indebtedness, or to make any payment (whether as an advance, capital contribution, purchase of an equity interest or otherwise) to assure a minimum equity, asset base, working capital or other balance sheet or financial condition, in connection with the Indebtedness of another Person, or to supply funds to or in any manner invest in another Person in connection with such Person’s Indebtedness.

Section 7.4	Mergers, Acquisitions.

Merge or consolidate with any Person, or, acquire all or substantially all of the assets or any of the capital stock or other Equity Interests of any Person unless (a) Parent Guarantor, Borrower or a Subsidiary Guarantor is the surviving entity, and (b) no Default or Event of Default exists or will occur after giving effect thereto.

Section 7.5	Distributions.

Declare or pay any dividends or make any distribution of any kind on Parent Guarantor’s outstanding stock, or set aside any sum for any such purpose, except that:

(a)           Parent Guarantor may declare and make dividend payments or other distributions payable solely in its common stock;

(b)           Parent Guarantor may declare and pay cash dividends if (i) such dividend is a regularly declared distribution to the holders of its Equity Interests (and not a “special” dividend, “extraordinary” dividend or otherwise any unusual, non-typical or “one-time” dividend), and (ii) only if at the time of such payment and after giving effect thereto, no Event of Default shall exist hereunder; and

(c)           if a Default or an Event of Default exists or will occur as a result of the dividend payment, Parent Guarantor may declare and pay dividends to the minimum extent necessary (taking into account any dividends or distributions otherwise made including under subsection 7.5(b)) to generate the minimum deduction for dividends paid during each year that would be required to satisfy Code Section 857(a)(1).

Section 7.6	Changes in Structure.

Amend, supplement or modify the certificate of incorporation or by-laws (or other applicable organizational documents) of any Loan Party in a manner which would be reasonably likely to cause a Material Adverse Effect.

Section 7.7	Disposition of Assets.

Make any Disposition of any Eligible Facility, or enter into any agreement to do so, unless (a) the Disposition is made for a price equal to the greater of (i) its fair market value (based on a bona fide arm’s length transaction with a third party) or (ii) such amount as is sufficient to create Net Asset Sale Proceeds of not less than the Assigned Credit Advance Value of such Eligible Facility, (b) at the time of such Disposition and after giving effect thereto, no Default or Event of Default exists (unless otherwise consented to by Agent and Required Lenders, which consent will not be unreasonably withheld), and (c) the Net Asset Sale Proceeds of such Disposition are applied pursuant to the terms of Section 2.5 hereof.

Section 7.8	Investments.

Make or suffer to exist, any Investment in any Person, including, without limitation, any shareholder, director, officer or employee of Parent Guarantor or any of its Subsidiaries, except:

(a)         Investments in:

(i)            obligations issued or guaranteed by the United States of America;

(ii)           certificates of deposit, bankers acceptances and other “money market instruments” issued by any Lender or trust company organized under the laws of the United States of America or any State thereof and having capital and surplus in an aggregate amount of not less than $100,000,000;

(iii)           open market commercial paper bearing the highest credit rating issued by S&P or by another nationally recognized credit rating agency;

(iv)           repurchase agreements entered into with any Lender or trust company organized under the laws of the United States of America or any State thereof and having capital and surplus in an aggregate amount of not less than $100,000,000 relating to United States of America government obligations; and

(v)           shares of “money market funds”, each having net assets of not less than $100,000,000;

in each case maturing or being due or payable in full not more than 180 days after the Borrower’s acquisition thereof.

(b)          Whether or not in connection with an Acquisition, Investments by Parent Guarantor or Borrower in any Subsidiary Guarantor, and by any Subsidiary Guarantor  in Parent Guarantor, Borrower or another Subsidiary Guarantor, provided, to the extent required in connection with an Acquisition of an Eligible Facility, Parent Guarantor shall cause each Subsidiary Guarantor, formed or acquired during such immediately preceding fiscal quarter, to become a party to a Guaranty, with the effect that each such new Subsidiary Guarantor shall be deemed to become a “Guarantor” for the purposes of this Agreement and in connection therewith, there shall be delivered to the Agent with respect to such Subsidiary those certificates and documents described in subsection 4.2 hereof and all legal matters incident to the addition of such Subsidiary as a “Guarantor” hereunder shall be satisfactory to counsel to the Agent.

(c)           The acquisition by Parent Guarantor and its Subsidiaries, of any real estate, whether developed or undeveloped;  provided, however, that Parent Guarantor and any Subsidiaries will only make Investments in such amounts and allocations so as not to exceed the below listed percentages for each type of asset:

Type of Asset	Maximum Percentage of Total Asset Value
1. undeveloped land	5.0%
2. properties for development	20.0%
3. mortgage notes	5.0%
4. aggregate of asset types listed at 1, 2 and 3 above	20.0%

(d)           Investments by Parent Guarantor or Borrower in any Subsidiary;

(e)           Investments in any Joint Venture provided that the aggregate Cash portion of all such Investments does not exceed an amount equal to fifty percent (50%) of Total Asset Value as at any date of determination thereof, prior to giving effect to any such Investment.

For purposes of subsection 7.8(a)-(d) and Section 7.14 hereof, “Investments” shall mean, by any Person:

(i)           the amount paid or committed to be paid, or the value of property or services contributed or committed to be contributed, by such Person for or in connection with the acquisition by such Person of any stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person; and

(ii)           the amount of any advance, loan or extension of credit by such Person, to any other Person, or guaranty or other similar obligation of such Person with respect to any Indebtedness of such other Person, and (without duplication) any amount committed to be advanced, loaned, or extended by such Person to any other Person, or any amount the payment of which is committed to be assured by a guaranty or similar obligation by such Person tor the benefit of, such other Person.

Section 7.9	Fiscal Year.

Change its fiscal year.

Section 7.10	ERISA Obligations.

Permit the establishment of any Employee Benefit Plan or amend any Employee Benefit Plan which establishment or amendment could result in liability to any Loan Party or increase the obligation for post-retirement welfare benefits of any Loan Party which liability or increase, individually or together with all similar liabilities and increases, has a Material Adverse Effect on any Loan Party.

Section 7.11	Negative Financial Covenants

(a)           Minimum Debt Service Coverage Ratio.  Commencing with the calendar quarter ending March 31, 2011, permit (or suffer to exist) its Debt Service Coverage Ratio for any Computation Period set forth below to be not less than the applicable ratio set forth below for such Computation Period:

Computation Periods Ending (all dates are inclusive):	Debt Service Coverage Ratio

March 31, 2011	1.25:1.00

June 30, 2011	1.25:1.00

September 30, 2011	1.25:1.00

December 31, 2011	1.25:1.00

March 31, 2012	1.35:1.00

June 30, 2012	1.35:1.00

September 30, 2012	1.35:1.00

December 31, 2012 (assuming Extension Option is exercised)	1.35:1.00

March 31, 2013 and each June 30, September 30, and December 31 thereafter	1.40:1.00

(b)           Maximum Ratio of Consolidated Indebtedness to Total Asset Value.  Permit (or suffer to exist), at all times, a ratio of Consolidated Indebtedness to Total Asset Value greater than 0.60:1.00;

(c)           Consolidated Net Worth.  Permit (or suffer to exist), at all times, Consolidated Net Worth less than the sum of $40,000,000, plus 80% of all Gross Issuance Proceeds received by Parent Guarantor (or any of its Subsidiaries) in connection with the issuance after the Closing Date of any Equity Interest in Parent Guarantor (or any of its Subsidiaries) other than any such equity interests issued in connection with any dividend reinvestment program(s);

(d)           Liquidity.  Permit (or suffer to exist), at all times, its average monthly balance of Cash and Cash Equivalents to be less than $5,000,000.

Section 7.12	Use of Cash.

Use, or permit to be used, in any manner or to any extent, each Loan Party’s Cash from operations for the benefit of any Person, except: (a) in connection with the payment or prepayment of expenses (other than Capital Expenditures) directly incurred for the benefit of each Loan Party in the maintenance and operation of its business, in each case only in the ordinary course of its business, (b) for the payment of required payments of principal and interest on Indebtedness of each Loan Party permitted to exist hereunder, and (c) for uses that are otherwise specifically permitted by this Agreement.

Section 7.13	Transactions with Affiliates.

Except as expressly permitted by this Agreement, directly or indirectly:  (a) make any Investment in an Affiliate; (b) transfer, sell, lease, assign or otherwise dispose of any material assets to an Affiliate; (c) merge into or consolidate with or purchase or acquire material assets from an Affiliate; or (d) enter into any other transaction directly or indirectly with or for the benefit of any Affiliate (including, without limitation, guarantees and assumptions of obligations of an Affiliate); provided, however, that:  (i) payments on Investments expressly permitted by Section 7.8 hereof may be made, (ii) any Affiliate who is a natural person may serve as an employee or director of Parent Guarantor, Borrower or any Subsidiary and receive reasonable compensation for his services in such capacity, and (iii) Parent Guarantor, Borrower or any Subsidiary may enter into any transaction with an Affiliate providing for the leasing of property, the rendering or receipt of services or the purchase or sale of product, inventory and other assets in the ordinary course of business if the monetary or business consideration arising therefrom would be substantially as advantageous to Parent Guarantor, Borrower or a Subsidiary as the monetary or business consideration that would obtain in a comparable arm’s length transaction with a Person not an Affiliate.

Section 7.14	Hazardous Material.

Cause or permit: (i) any Hazardous Material to be placed, held, located or disposed of, on, under or at any Eligible Facility or any part thereof, except for such Hazardous Materials that are necessary for any Subsidiary Guarantor’s or any Operator’s operation of its business thereon and which shall be used, stored, treated and disposed of in material compliance with all applicable Environmental Laws and Regulations or (ii) such Eligible Facility or any part thereof to be used as a collection, storage, treatment or disposal site for any Hazardous Material.  Parent Guarantor, Borrower and each Subsidiary Guarantor acknowledges and agrees that the Agent and the Lenders shall have no liability or responsibility for either:

(i)           damage, loss or injury to human health, the environment or natural resources caused by the presence, disposal, release or threatened release of Hazardous Materials on any part of such Eligible Facility; or

(ii)           abatement and/or clean-up required under any applicable Environmental Laws and Regulations for a release, threatened release or disposal of any Hazardous Materials located at any Eligible Facility or used by or in connection with Parent Guarantor’s, Borrower’s or any Subsidiary Guarantor’s or any Operator’s business.

Article 8.	Events of Default.

If any one or more of the following events (“Events of Default”) shall occur and be continuing at any time any amounts are outstanding hereunder, the Revolving Credit Commitments shall terminate and the entire unpaid balance of the principal of and interest on the Notes outstanding and all other obligations and Indebtedness of each of the Borrower to the Lenders and the Agent arising hereunder and under the other Loan Documents shall immediately become due and payable upon written notice to that effect given to the Borrower by the Agent (except that in the case of the occurrence of any Event of Default described in Section 8.6 no such notice shall be required), without presentment or demand for payment, notice of non-payment, protest or further notice or demand of any kind, all of which are expressly waived by each Loan Party:

Section 8.1	Payments.

Failure by any Loan Party to:  (a) make any payment or mandatory repayment of principal upon any Note when due, or (b) make any payment of interest upon any Note or to make any payment of any Fee within three (3) Business Days after the date when due; or

Section 8.2	Certain Covenants.

Failure by any Loan Party to perform or observe any of the agreements of a Borrower contained in Section 5.11, Section 6.9 or Article 7 hereof; or

Section 8.3	Other Covenants.

Failure by any Loan Party to perform or observe any other term, condition or covenant of this Agreement or of any of the other Loan Documents to which it is a party, which shall remain unremedied for a period of thirty (30) days after notice thereof shall have been given to such Loan Party by the Agent; or

Section 8.4	Other Defaults.

(a)           Failure by any Loan Party to perform or observe any term, condition or covenant (unless such performance or observance is being disputed through a good faith contest and such Loan Party is otherwise in compliance with the terms of Section 6.6 with respect thereto) of any bond, note, debenture, loan agreement, indenture, guaranty, trust agreement, mortgage or similar instrument to which it is a party or by which it is bound, or by which any of its properties or assets may be affected (a “Debt Instrument”), so that, as a result of any such failure to perform, the Indebtedness included therein or secured or covered thereby may be declared due and payable prior to the date on which such Indebtedness would otherwise become due and payable; or

(b)           Any event or condition referred to in any Debt Instrument shall occur or fail to occur, so that, as a result thereof, the Indebtedness included therein or secured or covered thereby may be declared due and payable prior to the date on which such Indebtedness would otherwise become due and payable; or

(c)           Failure to pay any Indebtedness for borrowed money due at final maturity or pursuant to demand under any Debt Instrument;

provided, however, that the provisions of this Section 8.4 shall not be applicable to any Debt Instrument that on the date this Section 8.4 would otherwise be applicable thereto, relates to or evidences Indebtedness (y) in a principal amount of less than $500,000 or (z) the terms of the which shall have been subordinated to the terms, payment and priority of the final payment in full of all of the Obligations; or

Section 8.5	Representations and Warranties.

Any representation or warranty made in writing to the Lenders or the Agent in any of the Loan Documents or in connection with the making of the Loans, or any certificate, statement or report made or delivered in compliance with this Agreement, shall have been false or misleading in any material adverse respect when made or delivered; or

Section 8.6	Bankruptcy.

(a)           Any Loan Party shall make an assignment for the benefit of creditors, file a petition in bankruptcy, be adjudicated insolvent, petition or apply to any tribunal for the appointment of a receiver, custodian, or any trustee for it or a substantial part of its assets, or shall commence any proceeding under any Bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or any Loan Party shall take any corporate action to authorize any of the foregoing actions; or there shall have been filed any such petition or application, or any such proceeding shall have been commenced against it, that remains undismissed for a period of sixty (60) days or more; or any order for relief shall be entered in any such proceeding; or any Loan Party by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or the appointment of a custodian, receiver or any trustee for it or any substantial part of its properties, or shall suffer any custodianship, receivership or trusteeship to continue undischarged for a period of thirty (30) days or more; or

(b)           Any Loan Party shall generally not pay its debts as such debts become due; or

(c)           Any Loan Party shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them or made or suffered a transfer of any of its property that may be fraudulent under any Bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or shall have suffered or permitted, while insolvent, any creditor to obtain a Lien upon any of its property through legal proceedings or distraint that is not vacated within thirty (30) days from the date thereof; or

Section 8.7	Judgments.

Any judgment against any Loan Party or any attachment, levy or execution against any of its properties for any amount in excess of Five Hundred Thousand ($500,000) Dollars shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of thirty (30) days or more; or

Section 8.8	ERISA.

(a)           The termination of any Plan or the institution by the PBGC of proceedings for the involuntary termination of any Plan, in either case, by reason of, or that results or could result in, a “material accumulated funding deficiency” under Section 412 of the Code; or

(b)           Failure by any Loan Party to make required contributions, in accordance with the applicable provisions of ERISA, to each of the Plans hereafter established or assumed by it; or

Section 8.9	Material Adverse Effect.

There shall occur a Material Adverse Effect; or

Section 8.10	Ownership.

(i)           Any Person, or a group of related Persons, shall after the Closing Date acquire (a) beneficial ownership in excess of 25% of the outstanding stock of Parent Guarantor, Borrower or other voting interest having ordinary voting powers to elect a majority of the directors, managers or trustees of Parent Guarantor or Borrower (irrespective of whether at such time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency), or (b) all or substantially all of the Investments of Parent Guarantor or Borrower, or (ii) a majority of the Board of Directors of Parent Guarantor or Borrower, at any time, shall be composed of Persons other than (a) Persons who were members of the Board of Directors on the date of this Agreement, or (b) Persons who subsequently become members of the Board of Directors and who either (x) are appointed or recommended for election with the affirmative vote of a majority of the directors in office as of the date of this Agreement, or (y) are appointed or recommended for election with the affirmative vote of a majority of the Board of Directors of Parent Guarantor or Borrower then in office; or

Section 8.11	REIT Status; Material Licenses and Permits.

Parent Guarantor shall at any time fail to maintain its REIT Status, or Parent Guarantor, Borrower or any Subsidiary Guarantor shall lose, through suspension, termination, impoundment, revocation, failure to renew or otherwise, its REIT Status (if any) or any material license or permit (unless such material license or permit is promptly replaced, renewed or  otherwise reinstated); or

Section 8.12	Environmental.

Any of the Loan Parties or any of their respective Facilities shall become subject to one or more Liens for costs or damages in excess of Five Hundred Thousand ($500,000) Dollars individually or in the aggregate under any Environmental Laws and Regulations, such Liens shall remain in place for thirty (30) days after the creation thereof and such Liens are reasonably likely to cause a Material Adverse Effect; or

Section 8.13	Default by Operator.

Unless the Assigned Credit Advance Value for such Eligible Facility is first paid in full, thirty (30) days after the acceleration by any Loan Party of the obligations of an Operator or a Substantial Tenant as a result of any default in the payment of amounts which are due and owing under any third party lease or related security documents in connection with any Eligible Facility of such Operator or Substantial Tenant (such Eligible Facility, herein referred to as the “Defaulted Facility”), in the event the Lease Rental Expense arising from the Defaulted Facility accounts for 20% or more of the aggregate amount of all Lease Rental Expense owing to the Borrower from all Operators and Substantial Tenants during the immediately preceding four (4) calendar quarters.

Article 9.	The Agent.

Section 9.1	Appointment, Powers and Immunities.

Each Lender hereby irrevocably appoints and authorizes the Agent to act as its agent hereunder and the other Loan Documents with such powers as are specifically delegated to the Agent by the terms of this Agreement and the other Loan Documents together with such other powers as are reasonably incidental thereto.  The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents and shall not be a trustee for any Lender.  The Agent shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or the other Loan Documents in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or the other Loan Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents or any other document referred to or provided for herein or therein or for the collectability of the Loans or for any failure by any Loan Party to perform any of its obligations hereunder or under the other Loan Documents.  The Agent may employ agents and attorneys-in-fact and shall not be answerable, except as to money or securities received by it or its authorized agents, for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.  Neither the Agent nor any of its directors, officers, employees or agents shall be liable or responsible for any action taken or omitted to be taken by it or them hereunder or the other Loan Documents or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct.

Section 9.2	Reliance by Agent.

The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper person or persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent.  As to any matters not expressly provided for by this Agreement or the other Loan Documents, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or the other Loan Documents in accordance with instructions signed by the Required Lenders (other than any Defaulting Lender), and such instructions of the Required Lenders (other than any Defaulting Lender) and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

Section 9.3	Events of Default.

The Agent shall not be deemed to have knowledge of the occurrence of a Default (other than the non-payment of principal of or interest on Loans) unless the Agent has received notice from a Lender or the Borrower specifying such Default and stating that such notice is a “Notice of Default”.  In the event that the Agent receives such a notice of the occurrence of a Default, the Agent shall give notice thereof to the Lenders (and shall give each Lender notice of each such non-payment).  The Agent shall (subject to Section 9.7 hereof) take such action with respect to such Default as shall be directed in writing by the Required Lenders (or all of the Lenders, if required by the terms of this Agreement).

Section 9.4	Rights as a Lender.

With respect to its Revolving Credit Commitment and the Loans made by it, the Agent in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Agent, and the term “Bank” or “Lenders” shall, unless the context otherwise indicates, include the Agent in its individual capacity.  The Agent and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with each Loan Party or its Affiliates, as if it were not acting as the Agent, and the Agent may accept fees and other consideration from each Loan Party or its Affiliates, for services in connection with this Agreement or any of the other Loan Documents or otherwise without having to account for the same to the Lenders.

Section 9.5	Indemnification.

The Lenders shall indemnify the Agent (to the extent not reimbursed by each Loan Party under Sections 10.1 and 10.2 hereof), ratably in accordance with the aggregate principal amount of the Loans made by the Lenders (or, if no Loans are at the time outstanding, ratably in accordance with their respective Revolving Credit Commitments), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any other documents contemplated by or referred to herein or therein or the transactions contemplated by or referred to herein or therein or the transactions contemplated hereby and thereby (including, without limitation, the costs and expenses that each Loan Party is obligated to pay under Sections 10.1 and 10.2 hereof, but excluding normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or of any such other documents, provided that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.

Section 9.6	Non-Reliance on Agent and other Lenders.

Each Lender agrees that it has, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of each Loan Party and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or the other Loan Documents.  The Agent shall not be required to keep itself informed as to the performance or observance by each Loan Party of this Agreement or the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of each Loan Party.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder or the other Loan Documents, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of each Loan Party, that may come into the possession of the Agent or any of its Affiliates.

Section 9.7	Failure to Act.

Except for action expressly required of the Agent hereunder, the Agent shall in all cases be fully justified in failing or refusing to act hereunder or thereunder unless it shall be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

Section 9.8	Resignation or Removal of Agent.

Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving not less than ten (10) days’ prior written notice thereof to the Lenders and each Loan Party and the Agent may be removed by the Required Lenders for gross negligence or willful misconduct (as determined by a court of competent jurisdiction).  Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent.  If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, after consultation with the Borrower, appoint a successor Agent which shall be a Lender with a combined capital and surplus of at least $100,000,000.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article 9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

Section 9.9	Sharing of Payments.

(a)           Prior to any acceleration by the Agent and the Lenders of the Obligations:

(i)           in the event that any Lender shall obtain payment in respect of a Note, or interest thereon, whether voluntarily or involuntarily, and whether through the exercise of a right of banker’s lien, set-off or counterclaim against each Loan Party or otherwise, in a greater proportion than any such payment obtained by any other Lender in respect of the corresponding Note held by it, then the Lender so receiving such greater proportionate payment shall purchase for cash from the other Lender or Lenders such portion of each such other Lender’s or Lenders’ Loan as shall be necessary to cause such Lender receiving the proportionate overpayment to share the excess payment with each Lender; and

(ii)           in the event that any Lender shall obtain payment in respect of any Interest Rate Contract to which such Lender is a party, whether voluntarily or involuntarily, and whether through the exercise of a right of banker’s lien, set-off or counterclaim against each Loan Party or otherwise, such Lender shall be permitted to retain the full amount of such payment and shall not be required to share such payment with any other Lender.

(b)           Upon or following any acceleration by the Agent and the Lenders of the Obligations, in the event that any Lender shall obtain payment in respect of a Note, or interest or Fees thereon, or in respect of an Interest Rate Contract to which such Lender is a party, whether voluntarily or involuntarily, and whether through the exercise of a right of banker’s lien, set-off or counterclaim against each Loan Party or otherwise, in a greater proportion than any such payment obtained by any other Lender in respect of the aggregate amount of the corresponding Note held by such Lender and any Interest Rate Contract to which such Lender is a party, then the Lender so receiving such greater proportionate payment shall purchase for cash from the other Lender or Lenders such portion of each such other Lender’s or Lenders’ Loan as shall be necessary to cause such Lender receiving the proportionate overpayment to share the excess payment with each Lender.  For the purposes of this subsection 9.9(b), payments on Notes received by each Lender shall be in the same proportion as the proportion of: (A) the sum of: (x) the Obligations owing to such Lender in respect of the Note held by such Lender, plus (y) the Obligations owing to such Lender in respect of Interest Rate Contracts to which such Lender is party, if any, to (B) the sum of: (x) the Obligations owing to all of the Lenders in respect of all of the Notes, plus (y) the Obligations owing to all of the Lenders in respect of all Interest Rate Contracts to which any Lender is a party; provided, however, that, with respect to subsections 9.9(a)(i) and (b) above, if all or any portion of such excess payment or benefits is thereafter recovered from the Lender that received the proportionate overpayment, such purchase of Loans or payment of benefits, as the case may be, shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

Article 10.	Miscellaneous Provisions.

Section 10.1	Fees and Expenses; Indemnity.

(a)           The Borrower will promptly pay all costs of the Agent in preparing the Loan Documents and all actual, reasonable, out-of-pocket costs and expenses of the issuance of the Notes and of each Loan Party’s performance of and compliance with all agreements and conditions contained herein on its part to be performed or complied with and the reasonable fees and expenses and disbursements of counsel to the Agent in connection with the preparation, execution and delivery, administration, interpretation and enforcement of this Agreement, the other Loan Documents and all other agreements, instruments and documents relating to this transaction, the consummation of the transactions contemplated by all such documents, the preservation of all rights of the Lenders and the Agent, the negotiation, preparation, execution and delivery of any amendment, modification or supplement of or to, or any consent or waiver under, any such document (or any such instrument that is proposed but not executed and delivered) and with any claim or action threatened, made or brought against any of the Lenders or the Agent arising out of or relating to any extent to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby (other than a claim or action resulting from the gross negligence, willful misconduct, or intentional violation of law by the Agent and or the Lenders).  Notwithstanding the above, Borrower shall not be obligated under this Section 10.1(a) (but shall be obligated under Section 10.1(b) below, to the extent applicable) to indemnify Lenders for fees and expenses and disbursements of separate counsel to Lenders (other than Agent’s counsel).

(b)           In addition, the Borrower will promptly pay all actual, reasonable out-of-pocket costs and expenses (including, without limitation, reasonable fees and disbursements of counsel) suffered or incurred by each Lender in connection with its enforcement of the payment of the Notes or any other sum due to it under this Agreement or any of the other Loan Documents or any of its other rights hereunder or thereunder.  In addition to the foregoing, the Borrower shall indemnify each Lender and the Agent and each of their respective directors, officers, employees, attorneys, agents and Affiliates against, and hold each of them harmless from, any loss, liabilities, damages, penalties, claims, costs and expenses (including reasonable attorneys’ fees and disbursements) suffered or incurred by any of them arising out of, resulting from or in any manner connected with, the execution, delivery and performance of each of the Loan Documents, the Loans and any and all transactions related to or consummated in connection with the Loans (other than as a result of the gross negligence, willful misconduct or intentional violation of law by the party seeking indemnification), including, without limitation, losses, liabilities, damages, penalties, claims, costs and expenses suffered or incurred by any Lender or the Agent or any of their respective directors, officers, employees, attorneys, agents or Affiliates arising out of or related to any Environmental Liability or Environmental Proceeding, or in investigating, preparing for, defending against, or providing evidence, producing documents or taking any other action in respect of any commenced or threatened litigation, administrative proceeding or investigation under any federal securities law or any other statute of any jurisdiction, or any regulation, or at common law or otherwise against the Agent, the Lenders or any of their officers, directors, affiliates, agents or Affiliates, that is alleged to arise out of or is based upon: (i) any untrue statement or alleged untrue statement of any material adverse fact of any Loan Party and its affiliates in any document or schedule filed with the Securities and Exchange Commission or any other governmental body; (ii) any omission or alleged omission to state any material fact required to be stated in such document or schedule, or necessary to make the statements made therein, in light of the circumstances under which made, not misleading; (iii) any acts, practices or omission or alleged acts, practices or omissions of any Loan Party or its .agents related to the making of any acquisition, purchase of shares or assets pursuant thereto, financing of such purchases or the consummation of any other transactions contemplated by any such acquisitions that are alleged to be in violation of any federal securities law or of any other statute, regulation or other law of any jurisdiction applicable to the making of any such acquisition, the purchase of shares or assets pursuant thereto, the financing of such purchases or the consummation of the other transactions contemplated by any such acquisition; or (iv) any withdrawals, termination or cancellation of any such proposed acquisition for any reason whatsoever.  The indemnity set forth herein shall be in addition to any other obligations or liabilities of any Loan Party to the Agent and the Lenders hereunder, at common law or otherwise.  The provisions of this Section 10.1 shall survive the payment of the Notes and the termination of this Agreement.

Section 10.2	Taxes.

If, under any law in effect on the date of the closing of any Loan hereunder, or under any retroactive provision of any law subsequently enacted, it shall be determined that any Federal, state or local tax (other than any tax (except those referred to in clause (ii) of Section 10.3 below) on or measured by the net income of the Lender to which any such payment is due pursuant to applicable federal, state and local income tax laws) is payable in respect of the issuance of any Note, or in connection with the filing or recording of any assignments, mortgages, financing statements, or other documents (whether measured by the amount of Indebtedness secured or otherwise) as contemplated by this Agreement, then each Loan Party will pay any such tax and all interest and penalties, if any, and will indemnify the Lenders and the Agent against and save each of them harmless from any loss or damage resulting from or arising out of the nonpayment or delay in payment of any such tax.  If any such tax or taxes shall be assessed or levied against any Lender or any other holder of a Note, such Lender, or such other holder, as the ease may be, may notify each Loan Party and make immediate payment thereof, together with interest or penalties in connection therewith, and shall thereupon be entitled to and shall receive immediate reimbursement therefor from each Loan Party.  Notwithstanding any other provision contained in this Agreement, the covenants and agreements of the Borrower in this Section 10.2 shall survive payment of the Notes and the termination of this Agreement.

Section 10.3	Payments.

As set forth in Article 2 hereof, all payments by each Loan Party on account of principal, interest, fees and other charges (including any indemnities) shall be made to the Agent at the Principal Office of the Agent, in lawful money of the United States of America in immediately available funds, by wire transfer or otherwise, not later than 11:00 A.M. Cleveland, Ohio time on the date such payment is due.  Any such payment made on such date but after such time shall, if the amount paid bears interest, be deemed to have been made on, and interest shall continue to accrue and be payable thereon until, the next succeeding Business Day.  If any payment of principal or interest becomes due on a day other than a Business Day, such payment may be made on the next succeeding Business Day and such extension shall be included in computing interest in connection with such payment.  All payments hereunder and under the Notes shall be made without set-off or counterclaim and in such amounts as may be necessary in order that all such payments shall not be less than the amounts otherwise specified to be paid under this Agreement and the Notes (without regard to withholding for or on account of: (i) any present or future taxes, levies, imposts, duties or other similar charges of whatever nature imposed by any government or any political subdivision or taxing authority thereof, other than any tax (except those referred to in clause (ii) below) on or measured by the net income of the Lender to which any such payment is due pursuant to applicable federal, state and local income tax laws, and (ii) deduction of amounts equal to the taxes on or measured by the net income of such Lender payable by such Lender with respect to the amount by which the payments required to be made under this sentence exceed the amounts otherwise specified to be paid in this Agreement and the Notes).  Upon payment in full of any Note, the Lender holding such Note shall mark the Note “Paid” and return it to the Borrower.

Section 10.4	Survival of Agreements and Representations; Construction.

All agreements, representations and warranties made herein shall survive the delivery of this Agreement and the Notes.  The headings used in this Agreement and the table of contents are for convenience only and shall not be deemed to constitute a part hereof.  All uses herein of the masculine gender or of singular or plural terms shall be deemed to include uses of the feminine or neuter gender, or plural or singular terms, as the context may require.

Section 10.5	Lien on and Set-off of Deposits.

As security for the due payment and performance of all the Obligations, each Loan Party hereby grants to Agent for the ratable benefit of the Lenders a Lien on any and all deposits or other sums at any time credited by or due from the Agent or any Lender to the Borrower, whether in regular or special depository accounts or otherwise, and any and all monies, securities and other property of the Borrower, and the proceeds thereof, now or hereafter held or received by or in transit to any Lender or the Agent from or for such Loan Party, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and any such deposits, sums, monies, securities and other property, may at any time after the occurrence and during the continuance of any Event of Default be set-off, appropriated and applied by any Lender or the Agent against any of the Obligations, whether or not any of such Obligations is then due or is secured by any collateral.

Section 10.6	Modifications, Consents and Waivers; Entire Agreement.

No modification, amendment or waiver of or with respect to any provision of this Agreement, any Notes, or any of the other Loan Documents and all other agreements, instruments and documents delivered pursuant hereto or thereto, nor consent to any departure by any Loan Party from any of the terms or conditions thereof, shall in any event be effective unless it shall be in writing and signed by the Agent and each Lender (other than any Defaulting Lender except as set forth in the proviso of Section 2.23(b)) except that:  (i) any modification or amendment of, or waiver or consent with respect to, Article 4 shall be required to be signed only by the Borrower, Agent and the Required Lenders, and (ii) any modification or amendment of, or waiver or consent with respect to, Articles 1 (other than the definition of “Required Lenders” or any other defined term which is used in the application of any of the provisions of Article 2), 5, 6, 7, 8 (other than Section 8.1 and Section 8.4 hereof) and 10 (other than this Section 10.6) may be signed only by the Borrower, Agent and the Required Lenders.  Any such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No consent to or demand on any Loan Party in any case shall, of itself, entitle it to any other or further notice or demand in similar or other circumstances.  Notwithstanding anything to the contrary contained herein, no modification, amendment or waiver of or with respect to any provision of this Agreement, any Notes, or any of the other Loan Documents and all other agreements, instruments and documents delivered pursuant hereto or thereto, nor consent to any departure by any Loan Party from any of the terms or conditions thereof, shall in any event amend, modify or otherwise affect the rights or duties of the Agent or the Lenders hereunder without the prior written consent of the Agent or the Lenders (other than any Defaulting Lender except as set forth in the proviso of Section 2.23(b)), as the case may be.  This Agreement and the other Loan Documents embody the entire agreement and understanding among the Lenders, the Agent and the Borrower and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 10.7	Remedies Cumulative; Counterclaims.

Each and every right granted to the Agent and the Lenders hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time.  No failure on the part of the Agent or any Lender or the holder of any Note to exercise, and no delay in exercising, any right shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or future exercise thereof or the exercise of any other right.  The due payment and performance of the Obligations shall be without regard to any counterclaim, right of offset or any other claim whatsoever that any Loan Party may have against any Lender or the Agent and without regard to any other obligation of any nature whatsoever that any Lender or the Agent may have to any Loan Party, and no such counterclaim or offset shall be asserted by any Loan Party (unless such counter-claim or offset would, under applicable law, be permanently and irrevocably lost if not brought in such action) in any action, suit or proceeding instituted by any Lender or the Agent for payment or performance of the Obligations.

Section 10.8	Further Assurances.

At any time and from time to time, upon the request of the Agent, each Loan Party shall execute, deliver and acknowledge or cause to be executed, delivered and acknowledged, such further documents and instruments and do such other acts and things as the Agent may reasonably request in order to fully effect the purposes of this Agreement, the other Loan Documents and any other agreements, instruments and documents delivered pursuant hereto or in connection with the Loans.

Section 10.9	Notices.

All notices, requests, reports and other communications pursuant to this Agreement shall be in writing, either by letter (delivered by hand or commercial messenger service or sent by certified mail, return receipt requested, except for routine reports delivered in compliance with Article 5 hereof which may be sent by ordinary first-class mail) or telecopy, addressed as follows:

(a)           If to the Borrower:

Cornerstone Healthcare Plus Operating Partnership, L.P.
1920 Main Street
Suite 400
Irvine, California 92614
Attention:  Sharon Kaiser, Chief Financial Officer
Telecopier No: (949) 250-0592
Telephone No: (949) 852-1007

with a copy to:

Servant Healthcare Investments, LLC
1000 Legion Place, Suite 1750
Orlando, Florida 32801
Attention:  Kevin R. Maddron, COO and CFO
Telecopier No.:  (407) 999-5210
Telephone No: (407) 999-2437

with a copy (other than in the case
of Borrowing Notices and reports
and other documents delivered in
compliance with Article 5 hereof) to:

Foley & Lardner LLP
111 North Orange Avenue
Suite 1800
Orlando, Florida  32801
Attention:  Michael A. Okaty, Esq.
Telecopier No.: (407) 648-1743
Telephone No:  (407) 244-3229

(b)           If to any Lender:

To its address set forth below its
name on the signature pages hereof,
with a copy to the Agent; and

(c)           If to the Agent:

KeyBank National Association, as Administrative Agent
Mailcode OH-01-49-0424
4900 Tiedeman Road, 4th Floor
Brooklyn, Ohio 44144
Attention:  Charles W. Cashin III
Telecopier No.: (216) 828-7521

with a copy (other than in the case
of Borrowing Notices and reports
and other documents delivered in
compliance with Article 5 hereof) to:

Schiff Hardin, LLP
233 South Wacker Drive
Suite 6600
Chicago, Illinois 60606
Attention:  Sean T. Maloney, Esq.
Telecopier No.: (312) 258-5700
Telephone No.:  (312) 258-5505

Any notice, request, demand or other communication hereunder shall be deemed to have been given on: (x) the day on which it is telecopied to such party at its telecopier number specified above (provided such notice shall be effective only if followed by one of the other methods of delivery set forth herein) or delivered by receipted hand or such commercial messenger service to such party at its address specified above, or (y) on the third Business Day after the day deposited in the mail, postage prepaid, if sent by mail.  Any party hereto may change the Person, address or telecopier number to whom or which notices are to be given hereunder, by notice duly given hereunder; provided, however, that any such notice shall be deemed to have been given hereunder only when actually received by the party to which it is addressed.

Section 10.10	Counterparts.

This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 10.11	Severability.

The provisions of this Agreement are severable, and if any clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision in this Agreement in any jurisdiction.  Each of the covenants, agreements and conditions contained in this Agreement is independent and compliance by the Borrower with any of them shall not excuse non-compliance by the Borrower with any other.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 10.12	Binding Effect; No Assignment or Delegation by Borrower.

This Agreement shall be binding upon and inure to the benefit of each of the Borrower and their respective successors and to the benefit of the Lenders and the Agent and their respective successors and assigns.  The rights and obligations of each Loan Party under this Agreement shall not be assigned or delegated without the prior written consent of the Agent and the Required Lenders, and any purported assignment or delegation without such consent shall be void.

Section 10.13	Assignments and Participations by Lenders.

(a)           Each Lender may assign to one or more Lenders or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Credit Commitment, the Loans owing to it, and the Note held by it); provided, however, that: (i) the Borrower and the Agent must give prior written consent to such assignment (unless such assignment is to an Affiliate of such Lender or to another Lender), which consent shall not be unreasonably withheld (provided, however, that Borrower’s consent may be withheld for any reason with respect to, and only with respect to, any Lender that would (A) provide a Revolving Credit Commitment on the initial Closing Date and (B) provide any additional Revolving Credit Commitment(s) over and above the Revolving Credit Commitments provided for on the Closing Date, it being acknowledged for sake of clarity, that the standard set forth in this proviso does not apply to assignments or participations of any Revolving Credit Commitment and further that there is no commitment or obligation to increase the amount of the Revolving Credit Commitment), (ii) the parties to each such assignment shall execute and deliver to the Agent an Assignment and Acceptance, and a processing fee of $3,500.00, (iii) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Bank’s rights and obligations under this Agreement, (iv) the amount of the Revolving Credit Commitment of the assigning Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 and shall be an integral multiple of $1,000,000, and (v) each such assignment shall be to an Eligible Assignee.  Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof: (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder, and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).  Notwithstanding anything to the contrary in clause (a)(i) above, no consent of the Borrower shall be required for an assignment if an Event of Default has occurred and is continuing.

(b)           By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of each Loan Party or the performance or observance by each Loan Party of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of such financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Bank or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c)           Upon its receipt of an Assignment and Acceptance executed by an assigning Bank and an assignee representing that it is an Eligible Assignee, together with any Note subject to such assignment (and also, to the extent required, any consent of the Borrower required pursuant to Section 10.13(a) above), the Agent shall:  (i) accept such Assignment and Acceptance, and (ii) give prompt notice thereof to the Borrower.  Within five (5) Business Days after its receipt of such notice, the Borrower, at their own expense, shall execute and deliver to the Agent in exchange for the surrendered Note a new Note to the order of such Eligible Assignee in an amount equal to the Revolving Credit Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Bank has retained a Revolving Credit Commitment hereunder, a new Note to the order of the assigning Bank in an amount equal to the Revolving Credit Commitment retained by it hereunder.  Such new Note shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit F hereto.

(d)           Each Lender may, without the prior consent of the Agent, the other Lenders or the Borrower, sell participations to one or more Lenders or other entities in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Credit Commitment, the Loans owing to it, and the Note held by it); provided, however, that:  (i) such Lender’s obligations under this Agreement (including, without limitation, its Revolving Credit Commitment hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, and the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(e)           Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.13, disclose to the assignee or participant or proposed assignee or participant, any information relating to any Loan Party furnished to such Lender by or on behalf of such Loan Party; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to such Loan Party received by it from such Lender.

(f)           Anything in this Section 10.13 to the contrary notwithstanding, any Lender may assign and pledge all or any portion of its Loans and its Note to any Federal Reserve Bank (and its transferees) as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank.  No such assignment shall release the assigning Bank from its obligations hereunder.

Section 10.14	Delivery of Tax Forms.

Each Lender that is not organized under the laws of the United States or a state thereof shall:

(a)           deliver to the Borrower and the Agent, on or prior to the date of the execution and delivery of this Agreement or the date on which it becomes a Lender hereunder, two accurate and duly completed executed copies of United States IRS Form W-8BEN or W-8ECI, as appropriate, or successor applicable form, as the case may be;

(b)           deliver to the Borrower and the Agent two further accurate and complete executed copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

(c)           obtain such extensions of time for filing and completing such forms or certifications as may reasonably be requested by the Borrower or the Agent; unless in any such case under clause (b) above an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Agent.  Such Lender shall certify with respect to Form W-8BEN or W8ECI, as appropriate that (i) it is entitled to receive payments under this Agreement without deduction or withholding of any United States Federal income taxes; (ii) to the extent legally entitled to do so, that it is entitled to receive payments under this Agreement without, or at a reduced rate of, deduction or withholding of any United States Federal income taxes; or (iii) that it is entitled to an exemption from United States backup withholding tax.  Each Person not organized under the laws of the United States or a state thereof that is an assignee hereunder shall, prior to the effectiveness of the related transfer, be required to provide all of the forms and statements required pursuant to this Section 10.14.

Section 10.15	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)           THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL OTHER DOCUMENTS AND INSTRUMENTS EXECUTED AND DELIVERED IN CONNECTION HEREWITH AND THEREWITH, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORKWITHOUT REGARD TO ITS RULES PERTAINING TO CONFLICTS OF LAWS.

(b)           EACH LOAN PARTY IRREVOCABLY CONSENTS THAT ANY LEGAL ACTION OR PROCEEDING AGAINST IT UNDER, ARISING OUT OF OR IN ANY MANNER RELATING TO THIS AGREEMENT, AND EACH OTHER LOAN DOCUMENT MAY BE BROUGHT IN ANY COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK.  EACH LOAN PARTY, BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, EXPRESSLY AND IRREVOCABLY ASSENTS AND SUBMITS TO THE NONEXCLUSIVE PERSONAL JURISDICTION OF ANY OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING.  EACH LOAN PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF ANY COMPLAINT, SUMMONS, NOTICE OR OTHER PROCESS RELATING TO ANY SUCH ACTION OR PROCEEDING BY DELIVERY THEREOF TO IT BY HAND OR BY MAIL IN THE MANNER PROVIDED FOR IN SECTION 10.9 HEREOF.  EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY CLAIM OR DEFENSE IN ANY SUCH ACTION OR PROCEEDING BASED ON ANY ALLEGED LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS OR ANY SIMILAR BASIS.  EACH LOAN PARTY SHALL NOT BE ENTITLED IN ANY SUCH ACTION OR PROCEEDING TO ASSERT ANY DEFENSE GIVEN OR ALLOWED UNDER THE LAWS OF ANY STATE OTHER THAN THE STATE OF NEW YORK UNLESS SUCH DEFENSE IS ALSO GIVEN OR ALLOWED BY THE LAWS OF THE STATE OF NEW YORK.  NOTHING IN THIS SECTION 10.15 SHALL AFFECT OR IMPAIR IN ANY MANNER OR TO ANY EXTENT THE RIGHT OF THE AGENT OR ANY LENDER TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION OR THE RIGHT, IN CONNECTION WITH ANY LEGAL ACTION OR PROCEEDING WHATSOEVER, TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(c)           EACH LOAN PARTY, THE LENDERS AND THE AGENT WAIVE TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF, THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, OR ANY INSTRUMENT OR DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT, OR THE VALIDITY, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.

Section 10.16	Confidentiality.

Each of the Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory or self-regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) with the consent of the Borrower, (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section, or (ii) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Borrower, or (h) to any prospective assignee or participant in connection with any contemplated transfer pursuant to Section 10.13 or to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement, provided that such prospective assignee, participant or counterparty shall have been made aware of this Section 10.16 and shall have agreed to be bound by its provisions as if it were a party to this Agreement.  For the purposes of this Section, “Information” means all information received from Borrower relating to Borrower or its business, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower; provided, that, in the case of information received from Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.17	USA Patriot Act Notice; Anti-Money Laundering.

(a)           The Agent and each Lender hereby notifies each Loan Party that, pursuant to the requirements of the USA Patriot Act it is required to obtain, verify and record information that identifies Borrower (and to the extent requested, each Loan Party), which information includes the name and address of Borrower (and to the extent requested, each Loan Party) and other information that will allow the Agent and such Lenders to identify the Borrower (and to the extent requested, each Loan Party) in accordance with the Patriot Act.

(b)           The Borrower shall, following a request by the Agent or any Lender, provide (or cause the same to be provided) all documentation and other information that the Agent or such Lender reasonably requests in order to comply with its ongoing obligations .under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

Section 10.18	Removal and Replacement of Defaulting Lenders.

Under any circumstances set forth in Section 2.23 of this Agreement providing that Borrower shall have the right to remove and replace a Defaulting Lender as a party to this Agreement, Borrower may, upon notice to such Defaulting Lender and Agent, remove such Defaulting Lender by causing such Defaulting Lender to assign its Revolving Credit Commitment to one or more other Lenders or Eligible Assignees acceptable to Borrower and Agent; provided, however, that during the existence of any Event of Default, Borrower may not remove or replace a Defaulting Lender pursuant to this Section 10.18.  Any removed or replaced Defaulting Lender shall be entitled, subject to the terms and provisions of Section 2.23, to (y) payment in full of all principal, interest, fees and other amounts owing to such Defaulting Lender or such Defaulting Lender’s affiliated indemnitees under any Loan Document through the date of termination or assignment (including any amounts payable pursuant to Section 2.22), and (z) a release of such Lender from its obligations under the Loan Documents (other than with respect to such default).  Any Defaulting Lender being replaced shall execute and deliver an Assignment and Acceptance covering such Defaulting Lender’s Revolving Credit Commitment, and shall otherwise comply with Section 10.13 (and Borrower shall be responsible for payment of any processing and recordation fee payable under Section 10.13).  Administrative Agent shall distribute an amended listing of Revolving Credit Commitments, which shall thereafter be incorporated into this Agreement, to reflect adjustments to Lenders and their Revolving Credit Commitments.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date first above written.

Cornerstone Healthcare Plus Operating Partnership, L.P.
By Cornerstone Healthcare Plus REIT, Inc.,
Its General Partner

	By	/s/ Sharon C. Kaiser
Printed Name: Sharon C. Kaiser
Its Authorized Representative

Revolving Credit Commitment:		KeyBank National Association
as Administrative Agent, and as a Lender

Pro rata Share of Aggregate	By:	/s/ Charles W. Cashin III
Revolving Credit Commitments:		Name: Charles W. Cashin III
Title: Assistant Vice President
100.0%
Lending Office for Base Rate Loans
and LIBOR Loans:

KeyBank National Association
127 Public Square, MC:OH-01-27-0605
Cleveland, Ohio 44114
Attention: Healthcare Administrative Assistant

Address for Notices:

KeyBank National Association
Mailcode OH-01-49-0424
4900 Tiedeman Road, 4th Floor
Brooklyn, Ohio 44144
Attention: Charles W. Cashin III
Telecopier: (216) 216-828-7521

EXHIBIT A

Form of
Revolving Note

$25,000,000.00	November 19, 2010

For Value Received, the undersigned (the “Borrower”), hereby promises to pay to the order of KeyBank National Association (the “Lender”), on the Maturity Date (as defined in the Credit Agreement referred to below) the principal amount of Twenty-Five Million and No/100 Dollars ($25,000,000.00), or such lesser principal amount of Loans (as defined in the Credit Agreement referred to below) payable by Borrower to Lender on such Revolving Credit Termination Date under that certain Credit Agreement, dated as of November 19, 2010, among Borrower, Lenders from time to time party thereto, KeyBank National Association, as Agent and a Lender (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined).

Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Loan from the date of such Revolving Credit Loan until such principal amount is paid in full, at such interest rates, and payable at such times as are specified in the Agreement.

All payments of principal and interest shall be made to Agent for the account of Lender in United States dollars in immediately available funds at Agent's Principal Office.

If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Revolving Note is one of the “Revolving Credit Notes” referred to in the Agreement.  Reference is hereby made to the Agreement for rights and obligations of payment and prepayment, events of default and the right of Lender to accelerate the maturity hereof upon the occurrence of such events.  Revolving Credit Loans made by Lender shall be evidenced by one or more loan accounts or records maintained by Lender in the ordinary course of business.  Lender may also attach schedules to this Revolving Credit Note and endorse thereon the date, amount and maturity of its Revolving Credit Loans and payments with respect thereto.

Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Credit Note.

Borrower agrees to pay all collection expenses, court costs and attorney costs (whether or not litigation is commenced) which may be incurred by Lender in connection with the collection or enforcement of this Revolving Credit Note, all as further set forth in the Agreement.

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THIS REVOLVING NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Cornerstone Healthcare Plus Operating Partnership, L.P., a Delaware limited partnership, as Borrower By Cornerstone Healthcare Plus REIT, Inc., its General Partner

By:	/s/ Sharon C. Kaiser

Name:	Sharon C. Kaiser

Title:	Chief Financial Officer

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LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid this Date	Outstanding Principal Balance This Date	Notation Made by

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EXHIBIT B

Form of Guaranty Agreement

Subsidiary Guaranty Agreement

Dated as of [November __], 2010

Re:           Cornerstone Healthcare Plus Operating Partnership, L.P.

A-i

A-ii

Attachments to Subsidiary Guaranty Agreement:

Exhibit A      —      Form of Guaranty Supplement

A-iii

Subsidiary Guaranty Agreement

Re:Cornerstone Healthcare Plus Operating Partnership, L.P.

This Subsidiary Guaranty Agreement dated as of [November __], 2010 (this “Subsidiary Guaranty”) is entered into on a joint and several basis by each of the undersigned, together with any entity which may become a party hereto by execution and delivery of a Subsidiary Guaranty Supplement in substantially the form set forth as Exhibit A hereto (a “Guaranty Supplement”) (which parties are hereinafter referred to individually as a “Subsidiary Guarantor” and collectively as the “Subsidiary Guarantors”).

Recitals

A.          Each Subsidiary Guarantor, directly or indirectly, is a subsidiary of Cornerstone Healthcare Plus Operating Partnership, L.P., a limited partnership organized under the laws of the State of Delaware (the “Borrower”).

B.          The Borrower has entered into that certain Credit Agreement dated as of November 19, 2010 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, KeyBank National Association, as Agent (the “Agent”) and each of the Lenders from time to time parties thereto (the “Lenders”), providing for, among other things, Revolving Credit Loans to the Borrower of up to $25,000,000 (herein, and as defined in the Credit Agreement, the “Revolving Credit Loans”).

C.          The proceeds of the Revolving Credit Loans will be used by Borrower to provide funds (each, an “Intercompany Loan”) from time to time to each Subsidiary Guarantor to purchase or refinance an Eligible Facility (as defined in the Credit Agreement) that is owned or operated by such Subsidiary Guarantor.

D.          Each Intercompany Loan will be evidenced by an Intercompany Note (as defined in the Credit Agreement) which Intercompany Note will be assigned to Agent as collateral for all of the Revolving Credit Loans.

E.          The Agent and the Lenders have required as a condition of their making Revolving Credit Loans from time to time that the Borrower cause each of the undersigned to enter into this Subsidiary Guaranty and to cause each Subsidiary that thereafter becomes an owner or Operator of an Eligible Facility (each as defined in the Credit Agreement) to enter into a Guaranty Supplement, and the Borrower has agreed to cause each of the undersigned to execute this Subsidiary Guaranty and to cause each such that becomes owner or Operator of an Eligible Facility to execute a Guaranty Supplement, in each case in order to induce the Agent and the Lenders to make the Revolving Credit Loans and thereby benefit the Borrower and its Subsidiaries by providing funds to the Borrower for the purposes described in Schedule 2.8 of the Credit Agreement.

Now, therefore, as required by Section 4.1 of the Credit Agreement and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, each Subsidiary Guarantor does hereby covenant and agree, jointly and severally, as follows:

Section 1.	Definitions.

Capitalized terms used herein shall have the meanings set forth in the Credit Agreement unless otherwise defined herein.

Section 2.	Guaranty of Notes and Credit Agreement.

(a)          Each Subsidiary Guarantor jointly and severally does hereby irrevocably, absolutely and unconditionally guarantee, as primary obligor and not as surety, unto the Agent and the Lenders:  (1) the full and prompt payment of (i) the principal of, and interest on the Revolving Credit Notes from time to time outstanding, as and when such payments shall become due and payable whether by lapse of time, upon redemption or prepayment, by extension or by acceleration or declaration or otherwise (including, to the extent permitted by applicable law, interest due on overdue payments of principal, or interest at the rate set forth in the Credit Agreement) and (ii) all fees (including, without limitation, any Fees) that shall become due and payable under the terms of the Credit Agreement, in each case, in federal or other immediately available funds of the United States of America which at the time of payment or demand therefor shall be legal tender for the payment of public and private debts, (2) the full and prompt performance and observance by the Borrower of each and all of the obligations, covenants and agreements required to be performed or owed by the Borrower and the Loan Parties under the terms of the Revolving Credit Loans, the Credit Agreement and all other Loan Documents to which the Borrower or any other Loan Party is a party, and (3) the full and prompt payment, (i) upon demand by Agent or any Lender of all costs and expenses, legal or otherwise (including reasonable attorneys’ fees), if any, as shall have been expended or incurred in the protection or enforcement of any rights, privileges or liabilities in favor of the Lenders under or in respect of the Revolving Credit Loans, the Credit Agreement, the other Loan Documents or under this Subsidiary Guaranty or in any consultation or action in connection therewith or herewith and (ii) all other Obligations (as defined in the Credit Agreement).  All amounts due, debts, liabilities and other obligations described in this Section 2 shall be hereinafter collectively referred to as the “Guaranteed Obligations.”

Each Subsidiary Guarantor agrees that its guarantee hereunder is continuing in nature and applies to all Guaranteed Obligations whether currently existing or hereafter incurred or created.

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(b)          To the extent that any Subsidiary Guarantor shall make a payment hereunder (a “Payment”) which, taking into account all other Payments previously or concurrently made by any of the other Guarantors (including, without limitation, the Parent Guarantor under its Guaranty), exceeds the amount which such Subsidiary Guarantor would otherwise have paid if each Guarantor had paid the aggregate obligations satisfied by such Payment in the same proportion as such Subsidiary Guarantor’s “Allocable Amount” (as hereinafter defined) in effect immediately prior to such Payment bore to the “Aggregate Allocable Amount” (as hereinafter defined) of all of the Guarantors (including, without limitation, the Parent Guarantor under its Guaranty) in effect immediately prior to the making of such Payment, then such Subsidiary Guarantor shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Guarantors for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Payment;  provided that each Subsidiary Guarantor covenants and agrees that such right of contribution and indemnification and any and all claims of such Subsidiary Guarantor against any other Guarantor, any endorser or against any of their property shall be junior and subordinate in right of payment to the prior indefeasible final payment in cash in full of all Guaranteed Obligations and satisfaction by the Borrower of its Guaranteed Obligations and by the Subsidiary Guarantors of their obligations under this Subsidiary Guaranty and the other Loan Documents to which any Subsidiary Guarantor is a party, and the Subsidiary Guarantors shall not take any action to enforce such right of contribution and indemnification, and no Subsidiary Guarantors shall accept any payment in respect of such right of contribution and indemnification, until all of the Guaranteed Obligations and all amounts payable by the Subsidiary Guarantors hereunder (and by the Parent Guarantor under its Guaranty) have indefeasibly been finally paid in cash in full and all of the Guaranteed Obligations have otherwise been satisfied in full.

As of any date of determination, (1) the “Allocable Amount” of any Subsidiary Guarantor shall be equal to the maximum amount which could then be claimed by the Agent and Lenders under this Subsidiary Guaranty without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the United States Bankruptcy Code (11 U.S.C. Sec. 101 et. seq.) or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law; and (2) the “Aggregate Allocable Amount” shall be equal to the sum of each Guarantor’s Allocable Amount.

This clause (b) is intended only to define the relative rights of the Guarantors, and nothing set forth in this clause (b) is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts to the Agent and Lenders as and when the same shall become due and payable in accordance herewith.

Each Subsidiary Guarantor acknowledges that the rights of contribution and indemnification hereunder shall constitute an asset in favor of any Guarantor (including the Parent Guarantor and any other Subsidiary Guarantor) to which such contribution and indemnification is owing.

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Section 3.	Guaranty of Payment and Performance.

This is an irrevocable, absolute and unconditional guarantee of payment and performance (but not of collection) and each Subsidiary Guarantor hereby waives, to the fullest extent permitted by law, any right to require that any action on or in respect of any Revolving Credit Loan, the Credit Agreement, any other Loan Document or any other Guaranteed Obligation be brought against the Borrower or any other Person or that resort be had to any direct or indirect security for the Guaranteed Obligations or for this Subsidiary Guaranty or any other remedy.  Agent and any Lender may, at its option, proceed hereunder against any Guarantor in the first instance to collect monies when due, the payment of which is guaranteed hereby, without first proceeding against the Borrower or any other Person and without first resorting to any direct or indirect security for the Guaranteed Obligations or for this Guaranty or any other remedy.  The liability of each Subsidiary Guarantor hereunder shall in no way be affected or impaired by any acceptance by Agent or any Lender of any direct or indirect security for, or other guaranties of, any Indebtedness, liability or obligation of the Borrower or any other Person to Agent or any Lender or by any failure, delay, neglect or omission by Agent or any Lender to realize upon or protect any such guarantees, Indebtedness, liability or obligation or any notes or other instruments evidencing the same or any direct or indirect security therefor or by any approval, consent, waiver, or other action taken, or omitted to be taken by Agent or any such Lender.

The covenants and agreements on the part of the Subsidiary Guarantors herein contained shall take effect as joint and several covenants and agreements, and references to the Subsidiary Guarantors shall take effect as references to each of them and none of them shall be released from liability hereunder by reason of the guarantee ceasing to be binding as a continuing security on any other of them.

Section 4.	General Provisions Relating to the Guaranty.

(a)          Each Subsidiary Guarantor hereby consents and agrees that Agent or any Lender or Lenders from time to time, with or without any further notice to or assent from any other Guarantor may, without in any manner affecting the liability of any Subsidiary Guarantor under this Subsidiary Guaranty, and upon such terms and conditions as Agent any such Lender or Lenders may deem advisable:

               (1)          extend in whole or in part (by renewal or otherwise), modify, change, compromise, release or extend the duration of the time for the performance or payment of any Indebtedness, liability or obligation of the Borrower or of any other Person (including, without limitation, any other Guarantor) secondarily or otherwise liable for any Indebtedness, liability or obligation of the Borrower on the Guaranteed Obligations, or waive any Default or Event of Default with respect thereto, or waive, modify, amend or change any provision of the Credit Agreement, any other Loan Document, any other agreement or waive this Subsidiary Guaranty; or

               (2)          sell, release, surrender, modify, impair, exchange or substitute any and all property, of any nature and from whomsoever received, held by, or for the benefit of, Agent or any such Lender as direct or indirect security for the payment or performance of any Indebtedness, liability or obligation of the Borrower or of any other Person (including, without limitation, any other Guarantor) secondarily or otherwise liable for any Indebtedness, liability or obligation of the Borrower on the Guaranteed Obligations; or

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               (3)          settle, adjust or compromise any claim of the Borrower against any other Person (including, without limitation, any other Guarantor) secondarily or otherwise liable for any Indebtedness, liability or obligation of the Borrower on the Guaranteed Obligations.

Each Subsidiary Guarantor hereby ratifies and confirms any such extension, renewal, change, sale, release, waiver, surrender, exchange, modification, amendment, impairment, substitution, settlement, adjustment or compromise and that the same shall be binding upon it, and hereby waives, to the fullest extent permitted by law, any and all defenses, counterclaims or offsets which it might or could have by reason thereof, it being understood that such Subsidiary Guarantor shall at all times be bound by this Subsidiary Guaranty and remain liable hereunder.

(b)          Each Subsidiary Guarantor hereby waives, to the fullest extent permitted by law:

               (1)          notice of acceptance of this Subsidiary Guaranty by the Agent or the Lenders or of the creation, renewal or accrual of any liability of the Borrower, present or future, or of the reliance of Agent or such Lenders upon this Subsidiary Guaranty (it being understood that every Indebtedness, liability and obligation described in Section 2 hereof shall conclusively be presumed to have been created, contracted or incurred in reliance upon the execution of this Subsidiary Guaranty);

               (2)          notice of the making of any additional Revolving Credit Loans pursuant to the Credit Agreement;

               (3)          demand of payment by Agent or any Lender from the Borrower or any other Person (including, without limitation, any other Guarantor) indebted in any manner on or for any of the Indebtedness, liabilities or obligations hereby guaranteed; and

               (4)          presentment for the payment by Agent or any Lender or any other Person of the Revolving Credit Notes or any other instrument, protest thereof and notice of its dishonor to any party thereto and to such Subsidiary Guarantor.

The obligations of each Subsidiary Guarantor under this Subsidiary Guaranty and the rights of Agent and any Lender to enforce such obligations by any proceedings, whether by action at law, suit in equity or otherwise, shall not be subject to any reduction, limitation, impairment or termination, whether by reason of any claim of any character whatsoever or otherwise and shall not be subject to any defense, set-off, counterclaim (other than any compulsory counterclaim), recoupment or termination whatsoever.

(c)          The obligations of the Subsidiary Guarantors hereunder shall be binding upon the Subsidiary Guarantors and their successors and assigns, and shall remain in full force and effect irrespective of:

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               (1)          the genuineness, validity, regularity or enforceability of the Revolving Credit Loans, the Credit Agreement, any other Loan Document or any other agreement or any of the terms of any thereof, the continuance of any obligation on the part of the Borrower or any other Person on or in respect of the Revolving Credit Loan or under the Credit Agreement, any other Loan Document or any other agreement or the power or authority or the lack of power or authority of the Borrower to execute and deliver the Credit Agreement, any other Loan Document to which it is a party or any other agreement or of any Subsidiary Guarantor to execute and deliver this Subsidiary Guaranty (or the Parent Guarantor to execute and deliver its Guaranty) or to perform any of its obligations hereunder or the existence or continuance of the Borrower or any other Person as a legal entity; or

               (2)          any default, failure or delay, willful or otherwise, in the performance by the Borrower, any Guarantor or any other Person of any obligations of any kind or character whatsoever under Guaranteed Obligations, the Revolving Credit Loans, the Credit Agreement, this Subsidiary Guaranty, any other Loan Document, or any other agreement; or

               (3)          any creditors’ rights, bankruptcy, receivership or other insolvency proceeding of the Borrower, any Guarantor or any other Person or in respect of the property of the Borrower, any Guarantor or any other Person or any merger, consolidation, reorganization, dissolution, liquidation, the sale of all or substantially all of the assets of or winding up of the Borrower, any Guarantor or any other Person; or

               (4)          impossibility or illegality of performance on the part of the Borrower, any Guarantor or any other Person of its obligations (including, without limitation, the Guaranteed Obligations) under the Revolving Credit Loans, the Credit Agreement, this Subsidiary Guaranty, any other Loan Document, or any other agreements; or

               (5)          in respect of the Borrower or any other Person, any change of circumstances, whether or not foreseen or foreseeable, whether or not imputable to the Borrower or any other Person, or other impossibility of performance through fire, explosion, accident, labor disturbance, floods, droughts, embargoes, wars (whether or not declared), civil commotion, acts of God or the public enemy, delays or failure of suppliers or carriers, inability to obtain materials, action of any Federal or state regulatory body or agency, change of law or any other causes affecting performance, or any other force majeure, whether or not beyond the control of the Borrower or any other Person and whether or not of the kind hereinbefore specified; or

               (6)          any attachment, claim, demand, charge, Lien, order, process, encumbrance or any other happening or event or reason, similar or dissimilar to the foregoing, or any withholding or diminution at the source, by reason of any taxes, assessments, expenses, Indebtedness, obligations or liabilities of any character, foreseen or unforeseen, and whether or not valid, incurred by or against the Borrower, any Guarantor or any other Person or any claims, demands, charges or Liens of any nature, foreseen or unforeseen, incurred by the Borrower, any Guarantor or any other Person, or against any sums payable in respect of the Guaranteed Obligations, the Revolving Credit Loans, under the Credit Agreement, this Subsidiary Guaranty or any other Loan Document, so that such sums would be rendered inadequate or would be unavailable to make the payments herein provided; or

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               (7)          any order, judgment, decree, ruling or regulation (whether or not valid) of any court of any nation or of any political subdivision thereof or any body, agency, department, official or administrative or regulatory agency of any thereof or any other action, happening, event or reason whatsoever which shall delay, interfere with, hinder or prevent, or in any way adversely affect, the performance by the Borrower, any Guarantor or any other Person of its respective obligations under or in respect of the Guaranteed Obligations, the Revolving Credit Loans, the Credit Agreement, this Subsidiary Guaranty, any other Loan Document, or any other agreement; or

               (8)          the failure of (i) any Subsidiary Guarantor to receive any benefit from or as a result of its execution, delivery and performance of this Subsidiary Guaranty or (ii) the Parent Guarantor to receive any benefit from or as a result of its execution, delivery and performance of its Guaranty; or

               (9)          any failure or lack of diligence in collection or protection, failure in presentment or demand for payment, protest, notice of protest, notice of default and of nonpayment, any failure to give notice to any Guarantor of failure of the Borrower, any Guarantor or any other Person to keep and perform any Guaranteed Obligation, any other obligation, covenant or agreement under the terms of the Revolving Credit Loans, the Credit Agreement, this Subsidiary Guaranty, any other Loan Document, or any other agreement or failure to resort for payment to the Borrower, any Guarantor or to any other Person or to any other guaranty or to any property, security, Liens or other rights or remedies; or

               (10)        the acceptance of any additional security or other guaranty, the advance of additional money to the Borrower or any other Person, the renewal or extension of the Revolving Credit Loans or amendments, modifications, consents or waivers with respect to the Revolving Credit Loans, the Credit Agreement, any other Loan Document or any other agreement, or the sale, release, substitution or exchange of any security for the Guaranteed Obligations; or

               (11)        any merger or consolidation of the Borrower, any Guarantor or any other Person into or with any other Person or any sale, lease, transfer or other disposition of any of the assets of the Borrower, any Guarantor or any other Person to any other Person, or any change in the ownership of any shares or other equity interests of the Borrower, any Guarantor or any other Person; or

               (12)        any defense whatsoever that:  (i) the Borrower or any other Person might have to the payment of the Revolving Credit Loans (including, principal, Fees or interest) or any other Guaranteed Obligations, other than payment thereof in Federal or other immediately available funds or (ii) the Borrower or any other Person might have to the performance or observance of any of the provisions of the Revolving Credit Loans, the Credit Agreement, any other Loan Document or any other Guaranteed Obligations, whether through the satisfaction or purported satisfaction by the Borrower or any other Person of its debts due to any cause such as bankruptcy, insolvency, receivership, merger, consolidation, reorganization, dissolution, liquidation, winding-up or otherwise; or

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               (13)        any act or failure to act with regard to the Revolving Credit Loans, the Credit Agreement, this Subsidiary Guaranty, any other Loan Document or any other agreement or Guaranteed Obligation or anything which might vary the risk of any Subsidiary Guarantor, the Parent Guarantor or any other Person; or

               (14)        any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Subsidiary Guarantor, the Parent Guarantor or any other Person in respect of the obligations (including, without limitations, the Guaranteed Obligations) of any Subsidiary Guarantor under this Subsidiary Guaranty or any other agreement or of the Parent Guarantor or other Person under or any other agreement;

provided that the specific enumeration of the above-mentioned acts, failures or omissions shall not be deemed to exclude any other acts, failures or omissions, though not specifically mentioned above, it being the purpose and intent of this Subsidiary Guaranty and the parties hereto that the obligations of each Subsidiary Guarantor shall be absolute and unconditional and shall not be discharged, impaired or varied except by the payment and performance of the Guaranteed Obligations in accordance with their respective terms whenever the same shall become due and payable as in the Credit Agreement provided, at the place specified in and all in the manner and with the effect provided in the Credit Agreement, as each may be amended or modified from time to time.  Without limiting the foregoing, it is understood that repeated and successive demands may be made and recoveries may be had hereunder as and when, from time to time, the Borrower shall default under or in respect of the terms of the Revolving Credit Loans or the Credit Agreement or any other Loan Document to which the Borrower is a party and that notwithstanding recovery hereunder for or in respect of any given default or defaults by the Borrower under the Revolving Credit Loans or the Credit Agreement or any other Loan Document to which the Borrower is a party, this Subsidiary Guaranty shall remain in full force and effect and shall apply to each and every subsequent default.

(d)          All rights of Agent and any Lender under this Subsidiary Guaranty shall be considered to be transferred or assigned at any time or from time to time upon the transfer of any Revolving Credit Loan (or portion thereof) held by such Lender whether with or without the consent of or notice to the Subsidiary Guarantors under this Subsidiary Guaranty or to the Borrower.

(e)          To the extent of any payments made under this Subsidiary Guaranty, the Subsidiary Guarantors shall be subrogated to the rights of the Agent or any Lenders upon whose Guaranteed Obligations such payment was made, but each Subsidiary Guarantor covenants and agrees that such right of subrogation and any and all claims of such Subsidiary Guarantor against the Borrower, any endorser or other Guarantor or against any of their respective properties shall be junior and subordinate in right of payment to the prior indefeasible final payment in cash in full of all of the Guaranteed Obligations and satisfaction by the Borrower of its Obligations under the Credit Agreement and the other Loan Documents to which the Borrower is a party and by the Subsidiary Guarantors of their obligations under this Subsidiary Guaranty and the other Loan Documents to which any Subsidiary Guarantor is a party, and the Subsidiary Guarantors shall not take any action to enforce such right of subrogation, and the Subsidiary Guarantors shall not accept any payment in respect of such right of subrogation, until all of the Guaranteed Obligations payable by the Subsidiary Guarantors hereunder have indefeasibly been finally paid in cash in full and all of the Guaranteed Obligations of the Borrower and all of the Subsidiary Guarantors under this Subsidiary Guaranty and the other Loan Documents to which any Subsidiary Guarantor is a party have been satisfied.  Notwithstanding any right of any Subsidiary Guarantor to ask, demand, sue for, take or receive any payment from the Borrower, all rights, Liens and security interests of each Subsidiary Guarantor, whether now or hereafter arising and howsoever existing, in any assets of the Borrower shall be and hereby are subordinated to the rights, if any, of the Agent and the Lenders in those assets.  No Subsidiary Guarantor shall have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Guaranteed Obligations shall have been paid in cash in full and satisfied.

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(f)          Each Subsidiary Guarantor agrees that to the extent the Borrower or any other Person makes any payment on any Guaranteed Obligation, which payment or any part thereof is subsequently invalidated, voided, declared to be fraudulent or preferential, set aside, recovered, rescinded or is required to be retained by or repaid to a trustee, receiver, or any other Person under any bankruptcy code, common law, or equitable cause, then and to the extent of such payment, the obligation or the part thereof intended to be satisfied shall be revived and continued in full force and effect with respect to the Subsidiary Guarantors’ obligations hereunder, as if said payment had not been made.  The liability of the Subsidiary Guarantors hereunder shall not be reduced or discharged, in whole or in part, by any payment to Agent or any Lender from any source that is thereafter paid, returned or refunded in whole or in part by reason of the assertion of a claim of any kind relating thereto, including, but not limited to, any claim for breach of contract, breach of warranty, preference, illegality, invalidity or fraud asserted by any account debtor or by any other Person.

(g)          Neither Agent nor any Lender shall be under any obligation:  (1) to marshall any assets in favor of the Subsidiary Guarantors (or Parent Guarantor) or in payment of any or all of the liabilities of the Borrower under or in respect of Guaranteed Obligations or under any Loan Documents or (2) to pursue any other remedy that the Subsidiary Guarantors (or Parent Guarantor) may or may not be able to pursue themselves and that may lighten the Subsidiary Guarantors’ (or Parent Guarantor’s) burden, any right to which each Subsidiary Guarantor hereby expressly waives.

(h)         Each Subsidiary Guarantor expressly authorizes the Agent to take and hold security for the payment and performance of the Guaranteed Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Guaranteed Obligations, all without affecting the obligations of any Subsidiary Guarantor hereunder.  To the fullest extent permitted by applicable law, each Subsidiary Guarantor waives any defense based on or arising out of any defense of the Borrower or any other Loan Party of the unenforceability of Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Loan Party, other than the indefeasible payment in full in cash of all the Guaranteed Obligations.  The Agent may, at its election, foreclose on any security held by it by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with the Borrower or any other Loan Party or exercise ay other right or remedy available to them against the Borrower or any other Loan Party, without affecting or impairing in any way the liability of any Subsidiary Guarantor hereunder except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in full in cash.  To the fullest extent permitted by applicable law, each Subsidiary Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Subsidiary Guarantor against the Borrower or any other Loan Party, as the case may be, or any security.

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Section 5.	Representations and Warranties of the Subsidiary Guarantors.

Each Subsidiary Guarantor represents and warrants to Agent and each Lender that:

(a)          Such Subsidiary Guarantor is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on (1) the business, operations, affairs, financial condition, assets or properties of such Subsidiary Guarantor and the Borrower and its subsidiaries, taken as a whole, or (2) the ability of such Subsidiary Guarantor to perform its obligations under this Subsidiary Guaranty or (3) the validity or enforceability of this Subsidiary Guaranty (herein in this Section 5, a “Material Adverse Effect”).  Such Subsidiary Guarantor has the power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Subsidiary Guaranty and the other Loan Documents to which such Subsidiary Guarantor is a party and to perform the provisions hereof and thereof.

(b)          Each subsidiary of such Subsidiary Guarantor is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each subsidiary of such Subsidiary Guarantor has the power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(c)          This Subsidiary Guaranty and each Loan Document to which such Subsidiary Guarantor is a party has been duly authorized by all necessary action on the part of such Subsidiary Guarantor, and this Subsidiary Guaranty and each Loan Document to which such Subsidiary Guarantor is a party constitutes a legal, valid and binding obligation of such Subsidiary Guarantor enforceable against such Subsidiary Guarantor in accordance with its terms, except as such enforceability may be limited by (1) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (2) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

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(d)          The execution, delivery and performance by such Subsidiary Guarantor of this Subsidiary Guaranty and each Loan Document to which such Subsidiary Guarantor is a party will not (1) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien (other than the Liens contemplated by the Loan Documents) in respect of any property of such Subsidiary Guarantor or any of its subsidiaries under any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, organizational document or any other agreement or instrument to which such Subsidiary Guarantor or any of its subsidiaries is bound or by which such Subsidiary Guarantor or any of its subsidiaries or any of their respective properties may be bound or affected, (2) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to such Subsidiary Guarantor or any of its subsidiaries or (3) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to such Subsidiary Guarantor or any of its subsidiaries.

(e)          No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by such Subsidiary Guarantor of this Subsidiary Guaranty and each Loan Document to which such Subsidiary Guarantor is a party.

(f)           (1) There are no actions, suits or proceedings pending or, to the knowledge of such Subsidiary Guarantor, threatened against or affecting such Subsidiary Guarantor or any of its subsidiaries or any property of such Subsidiary Guarantor or any of its subsidiaries in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

               (2)          Neither such Subsidiary Guarantor nor any of its subsidiaries is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including, without limitation, Environmental Laws and Regulations) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(g)          Each Subsidiary Guarantor expects to derive a direct benefit (and its board of directors or other governing body had determined that it may reasonably be expected to derive such benefit) from:  (1) the Revolving Credit Loans and the Intercompany Loans to finance its business; (2) the successful operations of Borrower and each other Subsidiary Guarantor individually and as a group; (3) its rights of contribution and subrogation against the Borrower and each other Subsidiary Guarantor as provided herein or under applicable law; and (4) the Credit Agreement and the other Loan Documents.

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(h)          Such Subsidiary Guarantor is solvent, has capital not unreasonably small in relation to its business or any contemplated or undertaken transaction and has assets having a value both at fair valuation and at present fair salable value greater than the amount required to pay its debts as they become due and greater than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured.  Such Subsidiary Guarantor does not intend to incur, or believe or should have believed that it will incur, debts beyond its ability to pay such debts as they become due.  Such Subsidiary Guarantor will not be rendered insolvent by the execution and delivery of, and performance of its obligations under, this Subsidiary Guaranty.  Such Subsidiary Guarantor does not intend to hinder, delay or defraud its creditors by or through the execution and delivery of, or performance of its obligations under, this Subsidiary Guaranty.

Section 6.	Amendments, Waivers and Consents.

(a)          This Subsidiary Guaranty may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with (and only with) the written consent of each Subsidiary Guarantor and the Required Lenders, except that (but subject to the terms of Sections 2.23(b) and 10.6 of the Credit Agreement) (1) no amendment or waiver of any of the provisions of Sections 3, 4 or 5, or any defined term (as it is used therein), will be effective as to Agent or any Lender unless consented to by Agent or such Lender in writing, and (2) no such amendment or waiver may, without the written consent of each Lender, (i) change the percentage of the principal amount of the Revolving Credit Commitments which are required to consent to any such amendment or waiver or (ii) amend Section 2 or this Section 6.  No consent of the Agent or the Lenders or the Subsidiary Guarantors shall be required in connection with the execution and delivery of a Guaranty Supplement or other addition of any additional Subsidiary Guarantor, and each such Subsidiary Guarantor, by its execution and delivery of this Subsidiary Guaranty (or Guaranty Supplement) consents to the addition of each additional Subsidiary Guarantor.  No consent of the Subsidiary Guarantors shall be required in connection with and subsequent Revolving Credit Loans, and each Subsidiary Guarantor, by its execution and delivery of this Subsidiary Guaranty (or Guaranty Supplement) consents to the making of additional Revolving Credit Loans pursuant to the Credit Agreement.

(b)          The Subsidiary Guarantors will provide Agent and each Lender (irrespective of the amount of Revolving Credit Commitments then held by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable Agent and such Lender to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof.  The Subsidiary Guarantors will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 6 to Agent and each Lender promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the Required Lenders.

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(c)          Any amendment or waiver consented to as provided in this Section 6 applies equally to Agent and all Lenders affected thereby and is binding upon them and upon each future Lender and upon the Subsidiary Guarantors.  No such amendment or waiver will extend to or affect any obligation, covenant or agreement not expressly amended or waived or impair any right consequent thereon.  No course of dealing between the Subsidiary Guarantors, Agent and any Lender nor any delay in exercising any rights hereunder shall operate as a waiver of any rights of Agent or any Lender.  As used herein, the term “this Subsidiary Guaranty” and references thereto shall mean this Subsidiary Guaranty as it may from time to time be amended or supplemented.

Section 7.	Notices.

All notices and communications provided for hereunder shall be in writing and sent (a) by telefacsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (b) by registered or certified mail with return receipt requested (postage prepaid) or (c) by a recognized overnight delivery service (charges prepaid).  Any such notice must be sent:

(1)          if to Agent or a Lender, to Agent or such Lender or its nominee at the address specified for such communications in Section 10.9 of the Credit Agreement or at such other address as Agent or such Lender shall have specified to any Subsidiary Guarantor or the Borrower in writing, or

(2)          if to any Subsidiary Guarantor, to such Subsidiary Guarantor c/o the Borrower at its address set forth in Section 10.9 of the Credit Agreement to the attention of each of the Chief Financial Officer of the Borrower, or at such other address as such Subsidiary Guarantor shall have specified to the Agent and Lenders in writing.

Notices under this Section 7 will be deemed given in accordance with the provisions of Section 10.9 of the Credit Agreement.

Section 8.	Miscellaneous .

(a)          No Remedy Exclusive.  No remedy herein conferred upon or reserved to Agent or any Lender is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Subsidiary Guaranty now or hereafter existing at law or in equity.  No delay or omission to exercise any right or power accruing upon any default, omission or failure of performance hereunder shall impair any such right or power or shall be construed to be a waiver thereof but any such right or power may be exercised from time to time and as often as may be deemed expedient.  In order to entitle Agent or any Lender to exercise any remedy reserved to it under this Subsidiary Guaranty, it shall not be necessary for Agent or such Lender to physically produce its Revolving Credit Note in any proceedings instituted by it or to give any notice, other than such notice as may be herein expressly required.

(b)          Payments.  The Subsidiary Guarantors will pay all sums becoming due under this Subsidiary Guaranty by the method and at the address specified for such purpose for Agent or such Lender in Article 2 and Section 10.3 of the Credit Agreement, or by such other method or at such other address as Agent or any Lender shall have from time to time specified to the Subsidiary Guarantors or the Borrower on behalf of the Subsidiary Guarantors in writing for such purpose, without the presentation or surrender of this Subsidiary Guaranty or any Revolving Credit Note.

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(c)          Indemnity and Subrogation.  In addition to all such rights of indemnity and subrogation as the Subsidiary Guarantors may have under applicable law (but subject to the terms, restrictions and limitations set forth in this Subsidiary Guaranty), the Borrower agrees that (1) in the event a payment in respect of any Guaranteed Obligation shall be made by any Subsidiary Guarantor under this Subsidiary Guaranty, the Borrower shall indemnify such Subsidiary Guarantor for the full amount of such payment and such Subsidiary Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (2) in the event any assets of any Subsidiary Guarantor shall be sold pursuant to this Subsidiary Guaranty or any other Collateral Document to satisfy in whole or in part a Guaranteed Obligation owed to Agent or any Lender, the Borrower shall indemnify such Subsidiary Guarantor in an amount equal to the great of the book value or the fair market value of the assets so sold.

(d)       Contribution and Subrogation.  Each Subsidiary Guarantor (a “Contributing Party”) agrees (but subject to the terms, restrictions and limitations set forth in this Subsidiary Guaranty) that, in the event a payment shall be made by any other Subsidiary Guarantor hereunder in respect of any obligation or assets of any other Subsidiary Guarantor (other than Parent Guarantor or the Borrower) shall be sold pursuant to any Collateral Document to satisfy any Guaranteed Obligation owed to Agent or any Lender and such other Subsidiary Guarantor (the “Claiming Party”) shall not have been fully indemnified by the Borrower as provided in Section 8(c), the Contributing Party shall indemnify the Claiming Party in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date hereof and the denominator shall be the aggregate net worth of all the Subsidiary Guarantors on the date hereof (or, in the case of any Subsidiary Guarantor becoming a party hereto pursuant to the terms hereof, the date of the supplement hereto executed and delivered by such Subsidiary Guarantor).  Any Contributing Party making any payment to a Claiming Party pursuant to this Section shall (subject to Section 8(c) above) be subrogated to the rights of such Claiming Party to the extent of such payment.

(e)          Partial Unenforceability.  Any provision of this Subsidiary Guaranty that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

(f)          Continued Enforceability.  If the whole or any part of this Subsidiary Guaranty shall be now or hereafter become unenforceable against any one or more of the Subsidiary Guarantors for any reason whatsoever or if it is not executed by any one or more of the Subsidiary Guarantors, this Subsidiary Guaranty shall nevertheless be and remain fully binding upon and enforceable against each other Guarantor as if it had been made and delivered only by such other Subsidiary Guarantors.

(g)          Successors and Assigns.  This Subsidiary Guaranty shall be binding upon each Subsidiary Guarantor and its successors and assigns and shall inure to the benefit of Agent and each Lender and its successors and assigns so long as its Revolving Credit Loans and the other Guaranteed Obligations remain outstanding and unpaid.

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(h)          Counterparts.  This Subsidiary Guaranty may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

(i)           Choice of Law.  This Subsidiary Guaranty shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

(j)           Submission to Jurisdiction.  Each Subsidiary Guarantor hereby irrevocably submits to the non-exclusive jurisdiction of any State of New York court or any federal court located in New York County, New York, New York for the adjudication of any matter arising out of or relating to this Guaranty, and consents to the service of all writs, process and summonses by registered or certified mail out of any such court or by service of process on such Subsidiary Guarantor at its address to which notices are to be given pursuant to Section 7 hereof and hereby waives any requirement to have an agent for service of process in the State of New York.  Nothing contained herein shall affect the right of Agent or any Lender to serve legal process in any other manner or to bring any proceeding hereunder in any jurisdiction where such Subsidiary Guarantor may be amenable to suit.  Each Subsidiary Guarantor hereby irrevocably waives any objection to any suit, action or proceeding in any New York court or federal court located in New York County, New York, New York on the grounds of venue and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

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In witness whereof, the undersigned has caused this Subsidiary Guaranty to be duly executed by an authorized representative as of the date first written above.

[Subsidiary Guarantors]

By:
Printed Name:
Its:

The Borrower is executing below for purposes of acknowledging its obligations, agreements and covenants set forth in the provisions of Section 8(c) and 8(d) hereof.

Cornerstone Healthcare Plus Operating Partnership, L.P.,
By Cornerstone Healthcare Plus REIT, Inc., its General Partner

By:
Printed Name:
Its Authorized Representative

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Form of Guaranty Supplement

To KeyBank National Association, as Agent and

  each of the Lenders from time to party to the Credit Agreement

Ladies and Gentlemen:

Cornerstone Healthcare Plus Operating Partnership, L.P., a limited partnership organized under the laws of the State of Delaware (the “Borrower”) Credit Agreement dated as of November 18, 2010 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, KeyBank National Association, as Agent (the “Agent”) and each of the Lenders from time to time parties thereto (the “Lenders”), providing for, among other things, Revolving Credit Loans to the Borrower of up to $25,000,000.  Capitalized terms used herein shall have the meanings set forth in the hereinafter defined Subsidiary Guaranty Agreement unless herein defined or the context shall otherwise require.

As a condition precedent to their making of Revolving Credit Loans, the Agent and the Lenders required that certain Subsidiaries of the Borrower enter into that certain Subsidiary Guaranty Agreement dated as of [November __], 2010 as security for the Guaranteed Obligations (as amended, supplemented, restated or otherwise modified from time to time, the “Subsidiary Guaranty Agreement”).

In addition, as further condition precedent to their making of additional Revolving Credit Loans, the Borrower has agreed (pursuant to Section 4.2 of the Credit Agreement) to cause the undersigned, ____________, a [corporation] organized under the laws of ______________ (the “Additional Guarantor”), to join in the Subsidiary Guaranty Agreement.  In accordance with the requirements of the Subsidiary Guaranty Agreement, the Additional Guarantor desires to amend the definition of “Subsidiary Guarantor” (as the same may have been heretofore amended) set forth in the Subsidiary Guaranty Agreement attached hereto so that at all times from and after the date hereof, the Additional Guarantor shall be jointly and severally liable as set forth in the Subsidiary Guaranty Agreement for the obligations of the Borrower under the Guaranteed Obligations to the extent and in the manner set forth in the Subsidiary Guaranty Agreement.

The undersigned is the duly elected ____________ of the Additional Guarantor, a subsidiary of the Borrower, and is duly authorized to execute and deliver this Guaranty Supplement to each of you.  The execution by the undersigned of this Guaranty Supplement shall evidence such Additional Guarantor’s consent to and acknowledgment and approval of the terms set forth herein and in the Subsidiary Guaranty Agreement and its agreement to be bound by the covenants, terms and provisions of the Subsidiary Guaranty Agreement as a Subsidiary Guarantor thereunder and by such execution the Additional Guarantor shall be deemed to have made in favor of the Agent and the Lenders the representations and warranties set forth in Section 5 of the Subsidiary Guaranty Agreement.

Upon execution of this Guaranty Supplement, the Subsidiary Guaranty Agreement shall be deemed to be amended as set forth above.  Except as amended herein, the terms and provisions of the Subsidiary Guaranty Agreement are hereby ratified, confirmed and approved in all respects.

Any and all notices, requests, certificates and other instruments may refer to the Subsidiary Guaranty Agreement without making specific reference to this Guaranty Supplement, but nevertheless all such references shall be deemed to include this Guaranty Supplement unless the context shall otherwise require.

Dated:  _________________, 201    .

[Name of Additional Guarantor]

By
Printed Name:
Its:

EXHIBIT C

Form of Mortgage Agreement

Form of

Mortgage, Assignment of Rents,
Security Agreement and Fixture Filing

Project [_____________]: [City, State]

Made by

[Mortgagor],

as Mortgagor

to

KeyBank national Association,
as Agent,

as Mortgagee

___________________________

Dated as of: [_____________] ___, 201__

Re:           Cornerstone Healthcare Plus Operating Partnership, L.P.

PREPARED BY AND UPON RECORDATION RETURN TO:

Sean T. Maloney, Esq.
Schiff Hardin LLP
233 South Wacker Drive
Suite 6600
Chicago, Illinois 60606

Mortgage Assignment of Rents, Security
Agreement and Fixture Filing

Project [___________]: [City, State]

This Mortgage, Assignment of Rents, Security Agreement and Fixture Filing (this “Mortgage”) is made as of [__________] ___, 201__, by [Borrower], a Delaware ________ (“Mortgagor”), whose address is __________________________, in favor of KeyBank National Association, as Agent, its successors and assigns (“Mortgagee”), whose address is Mailcode OH-01-49-0424, 4900 Tiedeman Road, 4th Floor, Brooklyn, Ohio 44144.

Recitals:

A.           Mortgagor, directly or indirectly, is a subsidiary of Cornerstone Healthcare Plus Operating Partnership, L.P., a limited partnership organized under the laws of the State of Delaware (the “Borrower”).

B.           The Borrower has entered into that certain Credit Agreement dated as of November 19, 2010 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, KeyBank National Association, as Agent (the “Agent”) and each of the Lenders from time to time parties thereto (the “Lenders”), providing for, among other things, Revolving Credit Loans to the Borrower of up to $25,000,000 (herein, and as defined in the Credit Agreement, the “Revolving Credit Loans”).

C.           The proceeds of the Revolving Credit Loans will be used by Borrower to provide funds (each, an “Intercompany Loan”) from time to time to each Subsidiary Guarantor (as defined in the Credit Agreement) to purchase or refinance an Eligible Facility (as defined in the Credit Agreement) that is owned or operated by such Subsidiary Guarantor.

D.           Each Intercompany Loan will be evidenced by an Intercompany Note (as defined in the Credit Agreement) from each such Subsidiary Guarantor, which Intercompany Note will be assigned (including an assignment of Mortgagor’s Intercompany Note contemporaneously herewith) to Agent as collateral for all of the Revolving Credit Loans.

E.           Mortgagor is a Subsidiary Guarantor under that certain Subsidiary Guaranty Agreement dated as of [November ___], 2010 [as supplemented by that certain Guaranty Supplement dated of even date herewith] (as supplemented, modified or amended from time to time, the “Subsidiary Guaranty”) providing a guarantee of all of Borrower’s Obligations (as defined in the Credit Agreement) under the Loan Documents (as defined in the Credit Agreement).

F.            The below defined Property is an Eligible Facility.

F.            The Agent and the Lenders have required as a condition of their making Revolving Credit Loans from time to time that the Borrower cause the Mortgagor to enter into this Mortgage, and the Borrower has agreed to cause the undersigned Mortgagor to execute this Mortgage, in order to induce the Agent and the Lenders to make the Revolving Credit Loans and thereby benefit the Borrower and its Subsidiaries by providing funds to the Borrower for the purposes described in Schedule 2.8 of the Credit Agreement.

Now, therefore, as required by the Credit Agreement and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, Mortgagor does hereby covenant and agree as follows:

SECTION 1       Grant and Secured Obligations.

1.1          Grant. For the purpose of securing payment and performance of the Secured Obligations defined and described in Section 1.2 below, Mortgagor hereby irrevocably and unconditionally grants, bargains, sells, conveys, mortgages and warrants to Mortgagee, [with power of sale] and with right of entry and possession, all estate, right, title and interest which Mortgagor now has or may later acquire in and to the following property (all or any part of such property, or any interest in all or any part of it, as the context may require, the “Property”):

1.1.1       The real property located in the County of _____, State of ________, as described in Exhibit A, together with all existing and future easements and rights affording access to it (the “Premises”); together with

1.1.2       All buildings, structures and improvements now located or later to be constructed on the Premises (the “Improvements”); together with

1.1.3       All existing and future appurtenances, privileges, easements, franchises and tenements of the Premises, including all minerals, oil, gas, other hydrocarbons and associated substances, sulphur, nitrogen, carbon dioxide, helium and other commercially valuable substances which may be in, under or produced from any part of the Premises, all development rights and credits, air rights, water, water rights (whether riparian, appropriative or otherwise, and whether or not appurtenant) and water stock, and any Premises lying in the streets, roads or avenues, open or proposed, in front of or adjoining the Premises and Improvements; together with

1.1.4       All existing and future leases, subleases, subtenancies, licenses, occupancy agreements and concessions (“leases”) relating to the use and enjoyment of all or any part of the Premises and Improvements, and any and all guaranties and other agreements relating to or made in connection with any of such leases; together with

1.1.5       All real property and improvements thereon, and all appurtenances and other property and interests of any kind or character, whether described in Exhibit A or not, which may be reasonably necessary or desirable to promote the present and any reasonable future beneficial use and enjoyment of the Premises and Improvements; together with

1.1.6       All goods, materials, supplies, chattels, furniture, fixtures, equipment and machinery now or later to be attached to, placed in or on, or used in connection with the use, enjoyment, occupancy or operation of all or any part of the Premises and Improvements, whether stored on the Premises or elsewhere, including all pumping plants, engines, pipes, ditches and flumes, and also all gas, electric, cooking, heating, cooling, air conditioning, lighting, refrigeration and plumbing fixtures and equipment, all of which shall be considered to the fullest extent of the law to be real property for purposes of this Mortgage and any manufacturer’s warranties with respect thereto; together with

1.1.7       All building materials, equipment, work in process or other personal property of any kind, whether stored on the Premises or elsewhere, which have been or later will be acquired for the purpose of being delivered to, incorporated into or installed in or about the Premises or Improvements; together with

1.1.8       All of Mortgagor’s interest in and to all operating accounts, the Loan funds, whether disbursed or not, all reserves set forth in the Budget relating to the Property, [REFERENCE ANY OTHER ACCOUNTS SPECIFIC TO TRANSACTION, E.G. TENANT SECURITY DEPOSIT ACCOUNTS, CAPITAL IMPROVEMENT RESERVES AND IMPOUNDS] and any other bank accounts of Mortgagor; together with

1.1.9       All rights to the payment of money, accounts, accounts receivable, reserves, deferred payments, refunds, cost savings, payments and deposits, whether now or later to be received from third parties (including all earnest money sales deposits) or deposited by Mortgagor with third parties (including all utility deposits), contract rights, development and use rights, governmental permits and licenses, applications, architectural and engineering plans, specifications and drawings, as-built drawings, chattel paper, instruments, documents, notes, drafts and letters of credit (other than letters of credit in favor of Mortgagee), which arise from or relate to construction on the Premises or to any business now or later to be conducted on it, or to the Premises and Improvements generally and any builder’s or manufacturer’s warranties with respect thereto; together with

1.1.10     All insurance policies pertaining to the Premises and all proceeds, including all claims to and demands for them, of the voluntary or involuntary conversion of any of the Premises, Improvements or the other property described above into cash or liquidated claims, including proceeds of all present and future fire, hazard or casualty insurance policies and all condemnation awards or payments now or later to be made by any public body or decree by any court of competent jurisdiction for any taking or in connection with any condemnation or eminent domain proceeding, and all causes of action and their proceeds for any damage or injury to the Premises, Improvements or the other property described above or any part of them, or breach of warranty in connection with the construction of the Improvements, including causes of action arising in tort, contract, fraud or concealment of a material fact; together with

1.1.11     All books and records pertaining to any and all of the property described above, including computer-readable memory and any computer hardware or software necessary to access and process such memory, but not including, to the extent required by applicable laws and rules concerning resident privacy, resident files (“Books and Records”); together with

1.1.12     All proceeds of, additions and accretions to, substitutions and replacements for, and changes in any of the property described above.

Capitalized terms used above and elsewhere in this Mortgage without definition have the meanings given them in the above defined Credit Agreement.

1.2                       Secured Obligations.

1.2.1       Mortgagor makes the grant, conveyance, and mortgage set forth in Section 1.1 above, and grants the security interest set forth in Section 3 below for the purpose of securing the following obligations (the “Secured Obligations”) in any order of priority that Mortgagee may choose:

(b) Payment of all obligations at any time owing under (1) the  various promissory notes (the “Note”) dated as of November 18, 2010, payable by Borrower, as maker in the aggregate principal amount of Twenty-Five Million and No/100 Dollars ($25,000,000.00) to the order of Lenders, (2) that certain Intercompany Note of the Mortgagor dated as of the date hereof payable to Borrower and assigned to Agent, (3) those certain Intercompany Notes of the other Subsidiary Guarantors from time to time, as maker(s), payable to Borrower and assigned to Agent (together with the Note, the “Notes”), and (4) the Subsidiary Guaranty;

(c) Payment and performance of all Guaranteed Obligations (as defined in the Subsidiary Guaranty);

(d) Payment and performance of all obligations of Mortgagor under this Mortgage;

(e) Payment and performance of all obligations of Borrower under the Credit Agreement and the other Loan Documents;

(f) Payment and performance of any obligations of Mortgagor and the other Loan Parties (including each other Subsidiary Guarantor) under the other Loan Documents;

(g) Payment and performance of all future advances and other obligations that Mortgagor or any successor in ownership of all or part of the Property may agree to pay and/or perform (whether as principal, surety or guarantor) for the benefit of Mortgagee, when a writing evidences the parties’ agreement that the advance or obligation be secured by this Mortgage; and

(h) Payment and performance of all modifications, amendments, extensions, and renewals, however evidenced, of any of the Secured Obligations.

1.2.2       All persons who may have or acquire an interest in all or any part of the Property will be considered to have notice of, and will be bound by, the terms of the Secured Obligations and each other agreement or instrument made or entered into in connection with each of the Secured Obligations.  Such terms include any provisions in the Notes or the Credit Agreement which permit borrowing, repayment and reborrowing, or which provide that the interest rate on one or more of the Secured Obligations may vary from time to time.

SECTION 2      Assignment of Rents.

2.1                       Assignment.  Mortgagor hereby irrevocably, absolutely, presently and unconditionally assigns to Mortgagee all rents, royalties, issues, profits, revenue, income, accounts, proceeds and other benefits of the Property, whether now due, past due or to become due, including all prepaid rents and security deposits (some or all collectively, as the context may require, “Rents”).  This is an absolute assignment, not an assignment for security only.

2.2                        Grant of License.  Mortgagee hereby confers upon Mortgagor a license (“License”) to collect and retain the Rents as they become due and payable, so long as no Event of Default, as defined in Section 6.2 below, shall exist and be continuing.  If an Event of Default has occurred and is continuing, Mortgagee shall have the right, which it may choose to exercise in its sole discretion, to terminate this License without notice to or demand upon Mortgagor, and without regard to the adequacy of Mortgagee’s security under this Mortgage.

2.3                       Collection and Application of Rents.  Subject to the License granted to Mortgagor under Section 2.2 above, Mortgagee has the right, power and authority to collect any and all Rents.  Mortgagor hereby appoints Mortgagee its attorney-in-fact to perform any and all of the following acts (if an Event of Default has occurred and is continuing) if and at the times when Mortgagee in its sole discretion may so choose:

2.3.1       Demand, receive and enforce payment of any and all Rents; or

2.3.2       Give receipts, releases and satisfactions for any and all Rents; or

2.3.3       Sue either in the name of Mortgagor or in the name of Mortgagee for any and all Rents.

Mortgagee and Mortgagor agree that the mere recordation of the assignment granted herein entitles Mortgagee immediately to collect and receive rents upon the occurrence (and during the continuance) of an Event of Default without first taking any acts of enforcement under applicable law, such as, but not limited to, providing notice to Mortgagor, filing foreclosure proceedings, or seeking and/or obtaining the appointment of a receiver.  Further, Mortgagee’s right to the Rents does not depend on whether or not Mortgagee takes possession of the Property as permitted under Subsection 6.3(c).  In Mortgagee’s sole discretion, Mortgagee may choose to collect Rents either with or without taking possession of the Property.  Mortgagee shall apply all Rents collected by it in the manner provided under Section 6.6.  If an Event of Default occurs while Mortgagee is in possession of all or part of the Property and is collecting and applying Rents as permitted under this Mortgage, Mortgagee and any receiver shall nevertheless be entitled to exercise and invoke every right and remedy afforded any of them under this Mortgage and at law or in equity.

2.4                      Mortgagee Not Responsible.  Under no circumstances shall Mortgagee have any duty to produce Rents from the Property.  Regardless of whether or not Mortgagee, in person or by agent, takes actual possession of the Premises and Improvements, unless Mortgagee agrees in writing to the contrary, Mortgagee is not and shall not be deemed to be:

2.4.1       A “mortgagee in possession” for any purpose; or

2.4.2       Responsible for performing any of the obligations of the lessor under any lease; or

2.4.3       Responsible for any waste committed by lessees or any other parties, any dangerous or defective condition of the Property, or any negligence in the management, upkeep, repair or control of the Property; or

2.4.4       Liable in any manner for the Property or the use, occupancy, enjoyment or operation of all or any part of it.

2.5                      Leasing.  Mortgagor shall not accept any deposit or prepayment of rents under the leases for any rental period exceeding one (1) month without Mortgagee’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned. Mortgagor shall not lease the Property or any part of it except strictly in accordance with the Credit Agreement.

SECTION 3      Grant of Security Interest.

3.1                       Security Agreement.  The parties intend for this Mortgage to create a lien on the Property, and an absolute assignment of the Rents, all in favor of Mortgagee.  The parties acknowledge that some of the Property and some or all of the Rents may be determined under applicable law to be personal property or fixtures.  To the extent that any Property or Rents may be or be determined to be personal property, Mortgagor as debtor hereby grants Mortgagee as secured party a security interest in all such Property and Rents, to secure payment and performance of the Secured Obligations.  This Mortgage constitutes a security agreement under the Uniform Commercial Code of the State in which the Property is located, covering all such Property and Rents.

3.2                       Financing Statements.  Mortgagor hereby authorizes Mortgagee to file one or more financing statements.  In addition, Mortgagor shall execute such other documents as Mortgagee may from time to time reasonably require to perfect or continue the perfection of Mortgagee’s security interest in any Property or Rents.  As provided in Section 5.9 below, Mortgagor shall pay all fees and costs that Mortgagee may incur in filing such documents in public offices and in obtaining such record searches as Mortgagee may reasonably require.  In case Mortgagor fails to execute any financing statements or other documents for the perfection or continuation of any security interest, Mortgagor hereby appoints Mortgagee as its true and lawful attorney-in-fact to execute any such documents on its behalf.  If any financing statement or other document is filed in the records normally pertaining to personal property, that filing shall never be construed as in any way derogating from or impairing this Mortgage or the rights or obligations of the parties hereunder.

SECTION 4       Fixture Filing.

This Mortgage constitutes a financing statement filed as a fixture filing under Article 9 of the Uniform Commercial Code in the State in which the Property is located, as amended or recodified from time to time, covering any Property which now is or later may become fixtures attached to the Premises or Improvements.  For this purpose, the respective addresses of Mortgagor, as debtor, and Mortgagee, as secured party, are as set forth in the preamble of this Mortgage

SECTION 5       Rights and Duties of the Parties.

5.1                       Representations and Warranties.  Mortgagor represents and warrants that:

5.1.1       Mortgagor lawfully possesses and holds [fee simple] [leasehold] title to all of the Premises and Improvements;

5.1.2       Mortgagor has or will have good title to all Property other than any portion thereof that is personal property owned by any tenant;

5.1.3       Mortgagor has the full and unlimited power, right and authority to encumber the Property and assign the Rents;

5.1.4       This Mortgage creates a first and prior lien on the Property subject only to Permitted Liens;

5.1.5       The Property includes all property and rights which may be reasonably necessary or desirable to promote the  present and any reasonable future beneficial use and enjoyment of the Premises and Improvements;

5.1.6       Except for any portion thereof that is personal property owned by any tenant, Mortgagor owns any Property which is personal property free and clear of any security agreements, reservations of title or conditional sales contracts, and there is no financing statement affecting such personal property on file in any public office;

5.1.7       Mortgagor expects to derive a direct benefit (and its board of directors or other governing body had determined that it may reasonably be expected to derive such benefit) from:  (1) the Revolving Credit Loans and the Intercompany Loans to finance its business; (2) the successful operations of Borrower and each other Subsidiary Guarantor individually and as a group; (3) its rights of contribution and subrogation against the Borrower and each other Subsidiary Guarantor as provided in the Subsidiary Guaranty or under applicable law; and (4) the Credit Agreement and the other Loan Documents;  and

5.1.8       Mortgagor’s place of business, or its chief executive office if it has more than one place of business, is located at the address specified below.

5.2                       Taxes, and Assessments.  Mortgagor shall pay prior to delinquency all taxes, levies, charges and assessments, in accordance with Section 6.6 of the Credit Agreement.

5.3                       Performance of Secured Obligations.  Mortgagor shall promptly pay and perform each Secured Obligation to be performed by it under the Loan Documents in accordance with its terms.

5.4                       Liens, Charges and Encumbrances.  Mortgagor shall immediately discharge any lien on the Property that is not a Permitted Lien and which Mortgagee has not otherwise consented to in writing in accordance with the terms of Section 7.2 of the Credit Agreement.

5.5                      Damages and Insurance and Condemnation Proceeds.  In the event of any casualty or condemnation of the Property, the provisions of Section 6.17 of the Credit Agreement shall govern.

5.6                      Maintenance and Preservation of Property.

5.6.1       Mortgagor shall insure the Property as required by the Credit Agreement and keep the Property in good condition and repair.

5.6.2       Once construction of the Premises has been completed, Mortgagor shall not remove or demolish the Property or any part of it, or materially alter, restore or add to the Property, or initiate or allow any change or variance in any zoning or other Premises use classification which materially and adversely affects the Property or any part of it, except as permitted or required by the Credit Agreement or with Mortgagee’s express prior written consent in each instance, which consent shall not be unreasonably withheld, delayed or conditioned.

5.6.3       Once construction of the Premises has been completed, if all or part of the Property becomes damaged or destroyed, Mortgagor shall promptly and completely repair and/or restore the Property in a good and workmanlike manner in accordance with (and as required by) the Credit Agreement.

5.6.4       Mortgagor shall not commit or allow any act upon or use of the Property which would violate (i) any applicable Laws or order of any Governmental Authority, whether now existing or later to be enacted and whether foreseen or unforeseen, in any material adverse manner; or (ii) any public or private covenant, condition, restriction or equitable servitude affecting the Property.  Mortgagor shall not bring or keep any article on the Property or cause or allow any condition to exist on it, if that could invalidate or would be prohibited by any insurance coverage required to be maintained by Mortgagor on the Property or any part of it under the Credit Agreement.

5.6.5       Mortgagor shall not commit or allow waste of the Property, including those acts or omissions characterized under the Credit Agreement as waste which arises out of Hazardous Material.

5.6.6       Mortgagor shall perform (or cause to be performed) all other acts which from the character or use of the Property may be reasonably necessary to maintain and preserve its value.

5.7                      Releases, Extensions, Modifications and Additional Security.  From time to time, Mortgagee may perform any of the following acts without incurring any liability or giving notice to any person:

5.7.1       Release any person liable for payment of the Secured Obligations;

5.7.2       Extend the time for payment, or otherwise alter the terms of payment, of the Secured Obligations;

5.7.3       Accept additional real or personal property of any kind as security for the Secured Obligations, whether evidenced by deeds of trust, mortgages, security agreements or any other instruments of security;

5.7.4       Alter, substitute or release any property securing the Secured Obligations;

5.7.5       Consent to the making of any plat or map of the Property or any part of it;

5.7.6       Join in granting any easement or creating any restriction affecting the Property; or

5.7.7       Join in any subordination or other agreement affecting this Mortgage or the lien of it; or

5.7.8       Release the Property or any part of it.

5.8                      Release.  When the Secured Obligations have been paid in full and all fees and other sums owed by Mortgagor under Section 5.9 of this Mortgage by Mortgagor and the other Borrowers under the other Loan Documents have been received (and subject to the terms and conditions of Section 7.7 of the Credit Agreement), Mortgagee shall release this Mortgage, the lien created thereby, and all notes and instruments evidencing the Secured Obligations.  In such event, Mortgagee shall, at the request of Mortgagor, deliver to Mortgagor, in recordable form, all such documents as shall be reasonably necessary to release this Mortgage and all liens, security interests, conveyances and assignments created hereunder.  Mortgagor shall pay any costs of preparation and recordation of such release.

5.9                      Compensation, Exculpation, Indemnification.

5.9.1       Mortgagor agrees to pay a reasonable fee for any services that Mortgagee may render in connection with this Mortgage, including Mortgagee’s providing a statement of the Secured Obligations (but specifically excluding a fee, but not reimbursement for costs or expenses, for providing the release pursuant to Section 5.8 above).  Mortgagor shall also pay or reimburse all of Mortgagee’s reasonable out-of-pocket costs and expenses which may be incurred in rendering any such services.  Mortgagor further agrees to pay or reimburse Mortgagee for all actual, reasonable, out-of-pocket costs, expenses and other advances which may be incurred or made by Mortgagee in any efforts to enforce any terms of this Mortgage, including any rights or remedies afforded to Mortgagee under Section 6.3, whether any lawsuit is filed or not, or in defending any action or proceeding arising under or relating to this Mortgage, including attorneys’ fees and other legal costs, costs of any Foreclosure Sale (as defined in Subsection 6.3(i) below) and any cost of evidence of title.  If Mortgagee chooses to dispose of Property through more than one Foreclosure Sale, Mortgagor shall pay all costs, expenses or other advances that may be incurred or made by Mortgagee in each of such Foreclosure Sales.  In any suit to foreclose the lien hereof or enforce any other remedy of Mortgagee under this Mortgage or the Note, there shall be allowed and included as additional indebtedness in the decree for sale or other judgment or decree all expenditures and expenses which may be paid or incurred by or on behalf of Mortgagee for reasonable attorneys’ costs and fees (including the costs and fees of paralegals), survey charges, appraiser’s fees, inspecting engineer’s and/or architect’s fees, fees for environmental studies and assessments and all additional expenses incurred by Mortgagee with respect to environmental matters, outlays for documentary and expert evidence, stenographers’ charges, publication costs, and costs (which may be estimated as to items to be expended after entry of the decree) of procuring all such abstracts of title, title searches and examinations, title insurance policies and similar data and assurances with respect to title as Mortgagee may deem reasonably necessary either to prosecute such suit or to evidence to bidders at any sale which may be had pursuant to such decree the true condition  of the title to, the value of or the environmental condition of the Property.  All expenditures and expenses of the nature in this Subsection mentioned, and such expenses and fees as may be incurred in the protection of the Property and maintenance of the lien of this Mortgage, including the fees of any attorney (including the costs and fees of paralegals) employed by Mortgagee in any litigation or proceeding affecting this Mortgage, the Notes or the Property, including probate and bankruptcy proceedings, or in preparation for the commencement or defense of any proceeding or threatened suit or proceeding, shall be immediately due and payable by Mortgagor, with interest thereon at the Default Rate and shall be secured by this Mortgage.

5.9.2       Mortgagee shall not be directly or indirectly liable to Mortgagor or any other person as a consequence of any of the following:

(b) Mortgagee’s exercise of or failure to exercise any rights, remedies or powers granted to Mortgagee in this Mortgage;

(c) Mortgagee’s failure or refusal to perform or discharge any obligation or liability of Mortgagor under any agreement related to the Property or under this Mortgage; or

(d) Any loss sustained by Mortgagor or any third party resulting from Mortgagee’s failure to lease the Property, or from any other act or omission of Mortgagee in managing the Property, during the continuance of an Event of Default, unless the loss is caused by the gross negligence, willful misconduct or bad faith of Mortgagee.

Mortgagor hereby expressly waives and releases all liability of the types described above, and agrees that no such liability shall be asserted against or imposed upon Mortgagee.

5.9.3       Mortgagor agrees to indemnify Mortgagee against and hold it harmless from all losses, damages, liabilities, claims, causes of action, judgments, court costs, attorneys’ fees and other legal expenses, cost of evidence of title, cost of evidence of value, and other costs and expenses which it may suffer or incur:

(b) In performing any act required or permitted by this Mortgage or any of the other Loan Documents or by law;

(c) Because of any failure of Mortgagor to perform any of its obligations under this Mortgage or the other Loan Documents; or

(d) Because of any alleged obligation of or undertaking by Mortgagee to perform or discharge any of the representations, warranties, conditions, covenants or other obligations in any document relating to the Property other than the Loan Documents, unless this loss is caused by the gross negligence, willful misconduct or bad faith of Mortgagee.

This agreement by Mortgagor to indemnify Mortgagee shall survive the release and cancellation of any or all of the Secured Obligations and the full or partial release of this Mortgage.

5.9.4       Mortgagor shall pay all obligations to pay money arising under this Section 5.9 promptly upon demand by Mortgagee.  Each such obligation shall be added to, and considered to be part of, the principal of the Note, and shall bear interest from the date the obligation arises at the Default Rate.

5.10        Defense and Notice of Claims and Actions.  At Mortgagor’s sole expense, Mortgagor shall protect, preserve and defend the Property and title to and right of possession of the Property, and the security of this Mortgage and the rights and powers of Mortgagee created under it, against all adverse claims.  Mortgagor shall give Mortgagee prompt notice in writing if any claim is asserted which does or could materially affect any such matters, or if any action or proceeding is commenced which alleges or relates to any such claim.

5.11        Subrogation.  Mortgagee shall be subrogated to the liens of all encumbrances, whether released of record or not, which are discharged in whole or in part by Mortgagee in accordance with this Mortgage or with the proceeds of any loan secured by this Mortgage.

5.12        Site Visits, Observation and Testing.  Mortgagee and its agents and representatives shall have the right at any reasonable time to enter and visit the Property for the purpose of performing appraisals, observing the Property, taking and removing soil or groundwater samples, and conducting tests on any part of the Property.  Mortgagee has no duty, however, to visit or observe the Property or to conduct tests, and no site visit, observation or testing by Mortgagee, its agents or representatives shall impose any liability on any of Mortgagee, its agents or representatives.  In no event shall any site visit, observation or testing by Mortgagee, its agents or representatives be a representation that Hazardous Material are or are not present in, on or under the Property, or that there has been or shall be compliance with any law, regulation or ordinance pertaining to Hazardous Material or any other applicable governmental law.  Neither Mortgagor nor any other party is entitled to rely on any site visit, observation or testing by any of Mortgagee, its agents or representatives.  Neither Mortgagee, its agents or representatives owe any duty of care to protect Mortgagor or any other party against, or to inform Mortgagor or any other party of, any Hazardous Material or any other adverse condition affecting the Property.  Mortgagee shall give Mortgagor reasonable advance notice before entering the Property.  Mortgagee shall make reasonable efforts to avoid interfering with Mortgagor’s use of the Property in exercising any rights provided in this Section 5.12.

5.13        Notice of Change. Mortgagor shall give Mortgagee prior written notice of any change in (a) the location of its place of business or its chief executive office if it has more than one place of business; (b) the location of any of the Property, including the Books and Records; and (c) Mortgagor’s name, business structure or jurisdiction of organization. Unless otherwise approved by Mortgagee in writing, all Property that consists of personal property (other than the Books and Records) will be located on the Premises and all Books and Records will be located at Mortgagor’s place of business or chief executive office if Mortgagor has more than one place of business.

SECTION 6     Accelerating Transfers, Default and Remedies.

6.1                      Accelerating Transfers.

6.1.1       “Accelerating Transfer” means any transfer not expressly permitted under Sections 7.7 or 10.12 of the Credit Agreement.

6.1.2       Mortgagor acknowledges that Lenders are making one or more advances under the Credit Agreement in reliance on the expertise, skill and experience of Mortgagor.  In consideration of Mortgagee’s reliance, Mortgagor agrees that Mortgagor shall not make any Accelerating Transfer, unless the transfer is preceded by Mortgagee’s express written consent to the particular transaction and transferee.  Mortgagee may withhold such consent in its sole discretion.  If any Accelerating Transfer occurs, Mortgagee in its sole discretion may declare all of the Secured Obligations to be immediately due and payable, and Mortgagee may invoke any rights and remedies provided by Section 6.3 of this Mortgage.

6.2                      Events of Default.  Mortgagor will be in default under this Mortgage upon the occurrence of any “Event of Default” under the Credit Agreement or any other Loan Document.

6.3                      Remedies.1  At any time after an Event of Default, Mortgagee shall be entitled to invoke any and all of the rights and remedies described below, in addition to all other rights and remedies available to Mortgagee at law or in equity.  All of such rights and remedies shall be cumulative, and the exercise of any one or more of them shall not constitute an election of remedies.

6.3.1       Acceleration.  Mortgagee may declare any or all of the Secured Obligations to be due and payable immediately.

1 Remedies to be conformed for specific State laws.

6.3.2       Receiver.  Mortgagee shall, as a matter of right, without notice and without giving bond to Mortgagor or anyone claiming by, under or through Mortgagor, and without regard for the solvency or insolvency of Mortgagor or the then value of the Property, to the extent permitted by applicable law, be entitled to have a receiver appointed for all or any part of the Property and the Rents, and the proceeds, issues and profits thereof, with the rights and powers referenced below and such other rights and powers as the court making such appointment shall confer, and Mortgagor hereby consents to the appointment of such receiver and shall not oppose any such appointment.  Such receiver shall have all powers and duties prescribed by applicable law, all other powers which are necessary or usual in such cases for the protection, possession, control, management and operation of the Property, and such rights and powers as Mortgagee would have, upon entering and taking possession of the Property under subsection (c) below.

6.3.3       Entry.  Mortgagee, in person, by agent or by court-appointed receiver, may enter, take possession of, manage and operate all or any part of the Property, and may also do any and all other things in connection with those actions that Mortgagee may in its sole discretion consider necessary and appropriate to protect the security of  this Mortgage.  Such other things may include:  taking and possessing all of Mortgagor’s or the then owner’s Books and Records; entering into, enforcing, modifying or canceling leases on such terms and conditions as Mortgagee may consider proper; obtaining and evicting tenants; fixing or modifying Rents; collecting and receiving any payment of money owing to Mortgagee; completing any unfinished construction; and/or contracting for and making repairs and alterations.  If Mortgagee so requests, Mortgagor shall assemble all of the Property that has been removed from the Premises and make all of it available to Mortgagee at the site of the Premises.  Mortgagor hereby irrevocably constitutes and appoints Mortgagee as Mortgagor’s attorney-in-fact to perform such acts and execute such documents as Mortgagee in its sole discretion may consider to be appropriate in connection with taking these measures, including endorsement of Mortgagor’s name on any instruments.

6.3.4       Cure; Protection of Security.   Mortgagee may cure any breach or default of Mortgagor, and if it chooses to do so in connection with any such cure, Mortgagee may also enter the Property and/or do any and all other things which it may in its sole discretion consider necessary and appropriate to protect the security of this Mortgage, including, without limitation, completing construction of the improvements at the Property contemplated by the Credit Agreement.  Such other things may include: appearing in and/or defending any action or proceeding which purports to affect the security of, or the rights or powers of Mortgagee under, this Mortgage; paying, purchasing, contesting or compromising any encumbrance, charge, lien or claim of lien which in Mortgagee’s sole judgment is or may be senior in priority to this Mortgage, such judgment of Mortgagee or to be conclusive as among the parties to this Mortgage; obtaining insurance and/or paying any premiums or charges for insurance required to be carried under the Credit Agreement; otherwise caring for and protecting any and all of the Property; and/or employing counsel, accountants, contractors and other appropriate persons to assist Mortgagee.  Mortgagee may take any of the actions permitted under this Subsection 6.3(d) either with or without giving notice to any person.  Any amounts expended by Mortgagee under this Subsection 6.3(d) shall be secured by this Mortgage.

6.3.5       Uniform Commercial Code Remedies.  Mortgagee may exercise any or all of the remedies granted to a secured party under the Uniform Commercial Code in the State in which the Property is located.

6.3.6       Foreclosure; Lawsuits.  Mortgagee shall have the right, in one or several concurrent or consecutive proceedings, to foreclose the lien hereof upon the Property or any part thereof, for the Secured Obligations, or any part thereof, by any proceedings appropriate under applicable law.  Mortgagee or its nominee may bid and become the purchaser of all or any part of the Property at any foreclosure or other sale hereunder, and the amount of Mortgagee’s successful bid shall be credited on the Secured Obligations.  Without limiting the foregoing, Mortgagee may proceed by a suit or suits in law or equity, whether for specific performance of any covenant or agreement herein contained or in aid of the execution of any power herein granted, or for any foreclosure under the judgment or decree of any court of competent jurisdiction.  In addition to the right provided in Subsection 6.3(a), upon, or at any time after the filing of a complaint to foreclose this Mortgage, Mortgagee shall be entitled to the appointment of a receiver of the property by the court in which such complaint is filed, and Mortgagor hereby consents to such appointment.

6.3.7       Other Remedies.  Mortgagee may exercise all rights and remedies contained in any other instrument, document, agreement or other writing heretofore, concurrently or in the future executed by Mortgagor or any other person or entity in favor of Mortgagee in connection with the Secured Obligations or any part thereof, without prejudice to the right of Mortgagee thereafter to enforce any appropriate remedy against Mortgagor.  Mortgagee shall have the right to pursue all remedies afforded to a mortgagee under applicable law, and shall have the benefit of all of the provisions of such applicable law, including all amendments thereto which may become effective from time to time after the date hereof.

6.3.8       Sale of Personal Property.  Mortgagee shall have the discretionary right to cause some or all of the Property, which constitutes personal property (but excluding the personal property of any of the patients or residents of the Property), to be sold or otherwise disposed of in any combination and in any manner permitted by applicable law.

(b) For purposes of this power of sale, Mortgagee may elect to treat as personal property any Property which is intangible or which can be severed from the Premises or Improvements without causing structural damage.  If it chooses to do so, Mortgagee may dispose of any personal property, in any manner permitted by Article 9 of the Uniform Commercial Code of the State in which the Property is located, including any public or private sale, or in any manner permitted by any other applicable law.

(c) In connection with any sale or other disposition of such Property, Mortgagor agrees that the following procedures constitute a commercially reasonable sale:  Mortgagee shall mail written notice of the sale to Mortgagor not later than thirty (30) days prior to such sale.  Mortgagee will publish notice of the sale in a local daily newspaper of general circulation.  Upon receipt of any written request, Mortgagee will make the Property available to any bona fide prospective purchaser for inspection during reasonable business hours.  Notwithstanding the foregoing, Mortgagee shall be under no obligation to consummate a sale if, in its judgment, none of the offers received by it equals the fair value of the Property offered for sale.  The foregoing procedures do not constitute the only procedures that may be commercially reasonable.

6.3.9       Single or Multiple Foreclosure Sales.  If the Property consists of more than one lot, parcel or item of property,  Mortgagee may:

(b) Designate the order in which the lots, parcels and/or items shall be sold or disposed of or offered for sale or disposition; and

(c) Elect to dispose of the lots, parcels and/or items through a single consolidated sale or disposition to be held or made under or in connection with judicial proceedings, or by virtue of a judgment and decree of foreclosure and sale; or through two or more such sales or dispositions; or in any other manner Mortgagee may deem to be in its best interests (any such sale or disposition, a “Foreclosure Sale;” and any two or more, “Foreclosure Sales”).

If Mortgagee chooses to have more than one Foreclosure Sale, Mortgagee at its option may cause the Foreclosure Sales to be held simultaneously or successively, on the same day, or on such different days and at such different times and in such order as Mortgagee may deem to be in its best interests.  No Foreclosure Sale shall terminate or affect the liens of this Mortgage on any part of the Property which has not been sold, until all of the Secured Obligations have been paid in full.

6.4                      Credit Bids.  At any Foreclosure Sale, any person, including Mortgagor or Mortgagee, may bid for and acquire the Property or any part of it to the extent permitted by then applicable law.  Instead of paying cash for such property, Mortgagee may settle for the purchase price by crediting the sales price of the property against the following obligations:

6.4.1       First, the portion of the Secured Obligations attributable to the expenses of sale, costs of any action and any other sums for which Mortgagor is obligated to pay or reimburse Mortgagee under Section 5.9 above; and

6.4.2       Second, all other Secured Obligations in any order and proportions as Mortgagee in its sole discretion may choose.

6.5                      Application of Foreclosure Sale Proceeds. Mortgagee shall apply the proceeds of any Foreclosure Sale in the following manner:

6.5.1       First, to pay the portion of the Secured Obligations attributable to the expenses of sale, costs of any action and any other sums for which Mortgagor is obligated to reimburse Mortgagee under Section 5.9 of this Mortgage;

6.5.2       Second, to pay the portion of the Secured Obligations attributable to any sums expended or advanced by Mortgagee under the terms of this Mortgage which then remain unpaid;

6.5.3       Third, to pay all other Secured Obligations in any order and proportions as Mortgagee in its sole discretion may choose; and

6.5.4       Fourth, to remit the remainder, if any, to the Mortgagor (or as a court of competent jurisdiction may otherwise order).

6.6                      Application of Rents and Other Sums.  Mortgagee shall apply any and all Rents collected by it, and any and all sums other than proceeds of a Foreclosure Sale which Mortgagee may receive or collect under Section 6.3 above, in the following manner:

6.6.1       First, to pay the portion of the Secured Obligations attributable to the costs and expenses of operation and collection that may be incurred by Mortgagee or any receiver;

6.6.2       Second, to pay all other Secured Obligations in any order and proportions as Mortgagee in its sole discretion may choose; and

6.6.3       Third, to remit the remainder, if any, to the Mortgagor (or as a court of competent jurisdiction may otherwise order).

Mortgagee shall have no liability for any funds which it does not actually receive.

SECTION 7     Miscellaneous Provisions.

7.1                      Additional Provisions.  The Loan Documents fully state all of the terms and conditions of the parties’ agreement regarding the matters mentioned in or incidental to this Mortgage.  The Loan Documents also grant further rights to Mortgagee and contain further agreements and affirmative and negative covenants by Mortgagor which apply to this Mortgage and to the Property.

7.2                      No Waiver or Cure.

7.2.1       Each waiver by Mortgagee must be in writing, and no waiver shall be construed as a continuing waiver.  No waiver shall be implied from any delay or failure by Mortgagee to take action on account of any default of Mortgagor.  Consent by Mortgagee to any act or omission by Mortgagor shall not be construed as a consent to any other or subsequent act or omission or to waive the requirement for Mortgagee’s consent to be obtained in  any future or other instance.

7.2.2       If any of the events described below occurs, that event alone shall not:  cure or waive any breach, Event of Default or notice of default under this Mortgage or invalidate any act performed pursuant to any such default or notice; or nullify the effect of any notice of default or sale (unless all Secured Obligations then due have been paid and performed and all other defaults under the Loan Documents have been cured); or impair the security of this Mortgage; or prejudice Mortgagee or any receiver in the exercise of any right or remedy afforded any of them under this Mortgage; or be construed as an affirmation by Mortgagee of any tenancy, lease or option, or a subordination of the lien of this Mortgage.

(b) Mortgagee, its agent or a receiver takes possession of all or any part of the Property in the manner provided in Subsection 6.3(c).

(c) Mortgagee collects and applies Rents as permitted under Sections 2.3 and 6.6 above, either with or without taking possession of all or any part of the Property.

(d) Mortgagee receives and applies to any Secured Obligation any proceeds of any Property, including any proceeds of insurance policies, condemnation awards, or other claims, property or rights assigned to Mortgagee under Section 5.5 above.

(e) Mortgagee makes a site visit, observes the Property and/or conducts tests as permitted under Section 5.12 above.

(f) Mortgagee receives any sums under this Mortgage or any proceeds of any collateral held for any of the Secured Obligations, and applies them to one or more Secured Obligations.

(g) Mortgagee or any receiver invokes any right or remedy provided under this Mortgage.

7.3                      Powers of Mortgagee.

7.3.1       If Mortgagee performs any act which it is empowered or authorized to perform under this Mortgage, including any act permitted by Section 5.7 or Subsection 6.3(d) of this Mortgage, that act alone shall not release or change the personal liability of any person for the payment and performance of the Secured Obligations then outstanding, or the lien of this Mortgage on all or the remainder of the Property for full payment and performance of all outstanding Secured Obligations.  The liability of the original Mortgagor shall not be released or changed if Mortgagee grants any successor in interest to Mortgagor any extension of time for payment, or modification of the terms of payment, of the Secured Obligations.  Mortgagee shall not be required to comply with any demand by the original Mortgagor that Mortgagee refuse to grant such an extension or modification to, or commence proceedings against, any such successor in interest.

7.3.2       Mortgagee may take any of the actions permitted under Subsections 6.3(b) and/or 6.3(c) regardless of the adequacy of the security for the Secured Obligations, or whether any or all of the Secured Obligations have been declared to be immediately due and payable, or whether notice of default and election to sell has been given under this Mortgage.

7.3.3       From time to time, Mortgagee may apply to any court of competent jurisdiction for aid and direction in executing and enforcing the rights and remedies created under this Mortgage.  Mortgagee may from time to time obtain orders or decrees directing, confirming or approving acts in executing and enforcing these rights and remedies.

7.4                      Merger.  No merger shall occur as a result of Mortgagee’s acquiring any other estate in or any other lien on the Property unless Mortgagee consents to a merger in writing.

7.5                      [Intentionally Omitted].

7.6                      Applicable Law. The creation, perfection and enforcement of the lien of this Mortgage shall be governed by the law of the State in which the property is located.  Subject to the foregoing, in all other respects, this Mortgage shall be governed by the internal laws of the State of New York applicable to contracts made and to be performed entirely within such State, without regard to conflict of laws principles except Title 14 of Article 5 of the New York General Obligations Law.

7.7                      Successors in Interest.  The terms, covenants and conditions of this Mortgage shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties.  However, this Section 7.7 does not waive the provisions of Section 6.1 above.

7.8                      Interpretation.

7.8.1       Whenever the context requires, all words used in the singular will be construed to have been used in the plural, and vice versa, and each gender will include any other gender.  The captions of the sections of this Mortgage are for convenience only and do not define or limit any terms or provisions.  The word “include(s)” means “include(s), without limitation,” and the word “including” means “including, but not limited to.”

7.8.2       The word “obligations” is used in its broadest and most comprehensive sense, and includes all primary,  secondary, direct, indirect, fixed and contingent obligations.  It further includes all principal, interest, prepayment charges, late charges, loan fees and any other fees and charges accruing or assessed at any time, as well as all obligations to perform acts or satisfy conditions.

7.8.3       No listing of specific instances, items or matters in any way limits the scope or generality of any language of this Mortgage.  The Exhibits to this Mortgage are hereby incorporated in this Mortgage.

7.9                      [Intentionally Omitted].

7.10        Waiver of Statutory Rights.  To the extent permitted by law, Mortgagor hereby agrees that it shall not and will not apply for or avail itself of any appraisement, valuation, stay, extension or exemption laws, or any so-called “Moratorium Laws,” now existing or hereafter enacted, in order to prevent or hinder the enforcement or foreclosure of this Mortgage, but hereby waives the benefit of such laws.  Mortgagor for itself and all who may claim through or under it waives any and all right to have the property and estates comprising the Property marshalled upon any foreclosure of the lien hereof and agrees that any court having jurisdiction to foreclose such lien may order the Property sold as an entirety. Mortgagor hereby waives any and all rights of redemption from sale under any judgment of foreclosure of this Mortgage on behalf of Mortgagor and on behalf of each and every person acquiring any interest in or title to the Property of any nature whatsoever, subsequent to the date of this Mortgage.  The foregoing waiver of right of redemption is made pursuant to the provisions of applicable law.

7.11        Severability.  If any provision of this Mortgage should be held unenforceable or void, that provision shall be deemed severable from the remaining provisions and shall in no way affect the validity of this Mortgage except that if such provision relates to the payment of any monetary sum, then Mortgagee may, at its option, declare all Secured Obligations immediately due and payable.

7.12        Notices. Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing and shall be deemed to have been properly given (a) if hand delivered, when delivered; (b) if mailed by United States Certified Mail (postage prepaid, return receipt requested), three Business Days after mailing (c) if by Federal Express or other reliable overnight courier service, on the next Business Day after delivered to such courier service or (d) if by telecopier on the day of transmission so long as copy is sent on the same day by overnight courier as set forth below:

Mortgagor:	__________________________

__________________________

__________________________

Attention:  _________________

Telephone        (___) ___-_____

Facsimile         (___) ___-_____

With a copy to:	__________________________

__________________________

__________________________

Attention: _________________

Telephone        (___) ___-_____

Facsimile         (___) ___-_____

Mortgagee:	KeyBank National Association

Real Estate Capital - Healthcare

4900 Tiedeman Road

4th Floor

Brooklyn, Ohio  44114

Attention:  Charles W. Cashin, III

Telephone: (216) 813-6934

Facsimile: (216) 813-6943

With a copy to:	Schiff Hardin LLP

233 South Wacker Drive

Suite 6600

Chicago, Illinois  60606

Attention: Sean T. Maloney

Telephone: (312) 258-5505

Facsimile: (312) 258-5700

or at such other address as the party to be served with notice may have furnished in writing to the party seeking or desiring to serve notice as a place for the service of notice.

Any notice or demand delivered to the person or entity named above to accept notices and demands for Mortgagor shall constitute notice or demand duly delivered to Mortgagor, even if delivery is refused.

7.13        Future Advances.2 The total amount of indebtedness secured hereby may increase or decrease from time to time, but the total unpaid principal balance of indebtedness secured hereby (including disbursements that the Lenders may, but shall not be obligated to, make under this Mortgage, the Loan Documents or any other document with respect thereto) at any one time outstanding may be substantially less but shall not exceed Twenty-Five Million and No/100 Dollars ($25,000,000.00), plus interest thereon, and any disbursements made for the enforcement of this Mortgage and the other Loan Documents and any remedies hereunder, payment of taxes, special assessments, utilities or insurance on the Property or any other Project and interest on such disbursements and all disbursements by Mortgagee pursuant to applicable law (all such indebtedness being hereinafter referred to as the maximum amount secured hereby). This Mortgage shall be valid and have priority to the extent of the maximum amount secured hereby over all subsequent liens and encumbrances, including statutory liens, excepting solely taxes and assessments levied on the Property given priority by law.

2 To be conformed to State law requirements.

7.14        Mortgagee’s Lien for Service Charge and Expenses.  At all times, regardless of whether any Loan proceeds have been disbursed, this Mortgage secures (in addition to any Loan proceeds disbursed from time to time) the payment of any and all loan commissions, service charges, liquidated damages, expenses and advances due to or incurred by Mortgagee not to exceed the maximum amount secured hereby.

7.15        WAIVER OF TRIAL BY JURY. MORTGAGOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS MORTGAGE, THE NOTE, OR ANY OF THE OTHER LOAN DOCUMENTS, THE LOAN OR ANY OTHER STATEMENTS OR ACTIONS OF MORTGAGOR OR MORTGAGEE. MORTGAGOR ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS MORTGAGE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS DISCUSSED THIS WAIVER WITH SUCH LEGAL COUNSEL. MORTGAGOR FURTHER ACKNOWLEDGES THAT (i) IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (ii) THIS WAIVER IS A MATERIAL INDUCEMENT FOR MORTGAGEE TO MAKE THE LOAN, ENTER INTO THIS MORTGAGE AND EACH OF THE OTHER LOAN DOCUMENTS, AND (iii) THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF SUCH OTHER LOAN DOCUMENTS AS IF FULLY INCORPORATED THEREIN.

7.16        Inconsistencies. In the event of any inconsistency between this Mortgage and the Credit Agreement, the terms hereof shall be controlling as necessary to create, preserve and/or maintain a valid security interest upon the Property, otherwise the provisions of the Credit Agreement shall be controlling.

7.17        UCC Financing Statements. Mortgagor hereby authorizes Mortgagee to file UCC financing statements to perfect Mortgagee’s security interest in any part of the Property.  In addition, Mortgagor agrees to sign any and all other documents that Mortgagee deems necessary in its sole discretion to perfect, protect, and continue Mortgagee’s lien and security interest on the Property.

7.18        Certain Matters Relating to Property Located in the State of ___________.  With respect to the Property which is located in the State of ________, notwithstanding anything contained herein to the contrary:

[INSERT LOCAL LAW PROVISIONS]

In Witness Whereof, Mortgagor has executed this Mortgage as of the date first above written.

[CONFIRM TO LOCAL SIGNATORY REQUIREMENTS (SEALS, WITNESSES, ATTESTATION, ETC.)]

Mortgagor:

[Mortgagor]

By:

Its

[CONFIRM TO LOCAL NOTARY REQUIREMENTS]

STATE OF _____________ )

)           SS:

COUNTY OF ___________  )

The foregoing instrument was acknowledged before me this ____ day of ____________, ______, by ____________________, the _________________ of _________________, a ___________________, on behalf of said________________.  He/She is personally known to me or has produced a State of ______________ driver’s license as identification.

Sign Name:

Notary Public

Print Name:

Serial No. (if any):

[NOTARIAL SEAL]

My Commission Expires:  ____________________